Exhibit 99.1
EXPLANATORY NOTE

Finance of America Companies Inc. (the "Company") is filing this Exhibit 99.1 to its Current Report on Form 8-K (including this Exhibit 99.1, the "Form 8-K") solely to recast certain financial information and related disclosures included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, originally filed with the United States ("U.S.") Securities and Exchange Commission (the "SEC") on March 16, 2023 (the "2022 Form 10-K").

Discontinued Operations

On February 28, 2023, the Company completed the discontinuation of the operations that comprised its previously reported Mortgage Originations segment, other than its Home Improvement channel. On March 14, 2023, the Company completed the sale of certain operational assets of its previously reported Commercial Originations segment. On June 30, 2023 and July 3, 2023, the Company separately completed the sales of certain operating service subsidiaries and related assets previously reported in its Lender Services operating segment, with the exception of its Incenter Solutions LLC operating service subsidiary. The historical results of our previously reported Mortgage Originations, Commercial Originations, and Lender Services segments, excluding the results of our Home Improvement channel and Incenter Solutions LLC, have been reflected as discontinued operations in our recast consolidated financial statements for all periods presented herein, including, as of December 31, 2022 and 2021, the assets and liabilities associated with the discontinued operations being classified as assets and liabilities of discontinued operations in our consolidated balance sheets. Refer to Note 3 - Discontinued Operations in our consolidated financial statements for additional information.

Segment Realignment

Effective in the first quarter of 2023, to more closely align with the business strategy, the Company restructured the reporting segments into the following: Retirement Solutions, Portfolio Management, and Corporate and Other. The segment disclosures have been restated to reflect the new structure. Refer to Note 30 - Business Segment Reporting for additional information.
This Form 8-K is being filed solely to recast financial information and related disclosures contained in the 2022 Form 10-K to reflect the discontinued operations of our previously reported Mortgage Originations, Commercial Originations, and Lender Services segments, and our segment realignment, as described above.

The following items of the 2022 Form 10-K are being recast as reflected in this Exhibit 99.1:
•Part I, Item 1. Business;
•Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations; and
•Part II, Item 8. Financial Statements and Supplementary Data.

Except as specifically set forth herein to reflect the historical results of our previously reported Mortgage Originations, Commercial Originations, and Lender Services segments as described above as discontinued operations, our segment realignment, and updates to Note 38 - Subsequent Events, no revisions have been made to the 2022 Form 10-K to update for other information, developments or events that have occurred since the 2022 Form 10-K was filed with the SEC. This Exhibit 99.1 should be read in conjunction with the 2022 Form 10-K and subsequent filings with the SEC, including our Forms 10-Q for the quarter ended March 31, 2023 and for the quarter ended June 30, 2023, and our Current Reports on Form 8-K. These subsequent SEC filings contain important information regarding forward-looking statements, events, developments, and updates affecting us and our expectations that have occurred since the filing of the 2022 Form 10-K. The information contained herein is not an amendment to, or a restatement of, the 2022 Form 10-K.

Unless the context otherwise requires, all references in this section to “we,” “us,” “our,” “Finance of America,” "FoA," the “Company” or "Successor" refer to Finance of America Companies Inc. and its consolidated subsidiaries. References to “FoA Equity” are to Finance of America Equity Capital LLC, a Delaware limited liability company, that the Company controls in an “UP-C” structure.

Cautionary Note Regarding Forward-Looking Statements

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements include, but are not limited to, statements related to our expectations regarding the streamlining of our business to focus on reverse mortgage lending and retirement solutions, the performance of our business, our financial results, our liquidity and capital resources and other non-historical statements. In some cases, you can identify these forward-looking statements by the use of words such as "outlook," "believes," "expects," "potential," "continues," "may," "will," "should," "could," "seeks," "projects," "predicts," "intends," "plans," "estimates," "anticipates" or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties that could cause actual outcomes or results to differ materially from those indicated in these statements, including, among others, those described in Management’s Discussion and Analysis of Financial Condition and Results of Operations. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in the 2022 Form 10-K. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. For further information on these and other risk factors affecting us, as such factors may be amended and updated from time to time in the Company’s subsequent periodic filings with the SEC, please visit the SEC’s website at www.sec.gov.

Item 1. Business

Finance of America Companies Inc.

Finance of America Companies Inc. is a financial services holding company which, through its operating subsidiaries, is a modern retirement solutions platform that provides customers with access to an innovative range of retirement offerings centered on the home, including reverse mortgages and home improvement loans as well as home-sharing services. In addition, FoA offers capital markets and portfolio management capabilities to optimize distribution to investors.

Our strategy and long-term growth initiatives are built upon a few key fundamental factors:
•We are in the process of streamlining our focus and growing our core businesses, which benefit from a shared set of demographic and economic tailwinds. We believe we can more effectively dispatch our innovative suite of solutions to help retirees achieve their retirement goals through the use of home equity.
•We seamlessly connect borrowers with investors. Our consumer-facing business leaders interface directly with the investor-facing professionals in our Portfolio Management segment, facilitating the development of attractive lending solutions for our customers with the confidence that the loans we generate can be efficiently and profitably sold to a deep pool of investors. We are in the loan originations business, not the balance sheet accumulation business. While we often retain a future performance-based participation in the underlying cash flows of our loan products, we seek to programmatically and profitably monetize most of our loan products through a variety of investor channels, which minimizes capital at risk.
•We distribute our products through multiple channels, including through new channels upon the asset acquisition from American Advisors Group, now known as Bloom Retirement Holdings Inc. ("AAG/Bloom"), and utilize flexible technology platforms in order to scale our businesses and manage costs efficiently. The AAG/Bloom asset acquisition closed on March 31, 2023. Refer to Note 38 - Subsequent Events for further information.

Today, we are principally focused on offering the following loan products throughout the U.S.: (1) reverse mortgage loans and (2) certain home improvement loan products. We have built a distribution network that allows our customers to interact with us through their preferred method: in person, via a broker, telephonically, or digitally. Our pivot to retirement-focused lending was the result of macroeconomic factors, including high inflation coupled with a prolonged higher interest rate environment. Against this economic backdrop, we believe the U.S. reverse mortgage market opportunity remains strong and is a key component of an existing underserved market of seniors in the United States. Based on quarterly estimates published by the National Reverse Mortgage Lenders Association in conjunction with RiskSpan, Inc. regarding the reverse mortgage market, homeowners 62 and older have approximately $12 trillion in home equity. Based on U.S. census data, nearly 10,000 people in the U.S. have turned 65 every day since 2010 and, over time, seniors are expected to reach 20% of the population in the U.S. Additionally, according to a study by the AARP Public Policy Institute from 2012 and U.S. Census Bureau, most seniors prefer to age in their respective homes and many do not have enough cash flow to fund their lifestyle post-retirement, yet nearly 100 million homeowners aged 55 and up hold over 65% of their wealth in home equity. While a reverse mortgage represents a practical solution for a significant portion of the senior population, only 2% of the population age 62 and older currently utilizes a reverse mortgage according to a report published by Reverse Mortgage Insight from June 2022.

We have launched a very successful non-agency reverse mortgage product targeted for the U.S. senior population and have plans for additional innovative products to satisfy this vast and largely underserved market. We are a leader in this market, and we are focused on developing and offering products for informed and savvy borrowers who use the reverse product as a retirement planning tool. We believe our commitment to customer service coupled with our involvement in the loan process throughout its life cycle gives us the ability to deliver a value proposition unmatched in the industry.

Our Portfolio Management segment provides structuring and product development expertise, allowing innovation and improved visibility of execution for our originations, as well as broker/dealer and institutional asset management capabilities. These capabilities allowed us to complete profitable sales of our loan products via securitizations in 2022, demonstrating the high quality and liquidity of the loan products we originate, the deep relationships we have with our investors, and the resilience of our business model in many economic environments.

Our lending model is supported by a robust funding structure financed by an established and diversified mix of capital partners, which enables us to sell our loan production through various channels, including whole-loan and correspondent loan sales through agency, government sponsored entities ("GSEs"), such as Fannie Mae and Freddie Mac and private channels, as well as through securitizations. We maintain and monitor our liquidity in order to fund our loan origination businesses, manage day-to-day operations and protect against unforeseeable market events. As of December 31, 2022 related to continuing operations, we had $2.5 billion of committed or uncommitted loan funding capacity comprised of 22 facilities with 16 different counterparties. We had approximately $1.3 billion of liquidity sources as of December 31, 2022 related to continuing operations, comprised of (i) $61.1 million of cash and cash equivalents and (ii) $1.2 billion of undrawn warehouse lines of credit.

We believe that our culture, which seeks to promote the highest ethical standards, plays a significant role in producing superior outcomes not only for our customers but also for our business. We place a high value on honesty, transparency, and integrity, which we believe has engendered trust from our customers, clients, lenders, and investors. Our core values center around the mantra “customers first, last, and always.” We aim to do the right thing for both our borrowers and investors every time.

Business Combination

On October 12, 2020, FoA, a Delaware corporation and wholly-owned subsidiary of Replay, Replay Acquisition Corp. (“Replay”), a publicly traded special purpose acquisition company, and FoA Equity agreed to a business combination that would result in FoA becoming a publicly traded company. FoA Equity, Replay, FoA; RPLY Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of FoA (“Replay Merger Sub”); RPLY BLKR Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of FoA (“Blocker Merger Sub”); Blackstone Tactical Opportunities Fund (Urban Feeder) – NQ L.P., a Delaware limited partnership (“Blocker”); Blackstone Tactical Opportunities Associates – NQ L.L.C., a Delaware limited liability company (“Blocker GP”); BTO Urban Holdings L.L.C., a Delaware limited liability company (“BTO Urban”), Blackstone Family Tactical Opportunities Investment Partnership – NQ – ESC L.P., a Delaware limited partnership (“ESC”), Libman Family Holdings LLC, a Connecticut limited liability company (“Family Holdings”), The Mortgage Opportunity Group LLC, a Connecticut limited liability company (“TMO”), L and TF, LLC, a North Carolina limited liability company (“L&TF”), UFG Management Holdings LLC, a Delaware limited liability company (“Management Holdings” ), and Joe Cayre (each of BTO Urban, ESC, Family Holdings, TMO, L&TF, Management Holdings and Joe Cayre, a “Seller” and, collectively, the “Sellers” or the “Continuing Unitholders”); and BTO Urban and Family Holdings, solely in their joint capacity as the representative of the Sellers pursuant to Section 12.18 of the Transaction Agreement (as defined below) (the “Seller Representative”), entered into a Transaction Agreement (the “Transaction Agreement”) pursuant to which Replay agreed to combine with FoA Equity in a series of transactions (collectively, the “Business Combination”) that resulted in FoA becoming a publicly-traded company on the New York Stock Exchange as of April 1, 2021, with trading beginning on April 5, 2021 under the ticker symbol "FOA" and controlling FoA in an “UP-C” structure.

Our Segments

As a result of our organization updates described in Note 1 - Organization and Description of Business in the Notes to Consolidated Financial Statements, we realigned our business to operate through two operating segments: Retirement Solutions and Portfolio Management. Our operating subsidiaries, including Finance of America Reverse LLC ("FAR"), Finance of America Mortgage LLC ("FAM"), and Incenter LLC ("Incenter"), are indirect subsidiaries of FoA, which means that FoA holds its equity interests in each of these entities through one or more holding companies (as opposed to a subsidiary in which FoA directly holds such entity’s equity interests). See Note 1 - Organization and Description of Business in the Notes to Consolidated Financial Statements for more information about our reorganization and realignment of our reportable segments.
Retirement Solutions
Our Retirement Solutions segment is where we fulfill our goal to help older homeowners achieve their financial goals in retirement. This segment includes all loan origination activity for the Company, including reverse mortgage and home improvement loans. We originate or acquire reverse mortgage loans through our FAR operating subsidiary. This segment originates home equity conversion mortgages ("HECM") and non-agency reverse mortgages. We securitize HECM into Home Equity Conversion Mortgage-Backed Securities ("HMBS"), which the Government National Mortgage Association ("Ginnie Mae") guarantees, and sell them in the secondary market while retaining the rights to service. Non-agency reverse mortgages, which complement the Federal Housing Administration ("FHA") HECM for higher value homes, may be sold as whole loans to investors or held for investment and pledged as collateral to securitized nonrecourse debt obligations. Non-agency reverse mortgage loans are not insured by the FHA. We originate reverse mortgage loans through a retail channel (consisting primarily of field offices and a centralized retail platform) and a third-party originator ("TPO") channel (consisting primarily of a network of mortgage brokers).
Additionally, this segment originates home improvement loans through our FAM subsidiary. Through these operations, the Company assists homeowners in the financing of short-term home improvement projects such as windows, HVAC, or remodeling, and relies on a network of partner contractors across the country to acquire, interact with, and serve these customers. These home improvement loans are then sold in the secondary market through our capital markets platform.
On March 31, 2023, the Company completed the acquisition of the assets and operations of AAG/Bloom, a leading reverse mortgage lender, and the combined operations are expected to make FoA the leading U.S. reverse mortgage originator. Refer to the Company’s Current Report on Form 8-K, filed with the SEC on April 3, 2023, for additional information.

Portfolio Management
Our Portfolio Management segment provides product development, loan securitization, loan sales, risk management, servicing oversight, and asset management services to the enterprise. As part of the vertical integration of our business, our Portfolio Management team acts as the connector between borrowers and investors. The direct connections to investors, provided by our Financial Industry Regulatory Authority registered broker-dealer, allows us to innovate and manage risk through better price and product discovery. Given our scale, we are able to work directly with investors and, where appropriate, retain assets on the balance sheet for attractive return opportunities. These retained investments are a source of growing and recurring earnings. The Portfolio Management segment generates revenue and earnings in the form of gains on sale of loans, fair value gains on portfolio assets, interest income, and fee income related to mortgage servicing rights, underwriting, advisory, valuation, and other ancillary services.

Competition

We compete with third-party businesses such as wholesale and retail reverse mortgage origination businesses, including bank and non-bank financial services companies focused on one or more of these business lines. In reverse mortgage originations, we are and have been a market leader since certain banks exited the space over 10 years ago. The number of Ginnie Mae issuers in the reverse space is quite limited, and the number of lenders of non-agency reverse mortgage is even smaller.

Competition in our industry can take many forms, including the variety of loan programs being made available, interest rates and fees charged for a loan, convenience in obtaining a loan, client service levels, the amount and term of a loan, and marketing and distribution channels. Certain of our competitor financial institutions typically have access to greater financial resources, have more diverse funding sources with lower funding costs, and are less reliant on loan sales or securitizations of mortgage loans into the secondary markets to maintain their liquidity. Fluctuations in interest rates and general economic conditions may also affect our competitive position. During periods of rising rates such as the current economic environment, competitors that have locked in low borrowing costs may have a competitive advantage. Furthermore, a cyclical decline in the industry’s overall level of originations, or decreased demand for loans due to a higher interest rate environment, may lead to increased competition for the remaining loans. Any increase in these competitive pressures could be detrimental to our business.

Intellectual Property

We use a combination of proprietary and third-party intellectual property, all of which we believe maintain and enhance our competitive position and protect our products. Such intellectual property includes owned or licensed trademarks, trademark applications, and domain names. While technology and intellectual property enhance our competitive position, given the nature of our lending business, patents, trademarks, and licenses are not material to our operations as a whole or to any of our segments.

We enter into confidentiality, intellectual property invention assignment, and/or non-competition and non-solicitation agreements or restrictions with our employees, independent contractors, and business partners, and we strictly control access to and distribution of our intellectual property.

Cyclicality and Seasonality

The demand for loan originations is affected by consumer demand for home loans and the market for buying, selling, financing, and/or refinancing residential real estate, which in turn, is affected by the national economy, regional trends, property valuations, interest rates, socio-economic trends, and by state and federal regulations and programs which may encourage/accelerate or discourage/slow-down certain real estate trends. Our business is generally subject to seasonal trends with activity generally decreasing during the winter months, especially home purchase loans and related services. Our lowest revenue and net income levels during the year have historically been in the first quarter, but this is not indicative of future results.

Employees and Human Capital Resources

As of December 31, 2022, we had 1,943 U.S.-based employees. Of these, there were 1,931 full-time and 12 part-time employees. We had an additional 381 based in the Philippines. As of December 31, 2022, we also employed 45 full-time contractors. None of our employees are represented by a labor union, and we consider our employee relations to be good. Our long-term success as an organization depends upon our ability to maintain and develop our human capital.

We strive to foster an environment that is safe and healthy. We also strive to promote a strong culture across our business that recognizes the importance of respecting one another and our customers. These objectives are accomplished through a commitment to diversity, equity, and inclusion ("DEI"), an emphasis on training and development, and the provision of a comprehensive benefits package with a focus on physical and mental wellness.

Diversity, Equity, and Inclusion:

In 2022, we continued our commitment to DEI and took steps to make that commitment clear to our employees, investors, stakeholders, and future talent. Diversity is simply a fact in our large, geographically-dispersed workforce. It is important to acknowledge our differences and the value that our varied experiences and perspectives can bring to our Company, which can lead to innovation and revenue growth. We believe that we can increase employee engagement and retention and improve recruitment of the best talent by creating an inclusive culture, paying employees fairly, and providing opportunities to grow and thrive.

Employee Training and Development:

Finance of America utilizes a modern learning management platform that houses our centralized training and organizational development content, including Compliance training. Our Compliance training program covers an array of legal and regulatory topics. All consumer-facing employees are assigned required courses educating them on compliance with consumer protection laws for the industries in which we operate. Required Compliance training is reviewed not less than annually by representatives of the Compliance and Legal departments to ensure that necessary topics are included and that courses are assigned to all employees who are required to, or would benefit from, the training.

All new employees are assigned a series of trainings during onboarding, spanning topics such as Ethics and Insider Trading, as well as an attestation to our core Company policies such as Information Security.

We also require our entire workforce to periodically complete Discrimination and Harassment Prevention training courses to ensure they understand what constitutes unlawful sexual harassment and discrimination, employees’ rights, and available forums for adjudicating complaints. We send quarterly reminders to Employees about the Company’s anonymous hotline and encourage employees to utilize the hotline to report complaints and concerns.

Compliance with consumer protection regulations is supported by robust technology and monitored by our Compliance department.

Employee Benefits and Wellness:

At Finance of America, we are always on the lookout for new benefits that meet employees’ evolving needs. We maintain a strong focus on supporting the mental health of our employees and partner closely with mental healthcare providers. We take a holistic approach to supporting employees in need by carefully coordinating available resources and ensuring employees know what resources are available and where to turn for support. The benefits and wellness resources we offer employees include: Our Employee Assistance Program, health, dental, vision, life insurance, pet insurance, identity protection, flexible spending accounts, and 401(k) with employer match. We partner with a leave of absence administration vendor to ensure efficient processing and management of leave requests.

In 2022, we took steps to further our commitment to pay parity across the organization, including a review of market data and the creation of salary ranges for each position. We plan to continue these efforts in 2023. We also offer paid time off or flex time off programs to full-time employees and an employee stock purchase plan.

Regulation

Our consumer-facing lending and ancillary businesses market and provide services through a number of different channels across the United States. We are subject to extensive regulation by federal, state and local authorities, and a variety of statutes, rules, regulations, policies, and procedures in various jurisdictions in the United States. If any of our loans to consumers are found to have been originated in violation of such laws, we could incur losses, which could adversely impact our results of operations, financial condition, and business. Our Philippines branch does not conduct any consumer-facing activities relating to mortgage loan processing.

We are required to comply with numerous federal and state consumer protection and other laws, including, but not limited to:
•restrictions on the manner in which consumer loans are marketed, originated and serviced, including, but not limited to, the making of required consumer disclosures, such as the Truth in Lending Act (“TILA”) (which regulates mortgage loan origination activities, imposes requirements related to advertising, require certain disclosures be made to mortgagors regarding terms of mortgage financing and regulate certain mortgage servicing activities), the Fair Credit Reporting Act (which regulates the use and reporting of information related to the credit history of consumers), the Equal Credit Opportunity Act (which prohibits discrimination on the basis of age, race and certain other characteristics in the extension of credit), the Fair Housing Act (which prohibits discrimination in housing on the basis of race, sex, national origin, and certain other characteristics), the Real Estate Settlement Procedures Act (“RESPA”) (which govern certain mortgage loan origination activities and practices and the actions of servicers related to escrow accounts, transfers, lender-placed insurance, loss mitigation, error resolution, and other customer communications), Homeowners Protection Act, the Mortgage Acts and Practices Rule (which prohibits deceptive acts and practices in the marketing of mortgage loans), and similar state laws;
•federal laws that require and govern communications with consumers or reporting of public data such as the Gramm-Leach-Bliley Act, which requires initial and periodic communication with consumers on privacy matters and the maintenance of privacy regarding certain consumer data in our possession, and the Home Mortgage Disclosure Act, together with its implementing regulations (Regulation C), which requires reporting of certain public loan data;
•federal disclosure requirements including those in Regulation AB under the Securities Act, which requires registration, reporting, and disclosure for mortgage-backed securities;
•state and federal restrictions on the marketing activities conducted by telephone, mail, email, mobile device, or the internet, including the Telemarketing Sales Rule, the Telephone Consumer Protection Act, state telemarketing laws, federal and state privacy laws, the Controlling the Assault of Non-Solicited Pornography and Marketing, and the Federal Trade Commission Act and their accompanying regulations and guidelines
•federal and state laws requiring company, branch and individual licensing for the solicitation, brokering, or third-party processing of consumer loans, including the SAFE Act;
•the Electronic Funds Transfer Act (which regulates electronic fund transfers to and from individual consumers);
•federal and state laws relating to the retention of records;
•federal and state laws relating to identity theft;
•the Fair Debt Collection Practices Act, which regulates the timing and content of communications on debt collections;
•the California Consumer Privacy Act, which provides California consumers with new privacy rights and increases the privacy and security obligations of entities handling certain personal information of such consumers;
•the Servicemembers Civil Relief Act;
•the anti-money laundering and counter-terrorist financing provisions of the Bank Secrecy Act, including the USA Patriot Act, which require non-bank lenders to monitor for, detect and report suspicious activity to the U.S. Treasury’s Financial Crimes Enforcement Network;
•restrictions imposed by the rules promulgated by the Office of Foreign Assets Control; and
•restrictions imposed by the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) and current or future rules promulgated thereunder, including, but not limited to, limitations on fees charged by mortgage lenders, mortgage broker disclosures and rules promulgated by the Consumer Financial Protection Bureau (“CFPB”), which was created under the Dodd-Frank Act.

Consumer Financial Protection Bureau

The CFPB directly impacts the regulation of residential mortgage loan originations and servicing in a number of ways. First, the CFPB has rulemaking authority with respect to many of the federal consumer protection laws applicable to mortgage lenders and servicers, including TILA and RESPA. Second, the CFPB has supervision, examination and enforcement authority over consumer financial products and services offered by certain non-depository institutions and large insured depository institutions. The CFPB also has authority, under the Dodd-Frank Act, to prevent unfair, deceptive, or abusive acts and practices in connection with the offering of consumer financial products. The CFPB’s jurisdiction includes those persons originating, brokering or servicing residential mortgage loans and those persons performing loan modification or foreclosure relief services in connection with such loans.

Investment Company Act Considerations

We conduct our operations so that we are not required to register as an investment company under the Investment Company Act. Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. federal government securities and cash items on an unconsolidated basis, which we refer to as the “40% test”). Excluded from the term “investment securities,” among other things, are U.S. federal government securities and securities issued by majority owned subsidiaries that are not themselves investment companies and are not relying on the exceptions from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

The securities issued by any wholly-owned or majority owned subsidiaries that we may form in the future that are excepted from the definition of “investment company” based on Section 3(c)(1) or 3(c)(7) of the Investment Company Act, together with any other investment securities (exclusive of U.S. government securities and cash items) we may own, may not have a value in excess of 40% of the value of our total assets on an unconsolidated basis. We will monitor our holdings to ensure continuing and ongoing compliance with the 40% test. In addition, we believe that we will not be considered an investment company under Section 3(a)(1)(A) of the Investment Company Act because we will not engage primarily or hold ourselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, we will be primarily engaged in the non-investment company businesses of our subsidiaries.

There can be no assurance that the laws and regulations governing our Investment Company Act status will not change in a manner that adversely affects our operations. We cannot assure you that the SEC or its staff will not take action that results in our or one or more of our subsidiary’s failure to maintain an exclusion or exemption from the Investment Company Act. See “Risk Factors—Risks Related to Laws and Regulations—Conducting our business in a manner so that we are exempt from registration under, and in compliance with, the Investment Company Act, may reduce our flexibility and could limit our ability to pursue certain opportunities. At the same time, failure to continue to qualify for exemption from the Investment Company Act could adversely affect us.”

Ongoing regulatory oversight

We expect to continue to incur ongoing operational and system costs in order to maintain compliance with these laws and regulations. Furthermore, there may be additional federal or state laws that place additional obligations on originators and servicers of residential loans.

Because we are not a depository institution, we generally do not benefit from federal preemption of state mortgage lending, loan servicing or debt collection licensing and regulatory requirements. Accordingly, we must comply with state laws and licensing requirements in all of the states in which we conduct business. We are licensed as a loan originator in all 50 states and the District of Columbia and also are licensed as a loan servicer and loan broker in a number of states and jurisdictions in which such licenses are required. We are also subject to an extensive framework of state laws in the jurisdictions in which we do business, and to periodic audits and examinations conducted by the state regulators to ensure compliance with those laws. From time to time, we receive requests from state and other agencies for records, documents and information regarding our policies, procedures and practices regarding our mortgage origination, commercial lending, lender servicing, and long-term investing business activities, and expect to continue to receive such requests related to certain business we are no longer conducting. We incur significant ongoing costs to comply with these governmental regulations. State attorneys general, state licensing regulators, and state and local consumer protection offices have authority to investigate consumer complaints and to commence investigations and other formal and informal proceedings regarding our operations and activities. Failure to comply with state regulations can result in monetary penalties and license revocation. In the past we have been subject to inquiries from, and in certain instances have entered into settlement agreements with, state regulators that had the power to revoke our license or make our continued licensure subject to compliance with a consent order. Some states have special rules that govern mortgage loan servicing practices, such as California’s Homeowner’s Bill of Rights. Failure to comply with these rules can result in delays or rescission of foreclosure, and subject the servicer to penalties and damages.

Additional Information

To learn more about Finance of America Companies Inc., please visit our website at www.financeofamerica.com. From time to time, we use our website as a channel of distribution of material Company information. We file Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 available free of charge under the Investor Relations section of our website as soon as reasonably practicable after we electronically file the reports with, or furnish them to, the Securities and Exchange Commission. Our reports, proxy and information statements and other information filed electronically with the SEC can also be accessed at www.sec.gov.

Our website also provides access to reports filed by our directors, executive officers and certain significant stockholders pursuant to Section 16 of the Exchange Act. In addition, our Corporate Governance Guidelines, Code of Business Conduct and Ethics, and charters for the standing committees of our Board of Directors are available on our website. Any information on our website is not incorporated by reference into the Form 10-K.

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations
The following discussion of our financial condition and results of operations should be read together with our consolidated financial statements and related notes, appearing elsewhere in this Exhibit 99.1. This discussion and analysis contains forward-looking statements that involve risk, uncertainties, and assumptions. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of many factors. Except where the context otherwise requires, the terms “Finance of America Companies,” “Finance of America,”“FoA,” “we,” “us,” or “our” refer to the business of Finance of America Companies Inc. and its consolidated subsidiaries. References to “FoA Equity” are to Finance of America Equity Capital LLC, a Delaware limited liability company, that the Company controls in an “UP-C” structure.

Overview
Finance of America Companies Inc. is a financial services holding company which, through its operating subsidiaries, is a modern retirement solutions platform that provides customers with access to an innovative range of retirement offerings centered on the home, including reverse mortgages and home improvement loans as well as home-sharing services. In addition, FoA offers capital markets and portfolio management capabilities to optimize distribution to investors.

For the first three fiscal quarters of 2022, our Company was principally focused on offering (1) loan products throughout the U.S., including reverse mortgage loans, traditional mortgage loans, and business purpose loans to residential real estate investors, as well as home improvement loans, and (2) complimentary lender services such as title insurance and settlement services to mortgage businesses. However, during the fourth quarter of 2022 and the first and second quarters of 2023, the Company has exited and continues to exit multiple business lines, including its traditional mortgage lending segment, its commercial lending segment, and certain of its lender services businesses in order to develop a streamlined reverse mortgage origination and retirement solutions business.

Our strategy and long-term growth initiatives are built upon a few key fundamental factors:
•We are in the process of streamlining our focus and growing our core businesses, which benefit from a shared set of demographic and economic tailwinds. We believe we can more effectively dispatch our innovative suite of solutions to help older homeowners achieve their retirement goals through the use of home equity.
•We seamlessly connect borrowers with investors. Our consumer-facing business leaders interface directly with the investor-facing professionals in our Portfolio Management segment, facilitating the development of attractive lending solutions for our customers with the confidence that the loans we generate can be efficiently and profitably sold to a deep pool of investors. We are in the moving business, not the storage business. While we often retain a future performance-based participation in the underlying cash flows of our loan products, we seek to programmatically and profitably monetize most of our loan products through a variety of investor channels, which minimizes capital at risk.
•We distribute our products through multiple channels, including through new channels upon the asset acquisition from AAG/Bloom, and utilize flexible technology platforms in order to scale our businesses and manage costs efficiently. The AAG/Bloom asset acquisition closed on March 31, 2023. Refer to Note 38 - Subsequent Events for further information.

We have launched a very successful non-agency reverse mortgage product targeted for the U.S. senior population and have plans for additional innovative products to satisfy this vast and largely underserved market. We are a leader in this market, and we are focused on developing and offering products for informed and savvy borrowers who use the reverse product as a retirement planning tool. We believe our commitment to customer service coupled with our involvement in the loan process throughout its life cycle gives us the ability to deliver a value proposition unmatched in the industry.

Our Portfolio Management segment provides structuring and product development expertise, allowing innovation and improved visibility of execution for our originations, as well as broker/dealer and institutional asset management capabilities. These capabilities allowed us to complete profitable sales of our loan products via securitizations in 2022, demonstrating the high quality and liquidity of the loan products we originate, the deep relationships we have with our investors, and the resilience of our business model in many economic environments.

See Note 1 - Organization and Description of Business and Note 38 - Subsequent Events in the Notes to Consolidated Financial Statements for discussion of recent actions affecting the overall go-forward business operations.

The Business Combination
On October 12, 2020, FoA, a Delaware corporation and wholly-owned subsidiary of Replay, a publicly traded special purpose acquisition company, and FoA Equity agreed to a business combination that would result in FoA becoming a publicly traded company. FoA Equity, Replay, FoA; RPLY Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of FoA (“Replay Merger Sub”); RPLY BLKR Merger Sub LLC, a Delaware limited liability company and wholly-owned subsidiary of FoA (“Blocker Merger Sub”); Blackstone Tactical Opportunities Fund (Urban Feeder) – NQ L.P., a Delaware limited partnership (“Blocker”); Blackstone Tactical Opportunities Associates – NQ L.L.C., a Delaware limited liability company (“Blocker GP”); BTO Urban Holdings L.L.C., a Delaware limited liability company (“BTO Urban”), Blackstone Family Tactical Opportunities Investment Partnership – NQ – ESC L.P., a Delaware limited partnership (“ESC”), Libman Family Holdings LLC, a Connecticut limited liability company (“Family Holdings”), The Mortgage Opportunity Group LLC, a Connecticut limited liability company (“TMO”), L and TF, LLC, a North Carolina limited liability company (“L&TF”), UFG Management Holdings LLC, a Delaware limited liability company ("Management Holdings"), and Joe Cayre (each of BTO Urban, ESC, Family Holdings, TMO, L&TF, Management Holdings and Joe Cayre, a “Seller” and, collectively, the “Sellers” or the “Continuing Unitholders”); and BTO Urban and Family Holdings, solely in their joint capacity as the representative of the Sellers pursuant to Section 12.18 of the Transaction Agreement (as defined below) (the “Seller Representative”), entered into a Transaction Agreement (the “Transaction Agreement”) pursuant to which Replay agreed to combine with FoA Equity in a series of transactions (collectively, the “Business Combination”) that resulted in FoA becoming a publicly-traded company on the New York Stock Exchange (“NYSE”) as of April 1, 2021, with trading beginning on April 5, 2021 under the ticker symbol 'FOA' and controlling FoA in an “UP-C” structure.

Our Segments
As a result of our organization updates described in Note 1 - Organization and Description of Business in the Notes to Consolidated Financial Statements, we realigned our business to operate through two operating segments: Retirement Solutions and Portfolio Management. Our operating subsidiaries, including FAR, FAM, and Incenter, are indirect subsidiaries of FoA, which means that FoA holds its equity interests in each of these entities through one or more holding companies (as opposed to a subsidiary in which FoA directly holds such entity’s equity interests). See Note 1 - Organization and Description of Business in the Notes to Consolidated Financial Statements for more information about our reorganization and realignment of our reportable segments.
Retirement Solutions
Our Retirement Solutions segment is where we fulfill our goal to help older homeowners achieve their financial goals in retirement. This segment includes all loan origination activity for the Company, including reverse mortgage and home improvement loans. We originate or acquire reverse mortgage loans through our FAR operating subsidiary. This segment originates HECM and non-agency reverse mortgages. We securitize HECM into HMBS, which Ginnie Mae guarantees, and sell them in the secondary market while retaining the rights to service. Non-agency reverse mortgages, which complement the FHA HECM for higher value homes, may be sold as whole loans to investors or held for investment and pledged as collateral to securitized nonrecourse debt obligations. Non-agency reverse mortgage loans are not insured by the FHA. We originate reverse mortgage loans through a retail channel (consisting primarily of field offices and a centralized retail platform) and a TPO channel (consisting primarily of a network of mortgage brokers).
Additionally, this segment originates home improvement loans through our FAM subsidiary. Through these operations, the Company assists homeowners in the financing of short-term home improvement projects such as windows, HVAC, or remodeling, and relies on a network of partner contractors across the country to acquire, interact with, and serve these customers. These home improvement loans are then sold in the secondary market through our capital markets platform.
On March 31, 2023, the Company completed the acquisition of the assets and operations of AAG/Bloom, a leading reverse mortgage lender, and the combined operations are expected to make FoA the leading U.S. reverse mortgage originator. Refer to the Company’s Current Report on Form 8-K, filed with the SEC on April 3, 2023, for additional information.
Portfolio Management
Our Portfolio Management segment provides product development, loan securitization, loan sales, risk management, servicing oversight, and asset management services to the enterprise. As part of the vertical integration of our business, our Portfolio Management team acts as the connector between borrowers and investors. The direct connections to investors, provided by our Financial Industry Regulatory Authority registered broker-dealer, allows us to innovate and manage risk through better price and product discovery. Given our scale, we are able to work directly with investors and where appropriate, retain assets on the balance sheet for attractive return opportunities. These retained investments are a source of growing and recurring earnings. The Portfolio Management segment generates revenue and earnings in the form of gains on sale of loans, fair value gains on portfolio assets, interest income, and fee income related to mortgage servicing rights, underwriting, advisory, valuation, and other ancillary services.
See the Segment Results section below and Note 30 - Business Segment Reporting in the Notes to Consolidated Financial Statements for additional financial information about our segments.

Business Trends and Conditions
There are several key factors and trends affecting our results of operations. A summary of key factors impacting our revenue include:
•prevailing interest rates which impact loan origination volume, with declining interest rates leading to increases in volume, and an increasing interest rate environment leading to decreases in volume;
•our ability to successfully and timely integrate the business of AAG/Bloom;
•housing market trends which also impact loan origination volume, with a strong housing market leading to higher loan origination volume, and a weak housing market leading to lower loan origination volume;
•demographic and housing stock trends which impact the addressable market size;
•movement of market yields required by investors, with the widening of investor yields generally having negative impacts on the fair value of our financial assets;
•increases or decreases in default status of loans and prepayment speeds; and
•broad economic factors such as the strength and stability of the overall economy, including sustained higher interest rates and inflation, the unemployment level, and real estate values.
Other factors that may affect our cost base include trends in salaries and benefits costs, sales commissions, technology, rent, legal, compliance, and other general and administrative costs. Management continually monitors these costs through operating plans.
Other Recent Events
During the year ended December 31, 2022, the Federal Reserve shifted its COVID-era monetary policies from a focus on low interest rates to higher interest rates and scaled back certain of the measures in an effort to combat inflationary pressures in the U.S. During 2022, the reopening of global economies and the ongoing Ukrainian-Russian conflict had, among other things, caused global supply chain issues and oil and other commodity price increases. These global macroeconomic events (among others) have in turn contributed to significant increases in consumer prices in the U.S. The Consumer Price Index for All Urban Consumers, a widely followed inflation gauge published by the Bureau of Labor Statistics, increased 7.0% from December 2021 to December 2022, its highest rate in nearly 40 years. The general effects of inflation on the economy of the United States can be wide ranging, evidenced by rising wages and rising costs of consumer goods and necessities. On March 16, 2022, in an effort to tamp down inflationary pressures, the Federal Reserve increased interest rates for the first time since December 2018 and signaled future rate increases. Subsequently, the Federal Reserve increased rates again in May, June, July, September, November, and December of 2022, and has continued with rate increases in February, March, May, and July of 2023 to combat continued inflationary pressures. The latest increase in July of 2023 resulted in the Federal Reserve increasing the federal funds targeted rate by 0.25% to a targeted range of 5.25%-5.50%. Additionally, the Federal Reserve continues to decrease or pause purchases of government and mortgage-related bonds. Volatility in market conditions, resulting from the foregoing events have caused and may continue to cause credit spreads to widen, which reduces, among other things, availability of credit to our Company on favorable terms, liquidity in the market, the fair market value of the assets on our balance sheet, and price transparency of real estate related or asset-backed assets.
Our Company is actively monitoring these events and their effects on the Company's financial condition, liquidity, operations, industry, and workforce.
These continuing economic impacts may cause additional volatility in the financial markets and may have an adverse effect on the Company’s results of future operations, financial position, intangible assets, and liquidity in 2023 and beyond. See Results of Operations.
For further discussion on the potential impacts of the Federal Reserve’s monetary policies, see "Risks Related to the Business of the Company," "Our business is significantly impacted by changes in interest rates. Changes in prevailing interest rates, rising inflation rates, U.S. monetary policies or other macroeconomic conditions that affect interest rates may have a detrimental effect on our business and earnings” under the section entitled "Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 16, 2023, as such risk factors may be amended or updated in our subsequent periodic reports filed with the SEC.

Reorganization Transactions
FoA was incorporated in October 2020 and is a financial services holding corporation, the principal asset of which is a controlling interest in FoA Equity. The business, property and affairs of FoA Equity are managed by a board of managers, appointed by FoA at its sole discretion. In periods subsequent to the April 1, 2021 closing of the Business Combination, FoA consolidates FoA Equity and reports a non-controlling interest related to the Class A LLC Units held by the Continuing Unitholders in FoA’s Consolidated Financial Statements.
In connection with the consummation of the Business Combination, we executed several reorganization transactions, as a result of which the limited liability company agreement of FoA Equity was amended and restated to, among other things, reclassify its outstanding limited liability company units into a single new class of units that are referred to as “Class A LLC Units.”
FoA, FoA Equity and the Continuing Unitholders entered into an exchange agreement (the "Exchange Agreement") under which they (or certain permitted transferees) have the right (subject to the terms of the Exchange Agreement) to exchange their Class A LLC Units for shares of FoA Class A Common Stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends, and reclassifications.
The Continuing Unitholders hold all of the issued and outstanding shares of FoA's Class B Common Stock. The shares of Class B Common Stock have no economic rights, but entitle each holder, without regard to the number of shares of Class B Common Stock held by such holder, to a number of votes that is equal to the aggregate number of Class A LLC Units held by such holder on all matters on which shareholders of FoA are entitled to vote generally. Holders of shares of FoA's Class B Common Stock vote together with holders of FoA's Class A Common Stock as a single class on all matters on which shareholders are entitled to vote generally, except as otherwise required by law.

Factors Affecting the Comparability of our Results of Operations
As a result of a number of factors, our historical results of operations may not be comparable from period to period and may not be comparable to our financial results of operations in future periods. Set forth below is a brief discussion of the key factors that may impact the comparability of our results of operations in future periods.
Impact of the Business Combination
FoA is a corporation for U.S. federal and state income tax purposes. FoA Equity was and is treated as a flow-through entity for U.S. federal income tax purposes, and as such, entity level taxes at FoA Equity are not and have not been significant. Accordingly, provision for income taxes prior to the Business Combination consisted of tax expense related only to certain of the consolidated subsidiaries of FoA Equity that are structured as corporations and subject to U.S. federal income taxes as well as state taxes. Subsequent to the Business Combinations, FoA (together with certain corporate subsidiaries through which it owns its interest in FoA Equity) pays U.S. federal and state income taxes as a corporation on its share of FoA Equity's taxable income.
The Business Combination was accounted for as a business combination using the acquisition method of accounting. Accordingly, the assets and liabilities, including any identified intangible assets, of FoA Equity were recorded at their fair values at the date of the consummation of the Business Combination, with any excess of the purchase price over the estimated fair value recorded as goodwill. The application of business combination accounting required the use of significant estimates and assumptions.
As a result of the application of business combination accounting, the historical Consolidated Financial Statements of FoA Equity are not necessarily indicative of FoA’s future results of operations, financial position, and cash flows. For example, increased intangible assets resulting from adjusting the basis of intangible assets to their fair value have resulted in increased amortization expense in the periods following the consummation of the Business Combination.
Additionally, in connection with the Business Combination, FoA entered into Tax Receivable Agreements ("TRA") with the TRA Parties that provide for the payment by FoA to such owners of 85% of the benefits that FoA is deemed to realize as a result of (i) tax basis adjustments that will increase the tax basis of the tangible and intangible assets of FoA as a result of sales or exchanges of Class A LLC Units in connection with or after the Business Combination or distributions with respect to the Class A LLC Units prior to or in connection with the Business Combination, (ii) FoA’s utilization of certain tax attributes attributable to the Blocker or the Blocker Shareholders, and (iii) certain other tax benefits related to entering into the TRA, including tax benefits attributable to payments under the TRA.
Impact of Becoming a Public Company
We have incurred and expect to incur additional costs associated with operating as a public company. These costs include additional personnel, legal, consulting, regulatory, insurance, accounting, investor relations, and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002, as well as rules adopted by the SEC and national securities exchanges, require public companies to implement specific corporate governance and reporting practices that are not applicable to a private company. These additional rules and regulations can significantly increase our legal, regulatory, and financial compliance costs and make some activities more time-consuming and costly.
Discontinued Operations
The Company reevaluated its business strategy and implemented a series of transformational actions to restructure the organization into a modern retirement solutions platform. This plan included the wind-down of the previously reported Mortgage Originations segment, other than the Home Improvement channel, and sale of the previously reported Commercial Originations and Lenders Services segments, with the exception of its Incenter Solutions LLC operating service subsidiary. This constitutes a strategic shift that has or will have a major effect on our operations and financial results. As such, the historical results of our previously reported Mortgage Originations, Commercial Originations, and Lender Services segments, excluding the Home Improvement channel and Incenter Solutions LLC, are reported as discontinued operations in our recast consolidated financial statements for all periods presented in accordance with ASC 205, Presentation of Financial Statements. Refer to Note 1 - Organization and Description of Business and Note 3 - Discontinued Operations in the Notes to Consolidated Financial Statements for additional information. The following discussion and analysis are presented on a continuing operations basis unless otherwise noted.
Segment Realignment
Prior to discontinued operations, the Company had six reportable segments: Mortgage Originations, Reverse Originations, Commercial Originations, Lender Services, Portfolio Management, and Corporate and Other. As a result of the discontinued operations and to more closely align with the new business strategy, the Company restructured the segments into the following: Retirement Solutions, Portfolio Management, and Corporate and Other. The segment disclosures have been restated to reflect the new structure. Refer to Note 1 - Organization and Description of Business in the Notes to Consolidated Financial Statements for additional information.

Components of Our Results of Operations
Revenue
Gain (loss) on sale and other income from loans held for sale, net
Gain (loss) on sale and other income from loans held for sale, net, includes realized and unrealized gains and losses on loans held for sale and hedging derivatives. The Company sells home improvement loans into the secondary market. Unrealized gains and losses include fair value gains and losses resulting from changes in fair value in the underlying loans and hedging derivatives from the time of origination to the ultimate sale of the loan or other settlement of those financial instruments.

Net fair value gains on loans and related obligations
The majority of our outstanding financial instruments are carried at fair value. The yield recognized on these financial instruments and any changes in estimated fair value are recorded as components of net fair value gains on loans and related obligations. See Note 6 - Fair Value within our Notes to Consolidated Financial Statements for a discussion of fair value measurements.
Fee income
We earn various fees from our customers during the process of origination and servicing of loans. These fees include loan servicing and origination fees. Revenue is recognized when the performance obligations have been satisfied, which is typically at the time of loan origination or over the life of the loans serviced.
In addition to the fees earned from customers, we recognize the changes in fair value of mortgage servicing rights ("MSR") as a component of fee income. To hedge against volatility in the fair value of certain MSR, we enter into various derivative agreements, which may include but are not limited to interest rate swaps and futures contracts. Changes in the fair value of such derivative instruments and the related hedging gains and losses are also included as a component of fee income.
Interest income and expense
We earn interest income on loans held for sale and incur interest expense on our warehouse lines of credit and non-funding debt. Interest income and interest expense also accrues to loans held for investment, including securitized loans subject to HMBS and other nonrecourse debt. Such interest income and expense is included as a component of net fair value gains on loans and related obligations.
Operating Expenses
Salaries, benefits, and related expenses
Salaries, benefits, and related expenses includes commissions, bonuses, equity-based compensation, salaries, benefits, taxes, and all payroll related expenses for our employees.
Occupancy, equipment rentals, and other office related expenses
Occupancy, equipment rentals, and other office related expenses includes rent expense on office space and equipment and other occupancy related costs.
General and administrative expenses
General and administrative expenses primarily include loan origination expenses, loan portfolio expenses, securitization expenses, communications and data processing costs, depreciation and amortization, and other expenses.
Impairment of Goodwill, Intangibles, and Other Assets
Impairment of goodwill, intangibles, and other assets includes impairment charges recognized on goodwill, indefinite-lived intangible assets, and other long-lived assets.
Other, Net
Other, net, primarily includes gains or losses on non-operating assets and liabilities.
Income Taxes
FoA Equity is treated as a flow-through entity for U.S. federal income tax purposes. As a result, entity level taxes at FoA Equity are not significant.
FoA (together with certain corporate subsidiaries through which it owns its interest in FoA Equity) is treated as a corporation for U.S. federal and state income tax purposes and is subject to U.S. federal income taxes with respect to its allocable share of any taxable income of FoA Equity and is taxed at the prevailing corporate tax rates. FoA is a holding company, and its only material asset is its interest in FoA Equity. Accordingly, a provision for income taxes is recorded for the anticipated tax consequences of FoA's allocable share of FoA Equity's reported results of operations for federal income taxes. In addition to its allocable share of FoA Equity's reported results, FoA also incurs expenses related to its holding company operations, as well as payments under the TRA, which may be significant. FoA Equity may distribute amounts sufficient to allow FoA to pay its tax obligations and operating expenses, including distributions to fund any payments due under the TRA. However, the ability of FoA Equity to make such distributions may be limited due to, among other things, restrictive covenants in its financing lines of credit and senior notes.

Results of Operations
Overview
The following tables present selected financial data for the Successor year ended December 31, 2022 and nine months ended December 31, 2021, and for the Predecessor three months ended March 31, 2021 and year ended December 31, 2020.
We have prepared our discussion of the results of current year operations by comparing the results of the Successor year ended December 31, 2022 versus the combined Successor nine months ended December 31, 2021 and the Predecessor three months ended March 31, 2021. We also compared the results of the combined Successor nine months ended December 31, 2021 and the Predecessor three months ended March 31, 2021 versus the Predecessor year ended December 31, 2020. The core business operations of the Predecessor and Successor were not significantly impacted by the consummation of the Business Combination. Therefore, we believe the results of the year ended December 31, 2022 are comparable to the combined results of the Successor nine months ended December 31, 2021 and the Predecessor three months ended March 31, 2021 and the Predecessor year ended December 31, 2020, and these provide enhanced comparability to the reader about the respective years' results. We believe this approach provides the most meaningful basis of comparison and is useful in identifying current business trends for the periods presented. The combined results of operations included in our discussion below are not considered to be prepared in accordance with U.S. Generally Accepted Accounting Principles ("GAAP") and have not been prepared as pro forma results under applicable regulations, may not reflect the actual results we would have achieved had the Business Combination occurred at the beginning of 2021, and should not be viewed as a substitute for the results of operations of the Predecessor and Successor periods presented in accordance with U.S. GAAP.
Consolidated Results
The following table summarizes our consolidated operating results for the periods indicated (in thousands):

	For the year ended December 31, 2022	For the nine months ended December 31, 2021	For the three months ended March 31, 2021	For the year ended December 31, 2020
	Successor		Predecessor
Gain (loss) on sale and other income from loans held for sale, net	$(5,931)	$35,800	$5,065	$10,192
Net fair value gains on loans and related obligations	89,489	291,021	71,198	296,127
Fee income	81,815	41,686	36,547	32,530
Net interest expense	(112,611)	(70,898)	(22,560)	(82,226)
Total revenues	52,762	297,609	90,250	256,623
Total expenses	418,226	304,531	67,232	235,344
Impairment of goodwill, intangibles, and other assets	(9,528)	(425,777)	—	—
Other, net	31,992	10,684	(9,043)	(6,131)
NET INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	$(343,000)	$(422,015)	$13,975	$15,148

Net fair value gains on loans and related obligations
Certain of our financial instruments are valued utilizing a process that combines the use of a discounted cash flow ("DCF") model and analysis of current market data to arrive at an estimate of fair value. The cash flow assumptions and prepayment and repayment assumptions used in the model are based on various factors, with the key assumptions being prepayment and repayment speeds, credit loss frequencies and severity, and discount rate assumptions. Any changes in fair value on these financial instruments is recorded as a gain or loss in net fair value gains on loans and related obligations in the Consolidated Statements of Operations.

The following table summarizes the components of net fair value gains on loans and related obligations for the periods indicated (in thousands):

	For the year ended December 31, 2022	For the nine months ended December 31, 2021	For the three months ended March 31, 2021	For the year ended December 31, 2020
	Successor		Predecessor
Net origination gains	$283,808	$317,138	$68,449	$192,257
Net fair value gains from portfolio activity(1)	174,191	102,276	32,386	138,743
Net fair value losses from changes in market inputs or model assumptions	(368,510)	(128,393)	(29,637)	(34,873)
Net fair value gains on loans and related obligations	$89,489	$291,021	$71,198	$296,127
(1) This line item includes realization of interest income and interest expense related to loans held for investment and securitization trusts, runoff, and portfolio amortization.

Principally, all of our outstanding financial instruments are carried at fair value. The yield recognized on these financial instruments and any changes in estimated fair value are recorded as a component of net fair value gains on loans and related obligations in the Consolidated Statements of Operations. However, for certain of our outstanding financing lines of credit and non-funding debt, we have not elected to account for these liabilities under the fair value option. Accordingly, interest expense is presented separately in our Consolidated Statements of Operations. Further, interest income on collateralized loans may be reflected in net fair value gains on loans and related obligations in the Consolidated Statements of Operations, while the associated interest expense on the pledged loans will be included as a component of net interest expense. We evaluate net interest margin ("NIM") for our outstanding investments through an evaluation of all components of interest income and interest expense.
The following table provides an analysis of all components of NIM for the periods indicated (in thousands):

	For the year ended December 31, 2022	For the nine months ended December 31, 2021	For the three months ended March 31, 2021	For the year ended December 31, 2020
	Successor		Predecessor
Interest income on commercial and reverse loans	$857,271	$495,163	$160,568	$709,679
Interest expense on HMBS and nonrecourse obligations	(560,316)	(329,344)	(119,201)	(526,690)
Net interest margin included in net fair value gains on mortgage loans (1)	296,955	165,819	41,367	182,989
Interest income on mortgage loans held for sale	5,362	2,058	138	714
Interest expense on warehouse lines of credit	(90,980)	(52,989)	(14,954)	(73,877)
Non-funding debt and other interest expense	(27,669)	(20,243)	(7,756)	(9,078)
Other interest income	676	276	12	15
Net interest expense	(112,611)	(70,898)	(22,560)	(82,226)
NET INTEREST MARGIN	$184,344	$94,921	$18,807	$100,763
(1) Net interest margin included in fair value gains on mortgage loans includes interest income and expense on all commercial and reverse loans and their related nonrecourse obligations. Interest income on mortgage loans and interest expense on warehouse lines of credit are classified in net interest expense. See Note 2 - Summary of Significant Accounting Policies within the consolidated financial statements for additional information on the Company’s accounting related to commercial and reverse mortgage loans.

For the year ended December 31, 2022 (Successor) versus the year ended December 31, 2021 (Successor and Predecessor)
Net loss before taxes decreased $65.0 million or 15.9% primarily as a result of the following:
•Gain (loss) on sale and other income from loans held for sale, net, decreased $46.8 million or 114.5% primarily due to changes in fair value on commercial loans sold during the year ended December 31, 2022 when compared to the 2021 period due to market volatility and widening spreads.
•Net fair value gains on loans and related obligations decreased $272.7 million or 75.3% primarily as a result of fair value losses from market inputs or model assumptions and lower net origination gains from our Retirement Solutions segment. The increase in fair value losses from changes in market inputs or model assumptions was primarily related to increases in discount rate assumptions on securitized mortgage assets. See Note 6 - Fair Value within the consolidated financial statements for additional information on assumptions impacting the value of our loans held for investment. The Retirement Solutions segment recognized $283.8 million in net origination gains on originations of $4.8 billion of reverse mortgage loans for the year ended December 31, 2022 compared to $385.6 million in net origination gains on originations of $4.3 billion for the comparable 2021 period. The lower net origination gains were a result of lower margin due to market volatility during the year ended December 31, 2022 which were partially offset by higher origination volume.
•Net interest expense increased $19.2 million or 20.5% primarily as a result of higher interest expense on warehouse lines of credit during the year ended December 31, 2022.
•Total expenses increased $46.5 million or 12.5% due to an increase in production-related compensation and average headcount to support the increased origination volume in the Retirement Solutions segment and an increase in general and administrative expenses during the year ended December 31, 2022.
•Impairment charges decreased by $416.2 million primarily due to impairments of goodwill and intangible assets in the year ended December 31, 2021.
•Other, net, increased $30.4 million primarily due to the remeasurement of the TRA obligations.

For the year ended December 31, 2021 (Successor and Predecessor) versus the year ended December 31, 2020 (Predecessor)
Net income (loss) before taxes decreased $423.2 million primarily as a result of the following:
•Gain on sale and other income from loans held for sale, net, increased $30.7 million primarily due to increased commercial loan sales as a result of the increased commercial loan volume during the year ended December 31, 2021.
•Net fair value gains on loans and related obligations increased by $66.1 million or 22.3% primarily as a result of growth in net origination gains from our Retirement Solutions segment, partially offset by an increase in fair value losses from market inputs or model assumptions. The Retirement Solutions segment recognized $385.6 million in net origination gains on originations of $4.3 billion of reverse mortgage loans for the year ended December 31, 2021 compared to $192.3 million in net origination gains on originations of $2.7 billion for the comparable 2020 period. Fair value losses from changes in market inputs or model assumptions were $158.0 million for the year ended December 31, 2021 primarily due to fair value adjustments related predominantly to increases in modeled prepayment speeds on securitized mortgage assets. This compares to $34.9 million in fair value losses from changes in market inputs or model assumptions for the year ended December 31, 2020 driven largely by unfavorable shocks to fair value during the early months of the COVID-19 pandemic. See Note 6 - Fair Value within the consolidated financial statements for additional information on assumptions impacting the value of our loans held for investment.
•Fee income increased $45.7 million or 140.5% primarily due to the increase in servicing fee income as a result of the increase in the MSR portfolio in the year ended December 31, 2021 compared to the year ended December 31, 2020.
•Total expenses increased $136.4 million or 58.0% due to higher salaries, benefits, and related expenses combined with increased general and administrative expenses primarily as a result of our higher loan origination volumes during the year ended December 31, 2021, overall enterprise growth, and expenses related to the Business Combination.
•Impairment charges increased by $425.8 million due to impairments of goodwill and intangible assets in the year ended December 31, 2021.

Retirement Solutions Segment
The following table summarizes our Retirement Solutions segment's results for the periods indicated (in thousands):

	For the year ended December 31, 2022	For the nine months ended December 31, 2021	For the three months ended March 31, 2021	For the year ended December 31, 2020
	Successor		Predecessor
Gain (loss) on sale and other income from loans held for sale, net	$367	$(4,150)	$—	$—
Net origination gains	283,808	317,138	68,449	192,257
Fee income	15,526	11,220	524	1,837
Net interest income (expense)	(11)	667	—	—
Total revenues	299,690	324,875	68,973	194,094
Total expenses	182,287	137,872	23,693	87,219
Impairment of goodwill and intangible assets	(3,500)	(413,868)	—	—
Other, net	3,290	248	34	—
NET INCOME (LOSS) BEFORE TAXES	$117,193	$(226,617)	$45,314	$106,875

Our Retirement Solutions segment generates its revenues primarily from the origination of reverse mortgage loans, including loans insured by FHA and non-agency reverse mortgage loans. Revenue from our Retirement Solutions segment include both our initial estimate of net origination gains from reverse mortgage loans, which is determined by utilizing quoted prices on similar securities or internally-developed models utilizing observable market inputs, in addition to fees earned at the time of origination of the associated loans. We elect to account for all originated loans at fair value. The loans are immediately transferred to our Portfolio Management segment, and any future fair value adjustments, including interest earned, on these originated loans are reflected in revenues of our Portfolio Management segment until final disposition. Additionally, the Retirement Solutions segment generates revenues from the origination of home improvement loans.

KEY METRICS
The following table provides a summary of some of our Retirement Solutions segment's key metrics (dollars in thousands):

	For the year ended December 31, 2022	For the nine months ended December 31, 2021	For the three months ended March 31, 2021	For the year ended December 31, 2020
	Successor		Predecessor
Reverse mortgage loan origination volume
Total loan origination volume - new originations(1)	$4,833,918	$3,492,328	$768,795	$2,706,780
Total loan origination volume - tails(2)	660,558	409,351	120,775	479,882
Total loan origination volume	$5,494,476	$3,901,679	$889,570	$3,186,662
Total loan origination volume - new origination units	13,852	10,533	2,864	9,653

Reverse mortgage loan origination volume - new originations by channel(3)
Retail	$653,769	$599,168	$127,679	$389,382
TPO	4,180,149	2,893,160	641,116	2,317,398
Total reverse loan origination volume - new originations by channel	$4,833,918	$3,492,328	$768,795	$2,706,780

Home improvement loan origination volume
Total loan origination volume	$241,716	$172,180	$—	$—
Total loan origination volume - units	20,306	15,798	—	—
(1) New loan origination volumes consist of initial reverse mortgage loan borrowing amounts.
(2) Tails consist of subsequent borrower draws, mortgage insurance premiums, service fees, and other advances, which we are able to subsequently pool into a security.
(3) Loan origination volumes by channel consist of initial reverse mortgage loan borrowing amounts, exclusive of subsequent borrower draws, mortgage insurance premiums, service fees, and other advances that we are able to subsequently pool into a security.

Revenue
In the table below is a summary of the components of our Retirement Solutions segment's total revenue for the periods indicated (in thousands):

	For the year ended December 31, 2022	For the nine months ended December 31, 2021	For the three months ended March 31, 2021	For the year ended December 31, 2020
	Successor		Predecessor
Gain (loss) on sale and other income from loans held for sale, net	$367	$(4,150)	$—	$—
Net origination gains:
Retail	50,130	36,936	16,913	41,641
TPO	427,112	476,379	99,678	307,851
Acquisition costs	(193,434)	(196,177)	(48,142)	(157,235)
Total net origination gains	283,808	317,138	68,449	192,257
Fee income	15,526	11,220	524	1,837
Net interest income (expense)	(11)	667	—	—
Total revenues	$299,690	$324,875	$68,973	$194,094

For the year ended December 31, 2022 (Successor) versus the year ended December 31, 2021 (Successor and Predecessor)
Total revenue decreased $94.2 million or 23.9% as a result of the following:
•Net origination gains decreased $101.8 million or 26.4% as a result of decreased margins, partially offset by higher loan origination volume during the year ended December 31, 2022. During the year ended December 31, 2022, the weighted average margin on production was 5.87% compared to 9.05% in 2021, a decrease of 35.1% due to market volatility and widening credit spreads during the year ended December 31, 2022. We originated $4.8 billion of reverse mortgage loans for the year ended December 31, 2022, an increase of 13.4%, compared to $4.3 billion for the comparable 2021 period.
For the year ended December 31, 2021 (Successor and Predecessor) versus the year ended December 31, 2020 (Predecessor)
Total revenue increased $199.8 million or 102.9% as a result of the following:
•Net origination gains increased $193.3 million or 100.6% as a result of higher loan origination volume during the year ended December 31, 2021 combined with increased margins on this origination volume. The higher origination volume was attributable to home price appreciation and improved interest rates leading to an increase in market size, more equity available to seniors, and increased refinance volumes in 2021. We originated $4.3 billion of reverse mortgage loans for the year ended December 31, 2021, an increase of 57.4%, compared to $2.7 billion for the comparable 2020 period. During the year ended December 31, 2021, the weighted average margin on production was 9.05% compared to 7.10% in 2020, an increase of 27.5%.

Expenses
In the table below is a summary of the components of our Retirement Solutions segment's total expenses for the periods indicated (in thousands):

	For the year ended December 31, 2022	For the nine months ended December 31, 2021	For the three months ended March 31, 2021	For the year ended December 31, 2020
	Successor		Predecessor
Salaries and bonuses	$89,715	$66,216	$11,692	$41,355
Other salary related expenses	8,991	4,550	1,395	3,716
Total salaries, benefits, and related expenses	98,706	70,766	13,087	45,071

Loan origination fees	10,180	7,708	3,258	12,230
Professional fees	6,359	9,951	2,079	8,303
Other general and administrative expenses	65,068	47,975	4,958	20,036
Total general and administrative expenses	81,607	65,634	10,295	40,569

Occupancy, equipment rentals, and other office related expenses	1,974	1,472	311	1,579
Total expenses	$182,287	$137,872	$23,693	$87,219

For the year ended December 31, 2022 (Successor) versus the year ended December 31, 2021 (Successor and Predecessor)
Total expenses increased $20.7 million or 12.8% as a result of the following:
•Total salaries, benefits, and related expenses increased $14.9 million or 17.7% primarily due to an increase in production-related compensation and average headcount to support the increased origination volume. Average headcount for the year ended December 31, 2022 was 527 compared to 426 for the 2021 period.

•General and administrative expenses increased $5.7 million or 7.5% primarily due to the amortization of intangibles that started being expensed in the second quarter of 2021 related to the Business Combination.
For the year ended December 31, 2021 (Successor and Predecessor) versus the year ended December 31, 2020 (Predecessor)
Total expenses increased $74.3 million or 85.2% as a result of the following:
•Salaries, benefits, and related expenses increased $38.8 million or 86.0% primarily due to an increase in average headcount, production-related compensation to support the increased origination volume, and share based compensation associated with the Business Combination. Average headcount for the year ended December 31, 2021 was 426 compared to 279 for the 2020 period. During the second quarter of 2021, one-time initial and accelerated Replacement and Earnout Right RSU expense of $4.0 million was recognized. Additional on-going expenses of $2.1 million were recognized for the RSUs issued at the time of the Business Combination.
•General and administrative expenses increased $35.4 million or 87.2% primarily due to the amortization of intangibles and allocated costs related to the Business Combination. During the year ended December 31, 2021, $27.9 million of intangible amortization was recognized from the Business Combination.

Portfolio Management Segment
The following table summarizes our Portfolio Management segment results for the periods indicated (in thousands):

	For the year ended December 31, 2022	For the nine months ended December 31, 2021	For the three months ended March 31, 2021	For the year ended December 31, 2020
	Successor		Predecessor
Gain (loss) on sale and other income from loans held for sale, net	$(6,298)	$39,950	$5,065	$10,192
Net fair value gains (losses) on loans and related obligations	(195,231)	(30,738)	2,750	103,872
Fee income	66,761	30,455	36,191	28,002
Net interest expense	(85,607)	(51,598)	(14,816)	(73,163)
Total revenues	(220,375)	(11,931)	29,190	68,903
Total expenses	124,060	92,197	24,406	90,854
Impairment of goodwill, intangibles, and other assets	(3,800)	(11,909)	—	—
Other, net	860	1,170	895	—
NET INCOME (LOSS) BEFORE TAXES	$(347,375)	$(114,867)	$5,679	$(21,951)

Our Portfolio Management segment generates its revenues primarily from the sale and securitization of residential mortgages into the secondary market, fair value gains and losses on loans and MSR that we hold for investment, servicing fee income related to the MSR, and mortgage advisory fees earned on various investment and capital markets services we provide to our internal and external customers. The fair value gains and losses include the yield we recognize on the contractual interest income that is expected to be collected based on the stated interest rates of the loans and related liabilities and any contractual service fees earned while servicing these assets.
Net fair value gains and losses in our Portfolio Management segment include fair value adjustments related to the following assets and liabilities:
•Loans held for investment, subject to HMBS liabilities, at fair value
•Loans held for investment, subject to nonrecourse debt, at fair value
•Loans held for investment, at fair value
•Loans held for sale, at fair value(1)
•Derivative assets and liabilities

•HMBS liabilities, at fair value; and
•Nonrecourse debt, at fair value.
(1) Net fair value gains and losses in our Portfolio Management segment for loans held for sale only include fair value adjustments related to loans originated in our previously reported Commercial Originations segment.
KEY METRICS
The following table provides a trend in the assets and liabilities under management by our Portfolio Management segment (in thousands):

	December 31, 2022	December 31, 2021
Cash and cash equivalents	$37,964	$43,261
Restricted cash	177,814	320,116
Loans held for investment, subject to HMBS liabilities, at fair value	11,114,100	10,556,054
Loans held for investment, subject to nonrecourse debt, at fair value	7,454,638	6,218,194
Loans held for investment, at fair value	907,998	1,031,328
MSR, at fair value	95,096	427,942
Other assets, net	224,386	228,069
Total long-term investment assets	20,011,996	18,824,964

Loans held for sale, at fair value	173,984	149,425
Total earning assets	20,185,980	18,974,389

HMBS related obligations, at fair value	10,996,755	10,422,358
Nonrecourse debt, at fair value	7,343,177	6,111,242
Other financing lines of credit	1,327,633	1,525,529
Payables and other liabilities	82,177	96,080
Total financing of portfolio	19,749,742	18,155,209

Net carrying value of earning assets	$436,238	$819,180

The following table provides a summary of some of our Portfolio Management segment's key metrics (dollars in thousands):

	December 31, 2022	December 31, 2021
MSR Portfolio
Loan count	27,037	118,939
Ending unpaid principal balance	$8,602,339	$38,219,162
Average unpaid principal balance	$318	$321
Weighted average coupon	3.59%	3.01%
Weighted average age (in months)	18	11
Weighted average FICO credit score	752	756
90+ day delinquency rate	0.5%	0.1%
Total prepayment speed	6.5%	8.3%

Reverse Mortgages
Loan count	62,879	59,480
Active unpaid principal balance	$17,914,422	$14,902,734
Due and payable	334,303	322,057
Foreclosure	489,261	599,087
Claims pending	103,408	73,327
Ending unpaid principal balance	$18,841,394	$15,897,205
Average unpaid principal balance	$300	$267
Weighted average coupon	6.11%	3.92%
Weighted average age (in months)	41	43
Percentage in foreclosure	2.6%	3.8%

Commercial (SRL/Portfolio/Fix & Flip)
Loan count	2,848	2,222
Ending unpaid principal balance	$599,346	$479,190
Average unpaid principal balance	$210	$216
Weighted average coupon	8.43%	7.43%
Weighted average loan age (in months)	8	8
SRL conditional prepayment rate	0.9%	1.4%
SRL non-performing (60+ days past due)	1.0%	1.3%
F&F single month mortality	8.1%	8.9%
F&F non-performing (60+ days past due)	7.4%	13.6%

Agricultural Loans
Loan count	60	80
Ending unpaid principal balance	$123,108	$144,328
Average unpaid principal balance	$2,052	$1,804
Weighted average coupon	7.08%	7.14%
Weighted average loan age (in months)	9	7

	For the year ended December 31, 2022	For the nine months ended December 31, 2021	For the three months ended March 31, 2021	For the year ended December 31, 2020
	Successor		Predecessor
Investment and Capital Markets
Number of structured deals	8	10	1	11
Structured deals (size in notes)	$3,660,359	$3,477,143	$571,448	$3,286,327
Number of whole-loan trades	46	30	8	11
UPB of whole-loan trades	$1,092,439	$880,315	$195,929	$366,242
Revenue
In the table below is a summary of the components of our Portfolio Management segment's total revenue for the periods indicated (in thousands):

	For the year ended December 31, 2022	For the nine months ended December 31, 2021	For the three months ended March 31, 2021	For the year ended December 31, 2020
	Successor		Predecessor
REVENUES
Gain (loss) on sale and other income from loans held for sale, net	$(6,298)	$39,950	$5,065	$10,192
Net fair value gains (losses) on loans and related obligations:
Net fair value gains from portfolio activity	174,191	102,276	32,386	138,743
Net fair value losses from changes in market inputs or model assumptions	(369,422)	(133,014)	(29,636)	(34,871)
Total net fair value gains (losses) on loans and related obligations	(195,231)	(30,738)	2,750	103,872
Net interest expense	(85,607)	(51,598)	(14,816)	(73,163)
Fee income:
Servicing income (MSR)	50,572	24,664	33,698	25,176
Underwriting, advisory and valuation fees	876	1,830	997	818
Other fees	15,313	3,961	1,496	2,008
Total fee income	66,761	30,455	36,191	28,002
Total revenues	$(220,375)	$(11,931)	$29,190	$68,903
Principally all of our outstanding financial instruments are carried at fair value. The yield recognized on these financial instruments and any changes in estimated fair value are recorded as a component of net fair value gains on loans and related obligations in the Consolidated Statements of Operations. However, for certain of our outstanding financing lines of credit, we have not elected the fair value option. Accordingly, interest expense is presented separately on our Consolidated Statements of Operations. Further, interest income on collateralized loans may be reflected in net fair value gains on loans and related obligations in the Consolidated Statements of Operations, while the associated interest expense on the pledged loans will be included as a component of net interest expense. We evaluate NIM for our outstanding investments through an evaluation of all components of interest income and interest expense.

The following table provides an analysis of all components of NIM for the periods indicated (in thousands):

	For the year ended December 31, 2022	For the nine months ended December 31, 2021	For the three months ended March 31, 2021	For the year ended December 31, 2020
	Successor		Predecessor
Interest income on commercial and reverse loans	$857,271	$495,163	$160,568	$709,679
Interest expense on HMBS and nonrecourse obligations	(560,316)	(329,344)	(119,201)	(526,690)
Net interest margin included in net fair value gains and losses on mortgage loans(1)	296,955	165,819	41,367	182,989
Interest income on mortgage loans held for sale	5,319	1,027	138	714
Interest expense on warehouse lines of credit	(90,926)	(52,625)	(14,954)	(73,877)
Net interest expense	(85,607)	(51,598)	(14,816)	(73,163)
NET INTEREST MARGIN	$211,348	$114,221	$26,551	$109,826
(1) Net interest margin included in net fair value gains and losses on mortgage loans includes interest income and expense on all commercial and reverse loans and their related nonrecourse obligations. Interest income on mortgage loans and warehouse lines of credit are classified in net interest expense. See Note 2 - Summary of Significant Accounting Policies within the consolidated financial statements for additional information on the Company’s accounting related to commercial and reverse mortgage loans.

Certain of our financial instruments are valued using a combination of a DCF model and analysis of current market data to arrive at an estimate of fair value. The cash flow assumptions and prepayment and repayment assumptions used in the model are based on various factors, with the key assumptions being prepayment speeds, credit loss frequencies and severity, and discount rate assumptions. Any changes in fair value on these financial instruments is recorded as a gain or loss in net fair value gains on loans and related obligations in the Consolidated Statements of Operations.

For the year ended December 31, 2022 (Successor) versus the year ended December 31, 2021 (Successor and Predecessor)
Total revenue decreased $237.6 million as a result of the following:
•Gain on sale and other income from loans held for sale, net, decreased $51.3 million, primarily due to changes in fair value due to market volatility and widening spreads on commercial loans sold during the year ended December 31, 2022, compared to the 2021 period.
•Net fair value losses from changes in market inputs or model assumptions increased $206.8 million due to fair value adjustments related predominantly to market discount rate assumptions on long-term assets and liabilities for the year ended December 31, 2022 compared to the 2021 period. These increased fair value losses were partially offset by a $39.5 million increase in fair value gains from normal portfolio activity for the year ended December 31, 2022 compared to the 2021 period.
•Net interest expense increased $19.2 million due primarily to a higher average cost of funds on our financing lines of credit as a result of higher average interest rates during the year ended December 31, 2022 compared to the 2021 period.

For the year ended December 31, 2021 (Successor and Predecessor) versus the year ended December 31, 2020 (Predecessor)
Total revenue decreased $51.6 million or 75.0% as a result of the following:
•Gain on sale and other income from loans held for sale, net, increased $34.8 million primarily due to increased commercial loan sales as a result of the increased commercial loan volume during the year ended December 31, 2021 compared to the same period in 2020.
•Net fair value losses from changes in market inputs or model assumptions increased $127.8 million due to fair value adjustments related predominantly to increases in modeled prepayment speeds on securitized mortgage assets due to increases in home price appreciation for the year ended December 31, 2021 compared to the comparable 2020 period.
•Net interest expense on our warehouse lines decreased $6.7 million due primarily to a lower average cost of funds on our financing lines of credit.
•Fee income increased $38.6 million primarily related to the increase of $33.2 million in servicing fee income as result of the increase in the MSR portfolio for the year ended December 31, 2021 compared to the comparable 2020 period.

Expenses
In the table below is a summary of the components of our Portfolio Management segment's total expenses for the periods indicated (in thousands):

	For the year ended December 31, 2022	For the nine months ended December 31, 2021	For the three months ended March 31, 2021	For the year ended December 31, 2020
	Successor		Predecessor
Salaries and bonuses	$38,286	$40,797	$5,650	$25,470
Other salary related expenses	3,861	1,514	497	2,358
Total salaries, benefits, and related expenses	42,147	42,311	6,147	27,828

Securitization expenses	22,670	22,136	4,459	17,173
Servicing related expenses	33,063	27,123	8,651	28,360
Other general and administrative expenses	25,418	135	4,887	17,226
Total general and administrative expenses	81,151	49,394	17,997	62,759

Occupancy, equipment rentals, and other office related expenses	762	492	262	267
Total expenses	$124,060	$92,197	$24,406	$90,854

For the year ended December 31, 2022 (Successor) versus the year ended December 31, 2021 (Successor and Predecessor)
Total expenses increased $7.5 million or 6.4% as a result of the following:
•Salaries, benefits, and related expenses decreased $6.3 million or 13.0% primarily due to the one-time initial and accelerated equity-based compensation expense recognized during the year December 31, 2021 partially offset by an increase in average headcount in 2022. Average headcount was 112 for the year ended December 31, 2022 and 99 for the comparable 2021 period.
•General and administrative expenses increased $13.8 million or 20.4% primarily due to an increase in other general and administrative expenses primarily related to increases in professional fees and shared services expenses during the year ended December 31, 2022 compared to the 2021 period.

For the year ended December 31, 2021 (Successor and Predecessor) versus the year ended December 31, 2020 (Predecessor)
Total expenses increased $25.7 million or 28.3% as a result of the following:
•Salaries, benefits, and related expenses increased $20.6 million or 74.1%, primarily due to allocated costs associated with the Business Combination, an increase in bonus compensation, and an increase in allocated shared services. During the second quarter of 2021, a one-time initial and accelerated Replacement and Earnout Right RSU expense of $7.2 million was recognized. Additional on-going expenses of $1.9 million were recognized for the RSUs issued at the time of the Business Combination.

•General and administrative expenses increased $4.6 million or 7.4% primarily due to increased loan portfolio expenses related to the increase in subservicing expense on the retained MSR portfolio, which are included in servicing related expenses above, along with increases in fees related to the securitization of assets into nonrecourse securitizations, slightly offset by a decrease in other general and administrative expenses.

Corporate and Other
Our Corporate and Other segment consists of our corporate services groups and Incenter Solutions LLC, which provides fulfillment services to operating segments of the Company. These groups support our operating segments, and the cost of services directly supporting the operating segments are allocated to those operating segments on a cost-of-service basis. Enterprise-focused Corporate and Other expenses that are not incurred in direct support of the operating segments are kept unallocated within our Corporate and Other segment.
The following table summarizes our Corporate and Other segment's results for the periods indicated (in thousands):

	For the year ended December 31, 2022	For the nine months ended December 31, 2021	For the three months ended March 31, 2021	For the year ended December 31, 2020
	Successor		Predecessor
Fee income	$27,578	$25,243	$7,936	$25,392
Net interest expense	(26,993)	(19,967)	(7,744)	(8,931)
Total revenues	585	5,276	192	16,461
Total expenses	139,014	101,005	27,746	80,106
Impairment of other assets	(2,228)	—	—	—
Other, net	27,839	15,198	(9,464)	(6,131)
NET LOSS BEFORE TAXES	$(112,818)	$(80,531)	$(37,018)	$(69,776)

In the table below is a summary of the components of our Corporate and Other segment's total expenses for the periods indicated (in thousands):

	For the year ended December 31, 2022	For the nine months ended December 31, 2021	For the three months ended March 31, 2021	For the year ended December 31, 2020
	Successor		Predecessor
Salaries and bonuses	$136,435	$109,254	$25,486	$75,533
Other salary related expenses	23,808	11,575	4,211	8,324
Shared services - payroll allocations	(90,649)	(67,100)	(18,657)	(41,727)
Total salaries, benefits, and related expenses	69,594	53,729	11,040	42,130

Communication and data processing	21,625	13,161	3,126	9,179
Professional fees	23,258	20,896	10,391	17,030
Other general and administrative expenses	30,681	16,435	6,536	13,845
Shared services - general and administrative allocations	(10,523)	(7,081)	(3,694)	(4,412)
Total general and administrative expenses	65,041	43,411	16,359	35,642

Occupancy, equipment rentals, and other office related expenses	4,379	3,865	347	2,334
Total expenses	$139,014	$101,005	$27,746	$80,106

For the year ended December 31, 2022 (Successor) versus the year ended December 31, 2021 (Successor and Predecessor)
Total revenue decreased $4.9 million or 89.3% as a result of the following:
•Fee income decreased $5.6 million or 16.9% primarily related to the decline in services provided by the Company's operational fulfillment services team.

Total expenses increased $10.3 million or 8.0% as a result of the following:
•Salaries, benefits, and related expenses, net of allocations, increased $4.8 million or 7.4%, primarily due to an increase in average on-shore headcount, which was 564 for the year ended December 31, 2022 compared to 432 for the 2021 period.
•General and administrative expenses, net of shared services allocations, increased $5.3 million or 8.8%, primarily due to an increase in other general and administrative expenses of $7.7 million and an increase in communication and data processing expenses of $5.3 million. This was partially offset by a decrease to professional fees of $8.0 million related to the Business Combination in the year ended December 31, 2021.
Other, net, increased $22.1 million primarily due to the remeasurement of the TRA obligations.

For the year ended December 31, 2021 (Successor and Predecessor) versus the year ended December 31, 2020 (Predecessor)
Total revenue decreased $11.0 million or 66.8% as a result of the following:
•Net interest expense increased $18.8 million as a result of interest expense related to the senior unsecured notes issued in November 2020, which was partially offset by an increase to fee income of $7.8 million related to an increase in services provided by the Company's operational fulfillment services team during the year ended December 31, 2021 compared to comparable 2020 period.
Total expenses increased $48.6 million or 60.7% as a result of the following:
•Salaries, benefits, and related expenses, net of allocations, increased $22.6 million or 53.7% primarily due to an increase in average headcount, bonus compensation, and cost allocations related to the Business Combination. Average on-shore headcount for the year ended December 31, 2021 was 432 compared to 283 for the 2020 period. During the second quarter of 2021, one-time initial and accelerated Replacement and Earnout Right RSU expense of $15.3 million was recognized. Additional on-going expenses of $16.4 million were recognized for the RSUs issued at the time of the Business Combination. These increases were partially offset by an increase in allocations, as the cost associated with the increase in headcount during the period was allocated to each segment.
•General and administrative expenses, net of shared services allocations, increased $24.1 million or 67.7% due to an increase in communications and data processing, higher professional fees, and other general and administrative expenses related to the Business Combination.

NON-GAAP FINANCIAL MEASURES
The Company’s management evaluates performance of the Company through the use of certain non-GAAP financial measures, including Adjusted Net Income, Adjusted EBITDA, and Adjusted Diluted Earnings per Share.
The presentation of non-GAAP measures is used to enhance the investors’ understanding of certain aspects of our financial performance. This discussion is not meant to be considered in isolation, superior to, or as a substitute for the directly comparable financial measures prepared in accordance with GAAP. Management believes these key financial measures provide an additional view of our performance over the long-term and provide useful information that we use in order to maintain and grow our business.
These non-GAAP financial measures should not be considered as an alternative to net income (loss), operating cash flows, or any other performance measures determined in accordance with GAAP. Adjusted Net Income, Adjusted EBITDA, and Adjusted Diluted Earnings per Share have important limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of the limitations of these metrics are: (i) cash expenditures for future contractual commitments; (ii) cash requirements for working capital needs; (iii) cash requirements for certain tax payments; and (iv) all non-cash income/expense items.

Because of these limitations, Adjusted Net Income, Adjusted EBITDA, and Adjusted Diluted Earnings per Share should not be considered as measures of discretionary cash available to us to invest in the growth of our business or distribute to shareholders. We compensate for these limitations by relying primarily on our GAAP results and using our non-GAAP financial measures only as a supplement. Users of our consolidated financial statements are cautioned not to place undue reliance on our non-GAAP financial measures.
Adjusted Net Income
We define Adjusted Net Income as consolidated net income (loss) from continuing operations adjusted for:
1.Changes in fair value of loans and securities held for investment and related obligations due to assumption changes, deferred purchase price obligations (including earnouts and TRA obligations), warrant liability, and minority investments
2.Amortization and impairment of goodwill, intangible assets, and certain other certain long-lived assets
3.Equity-based compensation
4.Certain non-recurring costs
5.Pro-forma income tax provision adjustments to apply the combined corporate statutory tax rates to adjusted consolidated pre-tax income from continuing operations.
Management considers Adjusted Net Income important in evaluating our Company as a whole. This supplemental metric is utilized by our management team to assess the underlying key drivers and operational performance of the continuing operations of the business. In addition, analysts, investors, and creditors may use this measure when analyzing our operating performance and comparability to peers. Adjusted Net Income is not a presentation made in accordance with GAAP, and our definition and use of this measure may vary from other companies in our industry.
Adjusted Net Income provides visibility to the underlying operating performance by excluding the impact of certain items that management does not believe are representative of our core earnings. Adjusted Net Income may also include other adjustments, as applicable based upon facts and circumstances, consistent with our intent of providing a supplemental means of evaluating our operating performance.
Adjusted EBITDA
We define Adjusted EBITDA as net income (loss) from continuing operations adjusted for:
1.Taxes
2.Interest on non-funding debt
3.Depreciation
4.Change in fair value of loans and securities held for investment and related obligations due to assumption changes, deferred purchase price obligations (including earnouts and TRA obligations), warrant liability, and minority investments
5.Amortization and impairment of goodwill, intangible assets, and certain other long-lived assets
6.Equity-based compensation
7.Certain non-recurring costs
We evaluate the performance of our company and segments through the use of Adjusted EBITDA as a non-GAAP measure. Management considers Adjusted EBITDA important in evaluating our business segments and the Company as a whole. Adjusted EBITDA is a supplemental metric utilized by our management team to assess the underlying key drivers and operational performance of the continuing operations of the business and our operating segments. In addition, analysts, investors, and creditors may use these measures when analyzing our operating performance. Adjusted EBITDA is not a presentation made in accordance with GAAP, and our use of this measure and term may vary from other companies in our industry.
Adjusted EBITDA provides visibility to the underlying operating performance by excluding the impact of certain items that management does not believe are representative of our core earnings. Adjusted EBITDA may also include other adjustments, as applicable based upon facts and circumstances, consistent with our intent of providing a supplemental means of evaluating our operating performance.

Adjusted Diluted Earnings Per Share
We define Adjusted Diluted Earnings Per Share as Adjusted Net Income (defined above) divided by the weighted average diluted shares, which includes issued and outstanding Class A Common Stock plus the Class A LLC Units owned by the noncontrolling interest on an if-converted basis.
Analysts, investors, and creditors may use this measure when analyzing our operating performance and comparability to peers. Adjusted Diluted Earnings Per Share is not a presentation made in accordance with GAAP, and our definition and use of this measure may vary from other companies in our industry.
The following table provides a reconciliation of net income (loss) from continuing operations to Adjusted Net Income and Adjusted EBITDA (in thousands, except for share data):

Reconciliation to GAAP

	For the year ended December 31, 2022		For the nine months ended December 31, 2021	For the three months ended March 31, 2021	For the year ended December 31, 2020
	Successor			Predecessor
Reconciliation of Net Income (Loss) from Continuing Operations to Adjusted Net Income and Adjusted EBITDA
Net income (loss) from continuing operations	$(325,868)		$(414,833)	$13,957	$14,998
Add back: Benefit (provision) for income taxes	17,132		7,182	(18)	(150)
Net income (loss) from continuing operations before taxes	(343,000)		(422,015)	13,975	15,148
Adjustments for:
Changes in fair value(1)	334,577		93,854	11,506	55,388
Amortization and impairment of goodwill, intangibles, and other assets(2)	46,877		453,756	231	925
Equity-based compensation(3)	18,694		20,694	—	—
Certain non-recurring costs(4)	18,713		32,813	6,207	11,792
Adjusted Net Income before taxes	75,861		179,102	31,919	83,253
Provision for income taxes(5)	(21,784)		(53,415)	(9,376)	(24,438)
Adjusted Net Income	54,077		125,687	22,543	58,815
Provision for income taxes(5)	21,784		53,415	9,376	24,438
Depreciation	4,383		2,417	531	2,340
Interest expense on non-funding debt	27,631		20,245	7,715	7,685
Adjusted EBITDA	$107,875		$201,764	$40,165	$93,278

GAAP PER SHARE MEASURES
Net loss from continuing operations attributable to controlling interest	$(64,418)	$(64,418)	$(107,621)	N/A	N/A
Basic weighted average shares outstanding	62,298,532		59,849,638	N/A	N/A
Basic Net Loss per Share from Continuing Operations	$(1.03)		$(1.80)	N/A	N/A
If-converted method net loss from continuing operations	$(297,838)		$(397,189)	N/A	N/A
Diluted weighted average shares outstanding	188,236,513		190,597,249	N/A	N/A
Diluted Net Loss per Share from Continuing Operations	$(1.58)		$(2.08)	N/A	N/A

NON-GAAP PER SHARE MEASURES
Adjusted net income	$54,077		$125,687	$22,543	$58,815
Diluted weighted average shares outstanding	188,236,513		190,597,249	191,200,000	191,200,000
Adjusted Diluted Earnings per Share	$0.29		$0.66	$0.12	$0.31
(1) Changes in Fair Value - The adjustment for changes in fair value includes changes in fair value of loans and securities held for investment and related liabilities, deferred purchase price obligations, warrant liability, and minority investments.
Changes in fair value of loans and securities held for investment and related liabilities due to assumption changes- This adjustment relates to changes in the significant market or model input components of the fair value for loans and securities and related obligations which are held for investment. We include an adjustment for the significant market or model input components of the change in fair value because, while based on real observable and/or predicted changes in drivers of the valuation of assets, they may be mismatched in any given period with the actual change in the underlying economics or when they will be realized in actual cash flows. We do not record this change as a separate component in our financial records, but have generated this information based on modeling and certain assumptions. Changes in fair value of loans and securities held for investment and related obligations include changes in fair value and related hedge gains and losses for the following MSR, loans held for investment, and related liabilities:
1.Reverse mortgage loans held for investment, subject to HMBS related obligations, at fair value;
2.Mortgage loans held for investment, subject to nonrecourse debt, at fair value;
3.Mortgage loans held for investment, at fair value;
4.Debt securities, at fair value;
5.MSR, at fair value;
6.HMBS related obligations, at fair value; and
7.Nonrecourse debt, at fair value.
The adjustment for changes in fair value of loans and securities held for investment and related obligations due to assumption changes is calculated based on changes in fair value associated with the above assets and liabilities calculated in accordance with GAAP, excluding the period-to-date estimated impact of the change in fair value attributable to current period additions and the change in fair value attributable to portfolio run-off, net of hedge gains and losses, and any securitization expenses incurred in securitizing our mortgage loans held for investment, subject to nonrecourse debt. This adjustment represents changes in accounting estimates that are measured in accordance with U.S. GAAP. Actual results may differ from those estimates and assumptions due to factors such as changes in the economy, interest rates, secondary market pricing, prepayment assumptions, home prices, or discrete events affecting specific borrowers, and such differences could be material. Accordingly, this number should be understood as an estimate and the actual adjustment could vary if our modeling is incorrect.
Change in Fair Value of Deferred Purchase Price Obligations - We are obligated to pay contingent consideration to sellers of acquired businesses based on future performance of acquired businesses (Earnouts) as well as realization of tax benefits from the Business Combination (TRA Obligation). Change in fair value of deferred purchase price obligations represents impacts to revenue or expense due to changes in the estimated fair value of expected payouts as a result of changes in various assumptions, including future performance, timing and realization of tax benefits, and discount rates.
Change in Fair Value of Minority Investments - The adjustment to minority equity investments and debt investments is based on the change in fair value, which is an item that management believes should be excluded when discussing our ongoing and future operations. Although the change in fair value of minority equity investments and debt investments is a recurring part of our business, we believe the adjustment is appropriate as the fair value fluctuations from period to period may make it difficult to analyze core-operating trends.
Change in Fair Value of the Warrant Liability - The adjustment to the warrant liability is based on the change in fair value, which is an item that management believes should be excluded when discussing our ongoing and future operations. Although the change in fair value of the warrant liability is a recurring part of our business, the change in fair value is unrealized, and we believe the adjustment is appropriate as the fair value fluctuations from period to period may make it difficult to analyze core-operating trends.
(2) Amortization and impairment of goodwill, intangibles, and other assets - includes amortization and impairment of intangibles recognized from various business combinations, and impairment of goodwill and certain other long-lived assets.
(3) Equity-based compensation - Funded 85% by the non-controlling shareholders.
(4) Certain non-recurring costs - This adjustment relates to various one-time expenses and adjustments that management believes should be excluded as these do not relate to a recurring part of the core business operations. These items include certain one-time charges including amounts recognized for settlement of legal and regulatory matters, acquisition or divestiture related expenses, and other one-time charges.
(5) Provision for income taxes - We applied an effective combined corporate tax rate to adjusted consolidated pre-tax income for the respective period to determine the tax effect of adjusted consolidated net income.

Liquidity and Capital Resources
Impact of the Business Combination
FoA is a holding company and has no material assets other than its direct and indirect ownership of Class A LLC Units. FoA has no independent means of generating revenue. FoA Equity may make distributions to its holders of Class A LLC Units, including FoA and the Continuing Unitholders, in an amount sufficient to cover all applicable taxes at assumed tax rates, payments under the TRA, and dividends, if any, declared by it. Deterioration in the financial condition, earnings, or cash flow of FoA Equity and its subsidiaries for any reason could limit or impair their ability to pay such distributions. Additionally, the terms of our financing arrangements, including financing lines of credit and senior notes, contain covenants that may restrict FoA Equity and its subsidiaries from paying such distributions, subject to certain exceptions. In addition, some of our subsidiaries are subject to various regulatory capital and minimum net worth requirements as a result of their mortgage origination and servicing activities. Further, FoA Equity is generally prohibited under Delaware law from making a distribution to a member to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of FoA Equity (with certain exceptions) exceed the fair value of its assets. Subsidiaries of FoA Equity are generally subject to similar legal limitations on their ability to make distributions to FoA Equity.
Our cash flows from operations, borrowing availability, and overall liquidity are subject to risks and uncertainties. We may not be able to obtain additional liquidity on reasonable terms, or at all. Additionally, our liquidity and our ability to meet our obligations and fund our capital requirements are dependent on our future financial performance, which is subject to general economic, financial, and other factors that are beyond our control. Accordingly, our business may not generate sufficient cash flow from operations and future borrowings may not be available from additional indebtedness or otherwise to meet our liquidity needs. If we decide to pursue one or more significant acquisitions, we may incur additional debt or sell additional equity to finance such acquisitions, which would result in additional expenses or dilution.
TRA
In connection with the Business Combination, concurrently with the Closing, the Company entered into the TRA with certain owners of FoA Equity prior to the Business Combination (the "TRA Parties"). The TRA generally provides for payment by the Company to the TRA Parties of 85% of the cash tax benefits, if any, that the Company is deemed to realize (calculated using certain simplifying assumptions) as a result of (i) tax basis adjustments as a result of sales and exchanges of units in connection with or following the Business Combination and certain distributions with respect to units, (ii) the Company’s utilization of certain tax attributes attributable to Blackstone Tactical Opportunities Associates - NQ L.L.C., a Delaware limited partnership, shareholders, and (iii) certain other tax benefits related to entering into the TRA, including tax benefits attributable to making payments under the TRA. These tax basis adjustments generated over time may increase (for tax purposes) the depreciation and amortization deductions available to the Company and, therefore, may reduce the amount of U.S. federal, state, and local tax that the Company would otherwise be required to pay in the future, although the IRS may challenge all or part of the validity of that tax basis, and a court could sustain such challenge. The tax basis adjustments upon sales or exchanges of units for shares of Class A Common Stock and certain distributions with respect to Class A LLC Units may also decrease gains (or increase losses) on future dispositions of certain assets to the extent tax basis is allocated to those assets. Actual tax benefits realized by the Company may differ from tax benefits calculated under the Tax Receivable Agreements as a result of the use of certain assumptions in the TRA, including the use of an assumed weighted average state and local income tax rate to calculate tax benefits.
The payments that FoA may make under the TRA are expected to be substantial. The payments under the TRA are not conditioned upon continued ownership of FoA or FoA Equity by the Continuing Unitholders.
The Company accounts for the effects of these increases in tax basis and associated payments under the TRA arising from exchanges in connection with the Business Combination as follows:
•records an increase in deferred tax assets for the estimated income tax effects of the increases in tax basis based on enacted U.S. federal and state tax rates at the date of the exchange;
•to the extent we estimate that the Company will not realize the full benefit represented by the deferred tax asset, based on an analysis that will consider, among other things, our expectation of future earnings, the Company reduces the deferred tax asset with a valuation allowance; and

•initial measurement of the obligations is at fair value on the date of the Business Combination. Subsequently, the liability will be remeasured at fair value each reporting period, with any changes in fair value recognized in other, net, in the Consolidated Statements of Operations.
The Company records obligations under the TRA resulting from exchanges subsequent to the Business Combination, as they occur, at the gross undiscounted amount of the expected future payments as an increase to the liability along with the deferred tax asset and valuation allowance (if any) with an offset to additional paid-in capital. If the Company determines that it is no longer probable that a related contingent payment will be required based on expected future cash flows, a reversal of the liability will be recorded through earnings. For the year ended December 31, 2022, the Company determined that the contingent payment is no longer probable of occurring, which is consistent with the Company’s need to record the associated valuation allowance against the deferred tax assets (for more information regarding the valuation allowance see Note 28 - Income Taxes) and has recorded an adjustment through other, net, in the Consolidated Statements of Operations to release the previously estimated contingent TRA liabilities.
As of December 31, 2022 and December 31, 2021, the Company had a liability of $3.8 million and $29.4 million, respectively, which is included in deferred purchase price liabilities within payables and other liabilities in the Consolidated Statements of Financial Condition.
Sources and Uses of Cash
Our primary sources of funds for liquidity include: (i) payments received from the sale or securitization of loans; (ii) payments from the liquidation or securitization of our outstanding participating interests in loans; and (iii) advances on warehouse facilities, other secured borrowings, and the unsecured senior notes.
Our primary uses of funds for liquidity include: (i) funding of borrower advances and draws on outstanding loans; (ii) originations of loans; (iii) payment of operating expenses; (iv) repayment of borrowings and repurchases or redemptions of outstanding indebtedness, and (v) distributions to shareholders for the estimated taxes on pass-through taxable income.
Our cash flow from operating activities when combined with net proceeds from our portfolio financing activities, as well as capacity through existing facilities, provide adequate resources to fund our anticipated ongoing cash requirements. We rely on these facilities to fund operating activities. As the facilities mature, we anticipate renewal of these facilities will be achieved. Future debt maturities will be funded with cash and cash equivalents, cash flow from operating activities, and, if necessary, future access to capital markets. We continue to optimize the use of balance sheet cash to avoid unnecessary interest-carrying costs.
Cash Flows
The following table presents net cash provided by (used in) operating activities, investing activities and financing activities (in thousands) for the year ended December 31, 2022 (Successor) and the comparable 2021 and 2020 periods:

	For the year ended December 31, 2022	For the nine months ended December 31, 2021	For the three months ended March 31, 2021	For the year ended December 31, 2020
	Successor		Predecessor
Net cash provided by (used in)(1):
Operating activities	$1,407,819	$(214,630)	$118,043	$(686,090)
Investing activities	(1,819,075)	(1,103,411)	(312,047)	(875,107)
Financing activities	225,214	1,154,965	307,695	1,717,862
(1) Amounts presented contain results from both continuing and discontinued operations. Refer to Note 3 - Discontinued Operations for additional information regarding cash flow associated with the results of discontinued operations.

Our cash decreased by $186.2 million for the year ended December 31, 2022 (Successor) compared to a decrease of $49.5 million during the comparable period in 2021.

Operating Cash Flow
Net cash provided by (used in) operating activities totaled $1.4 billion for the year ended December 31, 2022 (Successor) and $(96.6) million for the comparable period in 2021.
Cash flows from operating activities increased by $1.5 billion for the year ended December 31, 2022 (Successor) compared to the corresponding 2021 period. The increase was primarily attributable to a $957.3 million increase in proceeds from the sale of loans held for sale, net of cash used for originations, and a $339.8 million increase in cash provided by changes in operating assets and liabilities.
Investing Cash Flow
Net cash used in investing activities totaled $1.8 billion for the year ended December 31, 2022 (Successor) and $1.4 billion for the comparable period in 2021.
The increase of $403.6 million in cash used in our investing activities during the year ended December 31, 2022 (Successor) compared to the 2021 period was primarily attributable to a $1.1 billion increase in cash used for purchases and originations of loans held for investment, net of proceeds/payments on those loans. Cash outflows from investing activities were partially offset by an increase of $153.8 million in proceeds/payments on loans held for investment subject to nonrecourse debt, net of cash used for originations, and a $464.0 million increase in proceeds from the sales of mortgage servicing rights.
Financing Cash Flow
Net cash provided by financing activities totaled $224.7 million for the year ended December 31, 2022 (Successor) and $1.5 billion for the comparable period in 2021.
The decrease of $1.2 billion in cash provided by our financing activities during the year ended December 31, 2022 (Successor) compared to the 2021 period was primarily driven by a $2.3 billion decrease in proceeds from other financing lines of credit, net of payments, and a $116.2 million decrease in proceeds from the securitizations of loans, subject to HMBS related obligations, net of payments. These decreased cash outflows from financing activities were partially offset by an $810.1 million increase in proceeds from the issuance of nonrecourse debt, net of payments. Additionally, the decrease in net cash provided by our financing activities was further offset by a $203.2 million financing outflow related to the settlement of contingently redeemable noncontrolling interest in connection with the Business Combination and member distributions of $75.0 million paid in the 2021 period.
Financial Covenants
Our credit facilities contain various financial covenants, which primarily relate to required tangible net worth amounts, liquidity reserves, leverage ratio requirements, and profitability requirements. These covenants are measured at our operating subsidiaries. The Company was in compliance with or obtained waivers or amendments to the terms of financial covenants as of December 31, 2022.
Seller/Servicer Financial Requirements
We are also subject to net worth, capital ratio, and liquidity requirements established by FHA for Fannie Mae and Freddie Mac Seller/Servicers, and Ginnie Mae for single family issuers. In both cases, these requirements apply to our operating subsidiaries, FAM and FAR, which are licensed sellers/servicers of the respective GSEs. As of December 31, 2022 and December 31, 2021, we were in compliance with all of our seller/servicer financial requirements for FHA and Ginnie Mae. For additional information see Note 31 - Liquidity and Capital Requirements within the consolidated financial statements.
Minimum Net Worth
The minimum net worth requirement for Fannie Mae and Freddie Mac is defined as follows:
•Base of $2.5 million plus 25 basis points of outstanding UPB for total loans serviced.
•Tangible Net Worth comprises of total equity less goodwill, intangible assets, affiliate receivables and certain pledged assets.
The minimum net worth requirement for Ginnie Mae is defined as follows:
•The sum of (i) base of $2.5 million plus 35 basis points of the issuer’s total single-family effective outstanding obligations, and (ii) base of $5 million plus 1% of the total effective HMBS outstanding obligations.

•Tangible Net Worth is defined as total equity less goodwill, intangible assets, affiliate receivables, and certain pledged assets. Effective for the fiscal year 2020, under the Ginnie Mae MBS Guide, the issuers will no longer be permitted to include deferred tax assets when computing the minimum net worth requirement.
Minimum Capital Ratio
•In addition to the minimum net worth requirement, we are also required to hold a ratio of Tangible Net Worth to Total Assets (excluding HMBS securitizations) greater than 6%.
•FAR received a waiver for the minimum outstanding capital requirements from Ginnie Mae.
Minimum Liquidity
The minimum liquidity requirement for Fannie Mae and Freddie Mac is defined as follows:
•3.5 basis points of total Agency Mortgage Servicing, plus
•Incremental 200 basis points times the sum of the following:
•The total UPB of nonperforming (90 or more days delinquent) Agency Mortgage Servicing that is not in forbearance, plus
•The total UPB of nonperforming (90 or more days delinquent) Agency Mortgage Servicing that is in forbearance, and which were delinquent at the time it entered forbearance, plus
•30% of the UPB of nonperforming (90 or more days delinquent) Agency Mortgage Servicing that is in forbearance, and which were current at the time it entered forbearance
•This liquidity must only be maintained to the extent this sum exceeds 6% of the total Agency Mortgage Servicing UPB.
•Allowable assets for liquidity may include cash and cash equivalents (unrestricted), available for sale or held for trading investment grade securities (e.g., Agency MBS, Obligations of GSEs, U.S. Treasury Obligations); and unused/available portion of committed servicing advance lines.
The minimum liquidity requirement for Ginnie Mae is defined as follows:
•Maintain liquid assets equal to the greater of $1.0 million or 10 basis points of our outstanding single-family MBS.
•Maintain liquid assets equal to at least 20% of our net worth requirement for HECM MBS.
Liquidity and Going Concern
The Company’s financial statements are prepared in accordance with GAAP assuming the Company will continue to operate as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from uncertainty related to the Company’s ability to continue as a going concern.
In accordance with Financial Accounting Standards Board, or the FASB, Accounting Standards Update No. 2014-15, Presentation of Financial Statements - Going Concern (Subtopic 205-40), our management evaluates whether there are conditions or events, considered in aggregate, that raise substantial doubt about our ability to continue as a going concern.
For the year ended December 31, 2022, the Company incurred net losses of approximately $715.5 million, including operational losses in its discontinued previously reported Mortgage Originations, Commercial Originations, and Lender Services segments. Revenues generated for 2022 were negatively impacted by macroeconomic factors including persistent high inflation and increased market interest rates. These factors significantly reduced customer demand and compressed margins in our business segments. The Company also observed significantly widened market spreads for assets that we hold for investment at fair value, which combined with higher interest rates, resulted in negative fair value adjustments. These fair value losses recognized in accordance with U.S. GAAP resulted in the Company using cash during 2022 to pay down or repay certain credit facilities. When evaluated in the aggregate, and before consideration of management’s plans, these conditions raise questions as to our ability to meet our obligations and covenants for the twelve-month and a day period from the date of the issuance of the consolidated financial statements.

In order to address the conditions noted above, Management has taken certain actions and is implementing the following plans and actions that we believe will address the Company’s liquidity needs over at least the twelve-month and a day period from the date of the issuance of the consolidated financial statements:
•Disposal of the Mortgage Origination business was completed as of February 28, 2023. This disposal reduces future operating losses and increases liquidity.
•Sale of operating assets in Commercial Originations closed on March 14, 2023. This sale further reduces future operating losses.
•Sale of the Company’s remaining commercial loan and other related assets, which increases liquidity.
•Extension (executed March 13, 2023) of the Company’s revolving working capital lines of credit through May 15, 2024.
•Acquisition of certain business operations (assets and liabilities) of American Advisors Group, is expected to close at the end of the first quarter of 2023. In connection with the closing of the AAG transaction, the Company will pay cash of $10 million and issue approximately $50 million in FoA Equity LLC units as equity consideration to AAG and further, the Company will issue shares to certain existing equity holders in connection with a committed cash equity raise totaling $30 million. The AAG acquisition is expected to increase operating revenues and net cash attributable to its Retirement Solutions and Portfolio Management business segments. Refer to Note 38 - Subsequent Events for further details related to the acquisition.
•Sale of Boston National Holdings LLC and Agents National Title Holding Company for a cash purchase price of approximately $100 million (approximately $65 million net of cash on hand), which is expected to close in the second quarter of 2023. Refer to Note 38 - Subsequent Events for further details related to the divestiture.
The Company believes management’s plans, as described above, will provide sufficient liquidity to meet the financial obligations and covenants over at least the twelve-month and a day period from the date the consolidated financial statements are issued and that the execution of these plans is probable.

Summary of Certain Indebtedness
The following description is a summary of certain material provisions of our outstanding indebtedness. As of December 31, 2022, our debt obligations were approximately $20.1 billion. This summary does not restate the terms of our outstanding indebtedness in its entirety, nor does it describe all of the material terms of our indebtedness.
Warehouse Lines of Credit
Reverse mortgage facilities
As of December 31, 2022, we had $1.4 billion in warehouse lines of credit capacity collateralized by first lien mortgages with a $0.6 billion aggregate principal amount drawn through seven funding facility arrangements with seven active lenders. These facilities are generally structured as master repurchase agreements under which ownership of the related eligible loans is temporarily transferred to a lender or as participation arrangements pursuant to which the lender acquires a participation interest in the related eligible loans. The funds advanced to us are generally repaid using the proceeds from the sale or securitization of the loans to, or pursuant to, programs sponsored by Ginnie Mae or private secondary market investors, although prior payment may be required based on, among other things, certain breaches of representations and warranties or other events of default.
When we draw on these warehouse lines of credit, we generally must transfer and pledge eligible loans, and comply with various financial and other covenants. The facilities generally have one-year terms and expire at various times during 2023. Under our facilities, loans are generally transferred at a haircut which serves as the primary credit enhancement for the lender. Three of our warehouse lines of credit are guaranteed by FAH, a consolidated subsidiary of the Company and the parent holding company to the reverse mortgage business. Since the advances to us are generally for less than the acquisition cost of the loans, we are required to use working capital to fund the remaining portion of the funding required for the loan. The amount of the advance that is provided under the various facilities ranges from 30% to 104% of the market value of the loans. Upon expiration, management believes it will either renew its existing facilities or obtain sufficient additional lines of credit. The interest rate on all outstanding facilities is LIBOR and SOFR plus applicable margin.

The following table presents additional information about our warehouse facilities as of December 31, 2022 (in thousands):

Reverse Warehouse Facilities	Maturity Date	Total Capacity	December 31, 2022
Committed	April 2023 - June 2023	$500,000	$225,903
Uncommitted	May 2023 - November 2023	875,000	358,755
Total reverse warehouse facilities		$1,375,000	$584,658
Mortgage facility
As of December 31, 2022, we had $0.3 billion in a warehouse line of credit capacity collateralized by first lien mortgages with $0.1 billion aggregate principal amount drawn through one funding facility arrangement with one active lender. This facility is structured as a master repurchase agreement under which ownership of the related eligible loans is temporarily transferred to the lender.
When we draw on this facility, we generally must transfer and pledge eligible loans to the lender and comply with various financial and other covenants. The facility expires in October 2023. Under the facility, loans are generally transferred at an advance rate less than the principal balance or fair value of the loans (the "haircut"), which serves as the primary credit enhancement for the lender. Our one warehouse line of credit is guaranteed by FAH, a consolidated subsidiary of the Company and the parent holding company to the mortgage business. Since the advances to us are generally for less than 100% of the principal balance of the loans, we are required to use working capital to fund the remaining portion of the principal balance of the loans. The amount of the advance that is provided under the facility ranges from 45% to 70% of the market value or principal balance of the loans. The interest rate on the outstanding facility is the Bloomberg Short-Term Bank Yield Index, plus applicable margin.
The following table presents additional information about our warehouse facility as of December 31, 2022 (in thousands):

Mortgage Warehouse Facility	Maturity Date	Total Capacity	December 31, 2022
Uncommitted	October 2023	$311,673	$83,814
Commercial loan facilities
As of December 31, 2022, we had $0.3 billion in warehouse lines of credit capacity collateralized by first lien mortgages and encumbered agricultural loans with a $0.2 billion aggregate principal amount drawn through five funding facility arrangements with five active lenders. These facilities are either structured as master repurchase agreements under which ownership of the related eligible loans is temporarily transferred to a lender, as loan and security agreements pursuant to which the related eligible assets are pledged as collateral for the loan from the related lender, or are collateralized by first lien loans or crop loans. The funds advanced to us are generally repaid using the proceeds from the sale or securitization of the loans to private secondary market investors, although prior payment may be required based on, among other things, certain breaches of representations and warranties or other events of default.
When we draw on these facilities, we must transfer and pledge eligible loan collateral, and comply with various financial and other covenants. The facilities generally have one-year terms and expire at various times during 2023. Under our facilities, loans are generally transferred at a haircut, which serves as the primary credit enhancement for the lender. Four of our warehouse lines of credit are guaranteed by FAH, a consolidated subsidiary of the Company and the parent holding company to the commercial lending business. Since the advances to us are generally for less than 100% of the principal balance of the loans, we are required to use working capital to fund the remaining portion of the principal balance of the loans. The amount of the advance that is provided under the various facilities generally ranges from 70% to 90% of the principal balance of the loans. The interest rate on all outstanding facilities is LIBOR, SOFR, and Ameribor, plus applicable margin, or a fixed rate.

The following table presents additional information about our warehouse facilities as of December 31, 2022 (in thousands):

Commercial Warehouse Facilities	Maturity Date	Total Capacity	December 31, 2022
Committed	April 2023 - November 2023	$150,000	$128,456
Uncommitted	April 2023 - October 2023	116,040	39,043
Total commercial warehouse facilities		$266,040	$167,499
General
With respect to each of our warehouse facilities, we pay certain up-front and/or ongoing fees which can be based on our utilization of the facility. In some instances, loans held by a lender for a contractual period exceeding 45 to 60 calendar days after we originate such loans are subject to additional fees and interest rates.
Certain of our warehouse facilities contain sub-limits for "wet" loans, which allow us to finance loans for a minimal period of time prior to delivery of the note collateral to the lender. "Wet" loans are loans for which the collateral custodian has not yet received the related loan documentation. "Dry" loans are loans for which all the sale documentation has been completed at the time of funding. Wet loans are held by a lender for a contractual period, typically between five and ten business days and are subject to a reduction in the advance amount.
Interest is generally payable at the time the loan is settled off the line or monthly in arrears and the principal is payable upon receipt of loan sale proceeds or transfer of a loan to another line of credit. The facilities may also require the outstanding principal to be repaid if a loan remains on the line longer than a contractual period of time, which ranges from 45 to 365 calendar days.
Interest on our warehouse facilities vary by facility and may depend on the type of asset that is being financed. The interest rate on all outstanding facilities is LIBOR plus a spread, the prime rate plus a spread, or an alternative short-term index plus a spread.
Loans financed under certain of our warehouse facilities are subject to changes in fair value and margin calls. The fair value of our loans depends on a variety of economic conditions, including interest rates and market demand for loans. Under certain facilities, if the fair value of the underlying loans declines below the outstanding asset balance on such loans or if the UPB of such loans falls below a threshold related to the repurchase price for such loans, we could be required to (i) repay cash in an amount that cures the margin deficit or (ii) supply additional eligible assets or rights as collateral for the underlying loans to compensate for the margin deficit. Certain warehouse facilities allow for the remittance of cash back to us if the value of the loan exceeds the principal balance.
Our warehouse facilities require each of our borrowing subsidiaries to comply with various customary operating and financial covenants, including, without limitation, the following tests:
•minimum tangible or adjusted tangible net worth;
•maximum leverage ratio of total liabilities (which may include off-balance sheet liabilities) or indebtedness to tangible or adjusted tangible net worth;
•minimum liquidity or minimum liquid assets; and
•minimum net income or pre-tax net income.
In the event we fail to comply with the covenants contained in any of our warehouse lines of credit, or otherwise were to default under the terms of such agreements, we may be restricted from paying dividends, reducing or retiring our equity interests, making investments, or incurring more debt.
Other Secured Lines of Credit
As of December 31, 2022, we collectively had $0.6 billion in additional secured facilities with $0.5 billion aggregate principal amount drawn through credit agreements or master repurchase agreements with nine funding facility arrangements and eight active lenders. These facilities are secured by, among other things, eligible asset-backed securities, home improvement loans, MSR, and HECM tails. In certain instances, these assets are subject to existing first lien warehouse financing, in which case these facilities (i.e., mezzanine facilities) are secured by the equity in these assets exceeding first lien warehouse financing. One of our facilities was with Podium Mortgage Capital, LLC, who acts as a lender to us and is an affiliate of one of our shareholders, Blackstone, Inc. These facilities are generally structured as master repurchase agreements under which ownership of the related eligible assets is temporarily transferred to a lender. The funds advanced to us are generally repaid using the proceeds from the sale or securitization of the underlying assets or distribution from underlying securities, although prior payment may be required based on, among other things, certain breaches of representations and warranties or other events of default.
When we draw on these facilities, we generally must transfer and pledge eligible assets to the lender and comply with various financial and other covenants. Under our facilities, we generally transfer the assets at a haircut which serves as the primary credit enhancement for the lender. Seven of these facilities are guaranteed by FAH, a consolidated subsidiary of the Company.
The following table presents additional information about our other financing lines of credit as of December 31, 2022 (in thousands):

Other Financing Lines of Credit	Maturity Date	Total Capacity	December 31, 2022
Committed	February 2023 - October 2027	$581,419	$491,663

We pay certain up-front and ongoing fees based on our utilization with respect to many of these facilities. We pay commitment fees based upon the limit of the facility and unused fees are paid if utilization falls below a certain amount.
Interest is payable either at the time the loan or securities are settled off the line or monthly in arrears, and principal is payable upon receipt of asset sale proceeds, principal distributions on the underlying pledged securities or transfer of assets to another line of credit, and upon the maturity of the facility.
Under these facilities, we are generally required to comply with various customary operating and financial covenants. The financial covenants are similar to those under the warehouse lines of credit. The Company was in compliance with or has received waivers for all financial covenants as of December 31, 2022.
HMBS related obligations
FAR is an approved issuer of HMBS securities that are guaranteed by Ginnie Mae and collateralized by participation interests in HECM insured by the FHA. We originate HECM insured by the FHA. Participations in the HECM are pooled into HMBS securities which are sold into the secondary market with servicing rights retained. We have determined that loan transfers in the HMBS program do not meet the accounting definition of a participating interest because of the servicing requirements in the product that require the issuer/servicer to absorb some level of interest rate risk, cash flow timing risk, and incidental credit risk due to the buyout of HECM assets as discussed below. As a result, the transfers of the HECM do not qualify for sale accounting, and we, therefore, account for these transfers as financings. Holders of participating interests in the HMBS have no recourse against assets other than the underlying HECM loans, remittances, or collateral on those loans while they are in the securitization pools, except for standard representations and warranties and our contractual obligation to service the HECM and the HMBS.
Remittances received on the reverse loans, if any, and proceeds received from the sale of real estate owned, and our funds used to repurchase reverse loans are used to reduce the HMBS related obligations by making payments to the securitization pools, which then remit the payments to the beneficial interest holders of the HMBS. The maturity of the HMBS related obligations is directly affected by the liquidation of the reverse loans or liquidation of real estate owned and events of default as stipulated in the reverse loan agreements with borrowers. As an HMBS issuer, FAR assumes certain obligations related to each security it issues. The most significant obligation is the requirement to purchase loans out of the Ginnie Mae securitization pools once they reach certain limits set at loan origination for the maximum UPB allowed. Performing repurchased loans are generally conveyed to HUD and nonperforming repurchased loans are generally liquidated in accordance with program requirements.
As of December 31, 2022, we had HMBS-related borrowings of $11.0 billion and HECM pledged as collateral to the pools of $11.1 billion, both carried at fair value.
Additionally, as the servicer of reverse mortgage loans, we are obligated to fund additional borrowing capacity primarily in the form of undrawn lines of credit on floating rate reverse mortgage loans. We rely upon our operating cash flows to fund these additional borrowings on a short-term basis prior to securitization. The additional borrowings are generally securitized within 30 days after funding. The obligation to fund these additional borrowings could have a significant impact on our liquidity.

Nonrecourse Debt
We securitize and issue interests in pools of loans that are not eligible for the Ginnie Mae securitization program. These include reverse mortgage loans that were previously repurchased out of a HMBS pool, which are referred to as HECM Buyouts, fix & flip securitized loans, securitized agricultural loans, and non-agency reverse mortgages. The transactions provide investors with the ability to invest in these pools of assets. The transactions provide us with access to liquidity for these assets, ongoing servicing fees, and potential residual returns for the residual securities we retain at the time of securitization. The transactions are structured as secured borrowings with the loan assets and liabilities, respectively, included in the Consolidated Statements of Financial Condition as loans held for investment, subject to nonrecourse debt, at fair value, and nonrecourse debt, at fair value. As of December 31, 2022, we had nonrecourse debt-related borrowings of $7.3 billion.
Nonrecourse MSR Financing Liability, at Fair Value
The Company entered into nonrevolving facility commitments with various investors to pay an amount based on monthly cashflows received in respect of servicing fees generated from certain of the Company’s originated or acquired MSR. Under these agreements, the Company has agreed to pay an amount to these parties equal to excess servicing and ancillary fees related to the identified MSR in exchange for an upfront payment equal to the entire purchase price of the identified, acquired, or originated MSR. These transactions are accounted for as financings under ASC 470, Debt. As of December 31, 2022, the Company had an outstanding balance against this commitment of $60.6 million.
Notes Payable
Senior unsecured notes
On November 5, 2020, Finance of America Funding LLC ("FOAF"), a consolidated subsidiary of the Company, issued $350 million aggregate principal amount of senior unsecured notes due November 15, 2025 (the "Notes"). The Notes bear interest at a rate of 7.875% per year, payable semi-annually in arrears on May 15 and November 15 beginning on May 15, 2021. The Notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by FoA and each of FoA’s material existing and future consolidated domestic subsidiaries (other than FOAF and subsidiaries that cannot guarantee the Notes for tax, contractual or regulatory reasons).
In accordance with the agreement, FOAF may redeem some or all of the Notes at a redemption price equal to 100% of the principal amount thereof, plus the applicable premium as of the redemption date under the terms of the indenture and accrued and unpaid interest. The redemption price during each of the twelve-month periods following November 15, 2022, November 15, 2023 and at any time after November 15, 2024 is 103.938%, 101.969% and 100%, respectively, of the principal amount plus accrued and unpaid interest thereon. Upon the occurrence of a change of control, the holders of the Notes will have the right to require FOAF to make an offer to repurchase each holder’s Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest. FOAF has not redeemed any of the Notes since they were issued in November 2020.
The Notes contain covenants limiting, among other things, FOAF and its restricted subsidiaries’ ability to incur certain types of additional debt or issue certain preferred shares, incur liens, make certain distributions, investments and other restricted payments, engage in certain transactions with affiliates, and merge or consolidate or sell, transfer, lease or otherwise dispose of all or substantially all of FOAF's assets. These incurrence-based covenants are subject to important exceptions and qualifications (including any relevant exceptions for the Business Combination). Many of these covenants will cease to apply with respect to the Notes during any time that the Notes have investment grade ratings from either Moody’s Investors Service, Inc. or Fitch Ratings Inc. and no default with respect to the Notes has occurred and is continuing. The Company was in compliance with all required covenants related to the Notes as of December 31, 2022.
FoA’s existing owners or their affiliated entities, including Blackstone and Brian L. Libman, FoA’s founder and chairman, purchased notes in the offering in an aggregate principal amount of $135.0 million.

Related-party notes
The Company had two Revolving Working Capital Promissory Note Agreements (the "Working Capital Promissory Notes") outstanding with BTO Urban Holdings and Libman Family Holdings, LLC, a Delaware limited liability company which are deemed affiliates of the Company. Amounts under the Working Capital Promissory Notes may be re-borrowed and repaid from time to time until the related maturity date. The Working Capital Promissory Notes accrue interest monthly at a rate of 6.5% per annum and mature in October 2023. The Working Capital Promissory Notes were amended subsequent to the balance sheet date. Refer to Note 38 - Subsequent Events within the consolidated financial statements for additional information.

Contractual Obligations and Commitments
The following table provides a summary of obligations and commitments outstanding as of December 31, 2022 (in thousands).

	Total	Less than 1 year	1- 3 years	3 - 5 years	More than 5 years
Contractual cash obligations:
Warehouse lines of credit	$835,971	$835,971	$—	$—	$—
MSR line of credit	43,348	—	—	43,348	—
Other secured lines of credit	448,315	76,099	12,500	—	359,716
Nonrecourse debt(1)	7,925,283	1,685,944	3,133,003	3,106,336	—
Notes payable	399,402	46,790	352,612	—	—
Operating leases	47,002	5,864	10,178	9,231	21,729
Total	$9,699,321	$2,650,668	$3,508,293	$3,158,915	$381,445
(1) Nonrecourse MSR financing liability is excluded from this balance. See below for additional details related to the nonrecourse MSR financing liability.
In addition to the above contractual obligations, we have also been involved with several securitizations of HECM loans, which were structured as secured borrowings. These structures resulted in us carrying the securitized loans in the Consolidated Statements of Financial Condition and recognizing the asset-backed certificates acquired by third parties as HMBS obligations. The timing of the principal payments on this nonrecourse debt is dependent on the payments received on the underlying mortgage loans and liquidation of real estate owned. The outstanding principal balance of loans held for investment, subject to HMBS related obligations, was $10.7 billion as of December 31, 2022.
In addition to the above contractual obligations, we have also been involved in the sale of a portion of the excess servicing and/or an agreement to pay certain amounts based on excess servicing cashflows generated on our owned MSR. These transactions are treated as structured financings in the Consolidated Statements of Financial Condition with the recognized proceeds being recorded as nonrecourse MSR financing liability. The timing of the payments of the nonrecourse MSR financing liability is dependent on the payments received on the underlying MSR.
The TRA that was entered into in connection with the Business Combination will require payments to be made that may be significant and are not reflected in the contractual obligations tables set forth above.

CRITICAL ACCOUNTING ESTIMATES
Various elements of our accounting policies, by their nature, are inherently subject to estimation techniques, valuation assumptions, and other subjective assessments. In particular, we have identified several policies that, due to the judgment, estimates, and assumptions inherent in those policies, are critical to an understanding of the consolidated financial statements. These policies relate to fair value measurements, particularly those determined to be Level 3 as discussed in Note 6 - Fair Value within the consolidated financial statements. We believe that the judgment, estimates, and assumptions used in the preparation of the consolidated financial statements are appropriate given the factual circumstances at the time. However, given the sensitivity of the consolidated financial statements to these critical accounting policies, the use of other judgments, estimates, and assumptions could result in material differences in our results of operations or financial condition. Fair value measurements considered to be Level 3 representing estimated values based on significant unobservable inputs include (i) the valuation of loans held for investment, subject to HMBS related obligations, at fair value (ii) the valuation of loans held for investment, subject to nonrecourse debt, at fair value (iii) the valuation of loans held for investment, at fair value (iv) the valuation of HMBS related obligations, at fair value, and (v) valuation of nonrecourse debt, at fair value.
Fair Value Measurements
Reverse Mortgage Loans Held for Investment, at Fair Value
We have elected to account for all outstanding reverse mortgage loans held for investment at fair value. Outstanding reverse mortgage loans held for investment, at fair value, include originated reverse mortgage loans that are expected to be sold or securitized in the secondary market, reverse mortgage loans that were previously securitized into either an HMBS or private securitization, or repurchased reverse loans out of Ginnie Mae securitization pools.
We have determined that HECM loans transferred under the current Ginnie Mae HMBS securitization program do not meet the requirements for sale accounting and are not derecognized upon date of transfer. The Ginnie Mae HMBS securitization program includes certain terms that do not meet the participating interest requirements and require or provide an option for the Company to reacquire the loans prior to maturity. Due to these terms, the transfer of the loans does not meet the requirements of sale accounting. As a result, the Company accounts for HECM loans transferred into HMBS securitizations as secured borrowings and continues to recognize the loans as held for investment, along with the corresponding liability for the HMBS related obligations.
Non-agency reverse mortgage loans are loans designated for homeowners aged 62 or older with higher priced homes. The minimum home value is $400 thousand and the maximum loan amount is $4 million. Non-agency reverse mortgage loans are not insured by the FHA and will not be placed into a Ginnie Mae HMBS. However, the Company may transfer or pledge these assets as collateral for securitized nonrecourse debt obligations.
Reverse mortgage loans held for investment, at fair value, also include claims receivable that have been submitted to HUD awaiting reimbursement. These amounts are recorded net of amounts the Company does not expect to recover through outstanding claims.
As an issuer of HMBS, we are required to repurchase reverse loans out of the Ginnie Mae securitization pools once the outstanding principal balance of the related HECM is equal to or greater than 98% of the maximum claim amount (“MCA”) (referred to as unpoolable loans). Performing repurchased loans are conveyed to HUD and payment is received from HUD typically within 75 days of repurchase. Nonperforming repurchased loans are generally liquidated through foreclosure, subsequent sale of the real estate owned, and claim submissions to HUD.
We recognize reverse mortgage loans held for investment at fair value with all changes in fair value recorded as a charge or credit to net fair value gains on loans and related obligations in the Consolidated Statements of Operations. We estimate the fair value of these loans using a process that combines the use of a discounted cash flow model and analysis of current market data to arrive at an estimate of fair value. The cash flow assumptions and prepayment assumptions used in the model are based on various factors, with the key assumptions being prepayment, borrower mortality, home price appreciation, loss severity, loss frequency, loan to value ratio, and discount rate assumptions.
Commercial Loans Held for Investment, at Fair Value
We have elected to account for all outstanding commercial loans held for investment at fair value. Outstanding commercial loans include originated Fix & Flip loans, consisting of short-term loans for individual real estate investors, with terms ranging from 9-31 months for which we intend to hold to maturity.
We recognize commercial loans held for investment at fair value with all changes in fair value recorded as a charge or credit to net fair value gains on loans and related obligations in the Consolidated Statements of Operations. We estimate the fair value of these loans using a process that combines the use of a discounted cash flow model and analysis of current market data to arrive at an estimate of fair value. The cash flow assumptions used in the model are based on various factors, with the key assumptions being prepayment, loss frequency, and discount rate assumptions.
Mortgage Loans Held for Sale, at Fair Value
We have elected to account for all mortgage loans held for sale at fair value. Mortgage loans held for sale represent mortgage loans originated by the Company and held until sold to secondary market investors. Changes in fair value of mortgage loans held for sale are included in gain on sale and other income from loans held for sale, net, in the Consolidated Statements of Operations.
The fair value of loans held for sale that trade in active secondary markets is estimated using Level 2 measurements derived from mortgage loans that can be sold to the Agencies, which are valued predominantly by published forward agency prices. This will also include all non-agency loans where recently negotiated market prices for the loan pool exist with a counterparty (which approximates fair value), or quoted market prices for similar loans are available.
Changes in economic or other relevant conditions could cause our assumptions with respect to market prices of securities backed by similar mortgage loans to be different than our estimates. Increases in the market yields of similar mortgage loans result in a lower mortgage loans held for sale fair value.
HMBS Obligations, at Fair Value
We have elected to account for all outstanding HMBS obligations at fair value. The HMBS obligation considers the obligation to pass FHA-insured cash flows through to the beneficial interest holders (repayment of the secured borrowings) of the HMBS securities and the servicer and issuer obligations of the Company.
As issuer and servicer of the HMBS security, we are required to perform various servicing activities, including processing borrower payments, maintaining borrower contact, facilitating borrower advances, generating borrower statements, and facilitating loss-mitigation strategies in an attempt to keep defaulted borrowers in their homes.
We recognize HMBS obligations at fair value with all changes in fair value recorded as a charge or credit to net fair value gains on loans and related obligations in the Consolidated Statements of Operations. We estimate the fair value of these loans using a process that combines the use of a discounted cash flow model and analysis of current market data to arrive at an estimate of fair value. The cash flow assumptions and prepayment assumptions used in the model are based on various factors, with the key assumptions being prepayment, borrower mortality, and discount rate assumptions.
Nonrecourse Debt, at Fair Value
We have elected to account for all outstanding nonrecourse debt at fair value. We issued nonrecourse debt securities, at fair value, secured by loans made to real estate investors, which provides the Company with access to liquidity for the loans and ongoing management fees. The principal and interest on the outstanding certificates are paid using the cash flows from the underlying securitized loans, which serve as collateral for the debt.
We recognize our outstanding nonrecourse debt at fair value with all changes in fair value recorded as a charge or credit to net fair value gains on loans and related obligations in the Consolidated Statements of Operations. We estimate the fair value of these loans using a process that combines the use of a discounted cash flow model and analysis of current market data to arrive at an estimate of fair value. The cash flow assumptions and prepayment assumptions used in the model are based on various factors, with the key assumptions being prepayment, borrower mortality, and discount rate assumptions.
We use various internal financial models that use market participant data to value these loans. These models are complex and use asset specific collateral data and market inputs for interest and discount rates. In addition, the modeling requirements of loans are complex because of the high number of variables that drive cash flows associated with the loans. Even if the general accuracy of our valuation models is validated, valuations are highly dependent upon the reasonableness of our assumptions and the predictability of the relationships that drive the results of the models. On a quarterly basis, we obtain external market valuations from independent third party valuation experts in order to validate the reasonableness of our internal valuation.
New Accounting Pronouncements
Refer to Note 2 - Summary of Significant Accounting Policies within the consolidated financial statements for a summary of recently adopted and recently issued accounting standards and their related effects or anticipated effects in the consolidated financial statements.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk
As a smaller reporting company, we are not required to provide information for this item.

Item 8. Financial Statements and Supplementary Data

Index to Consolidated Financial Statements:
Report of Independent Registered Public Accounting Firm (BDO USA, P.A., Philadelphia, PA PCAOB ID#243)	48
Consolidated Statements of Financial Condition as of December 31, 2022 and 2021	53
Consolidated Statements of Operations for the Successor year ended December 31, 2022 and nine months ended December 31, 2021 and the Predecessor three months ended March 31, 2021 and year ended December 31, 2020	55
Consolidated Statements of Comprehensive Income (Loss) for the Successor year ended December 31, 2022 and nine months ended December 31, 2021 and the Predecessor three months ended March 31, 2021 and year ended December 31, 2020	57
Consolidated Statements of Equity for the Successor year ended December 31, 2022 and nine months ended December 31, 2021 and the Predecessor three months ended March 31, 2021 and year ended December 31, 2020	58
Consolidated Statements of Cash Flows for the Successor year ended December 31, 2022 and nine months ended December 31, 2021 and the Predecessor three months ended March 31, 2021 and year ended December 31, 2020	61
Notes to Consolidated Financial Statements	63

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors
Finance of America Companies Inc.
Plano, Texas

Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated statements of financial condition of Finance of America Companies Inc. (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows for year ended December 31, 2022 and for the period from April 1, 2021 to December 31, 2021 (“Successor”), the period from January 1, 2021 to March 31, 2021 (“Predecessor”), and the year ended December 31, 2020 (“Predecessor”), and the related notes (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2022 and 2021 (“Successor”), and the results of its operations and its cash flows for the year ended December 31, 2022 and for the period from April 1, 2021 to December 31, 2021 (“Successor”), the period from January 1, 2021 to March 31, 2021 (“Predecessor”), and the year ended December 31, 2020 (“Predecessor”), in conformity with accounting principles generally accepted in the United States of America.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the Company's internal control over financial reporting as of December 31, 2022, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) and our report dated March 16, 2023, expressed an unqualified opinion thereon.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matters
The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Fair Value of Certain Reverse Mortgage Loans and Related Obligations
As described in Note 6 to the Company’s consolidated financial statements, the Company’s balance of reverse mortgage loans classified as Loans Held for Investment, Subject to HMBS related obligations, at Fair Value, and Loans Held for Investment, Subject to Nonrecourse Debt, at Fair Value, were $11.1 billion and $7.1 billion, and the Company’s balance of HMBS Related Obligations, at Fair Value, and Nonrecourse Debt, at Fair Value, were $11.0 billion and $7.2 billion as of December 31, 2022. The Company has elected to account for these assets and liabilities at fair value and determines the fair value by estimating the fair value of future cash flows associated with the assets and liabilities.
The fair value of the reverse mortgage loans and the related obligations are classified as Level 3 in the valuation hierarchy, and a significant unobservable assumption used in the valuation of reverse mortgage loans and related obligations is the yield spread component of the discount rates.
We have identified the yield spread component of the discount rates used in the valuation of reverse mortgage loans and related obligations as a critical audit matter because of (i) the significant judgments made by management in determining the yield spread component of the discount rates and (ii) the high degree of auditor judgment and an increased extent of effort when performing audit procedures to evaluate the appropriateness of the yield spread component of the discount rates, including specialized skill and knowledge needed.
The primary procedures we perform to address this critical audit matter included:
•Utilizing personnel with specialized skill and knowledge in valuation to assist in assessing the reasonableness of the methodology utilized by management to determine the discount rate, including the basis for the yield spread component.
•Assessing the reasonableness of the yield spreads by (i) by evaluating the relevancy and reliability of the sources of the yield spread information, (ii) agreeing the yield spread information to supporting documentation, (iii) testing the accuracy of the supporting documentation and (iv) proving the arithmetic accuracy of the calculation of the yield spreads utilized in the determination of the discount rate.
•Utilizing personnel with specialized skill and knowledge in valuation to assist in assessing the reasonableness of the yield spread premiums used in valuing the Loans Held for Investment, Subject to HMBS Related Obligations, at Fair Value, and the HMBS Related Obligations, at Fair Value, by comparing the fair value of the HMBS related obligations to market-based information, and by comparing the Company’s yield spreads to yield spreads utilized by third-party valuation providers.
•Utilizing personnel with specialized skill and knowledge in valuation to assist in assessing the reasonableness of the yield spreads used in valuing the Loans Held for Investment, Subject to Nonrecourse Debt, at Fair Value, and the related Nonrecourse Debt, at Fair Value, by comparing the yield spreads utilized to yield spreads implied by observed transactions, and by comparing changes in yields spreads over time to changes in relevant benchmark spreads.
Liquidity Assessment
As described in Note 2 to the consolidated financial statements, the Company’s financial statements are prepared in accordance with GAAP assuming the Company will continue to operate as a going concern. The Company has incurred net losses, and revenues generated for 2022 were negatively impacted by macroeconomic factors including persistent high inflation and increased market interest rates. These factors significantly reduced customer demand and compressed margins in its business segments. The Company also observed significantly widened market spreads for assets that are held for investment, at fair value, which combined with higher interest rates, resulted in negative fair value adjustments.
We identified the evaluation of the Company’s ability to continue to meet its obligations and covenants for the twelve-month period from the date of the issuance of the consolidated financial statements as a critical audit matter. There is judgement necessary in determining the probability of future outcomes of certain management plans and assumptions within management’s cash flow forecasts to address the conditions noted above. Auditing these elements involved a high degree of auditor judgment and an increased amount of effort to address these matters.

The primary procedures we performed to address this critical audit matter included:
•Assessing the reasonableness of the assumptions utilized within management’s cash flow forecast, including, but not limited to, (i) comparing information and assumptions to historic amounts and recent trends, (ii) comparing information to operating plans and other supporting documents, and (iii) considering current economic and industry information to determine whether this evidence supported these forecasts.
•Evaluating the probability of certain management plans by (i) examining the signed agreements and assessing the contractual requirements, including the regulatory and other conditions which are precedent to closing the transactions, (ii) examining public filings and press releases, if available, and iii) considering current economic and industry information to determine whether this evidence supported management’s plans.

/s/ BDO USA, P.A.
We have served as the Company's auditor since 2021.
Philadelphia, Pennsylvania
March 16, 2023, except for Notes 30 and 38, and the effects of the discontinued operations as discussed in Note 3, for which the date is August 18, 2023.

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors
Finance of America Companies Inc
Plano, Texas

Opinion on Internal Control over Financial Reporting

We have audited Finance of America Companies Inc. and Subsidiaries’ (the “Company’s”) internal control over financial reporting as of December 31, 2022, based on criteria established in Internal Control – Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (the “COSO criteria”). In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2022, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the consolidated statements of financial condition of the Company as of December 31, 2022 and December 31, 2021, the related consolidated statements of operations, comprehensive income (loss), equity, and cash flows, for the year ended December 31, 2022 and the period from April 1, 2021 to December 31, 2021 (“Successor”), the period from January 1, 2021 to March 31, 2021 (“Predecessor”), and the year ended December 31, 2020 (“Predecessor”) and our report dated March 16, 2023 expressed an unqualified opinion thereon.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying “Management’s Report on Internal Control over Financial Reporting”. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit of internal control over financial reporting in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ BDO USA, LLP
Philadelphia, Pennsylvania
March 16, 2023

Consolidated Financial Statements

Finance of America Companies Inc. and Subsidiaries Consolidated Statements of Financial Condition (In thousands, except share data)

	December 31, 2022	December 31, 2021
ASSETS
Cash and cash equivalents	$61,149	$103,778
Restricted cash	179,764	322,091
Loans held for investment, subject to Home Equity Conversion Mortgage-Backed Securities ("HMBS") related obligations, at fair value	11,114,100	10,556,054
Loans held for investment, subject to nonrecourse debt, at fair value	7,454,638	6,218,194
Loans held for investment, at fair value	907,998	1,031,328
Loans held for sale, at fair value	173,984	158,156
Mortgage servicing rights ("MSR"), at fair value, $60,562 and $142,435 subject to nonrecourse MSR financing liability, respectively	95,096	427,942
Derivative assets	1,678	24,453
Fixed assets and leasehold improvements, net	9,131	12,785
Intangible assets, net	297,119	342,173
Other assets, net	264,638	272,421
Assets of discontinued operations	313,360	2,319,571
TOTAL ASSETS	$20,872,655	$21,788,946

LIABILITIES AND EQUITY
HMBS related obligations, at fair value	$10,996,755	$10,422,358
Nonrecourse debt, at fair value (includes amounts due to related parties of $0 and $142,435, respectively)	7,343,177	6,111,242
Other financing lines of credit	1,327,634	1,530,637
Payables and other liabilities	173,732	260,458
Notes payable, net (includes amounts due to related parties of $46,790 and $0, respectively)	399,402	353,383
Liabilities of discontinued operations	227,114	2,027,858
TOTAL LIABILITIES	20,467,814	20,705,936
Commitments and Contingencies (Note 24)
EQUITY (Note 37)
Class A Common Stock, $0.0001 par value; 6,000,000,000 shares authorized; 67,681,856 and 65,013,569 shares issued, respectively, and 63,423,356 and 60,755,069 shares outstanding, respectively	6	6
Class B Common Stock, $0.0001 par value; 1,000,000 shares authorized; 14 and 15 shares issued and outstanding, respectively	—	—
Additional paid-in capital	888,488	831,620
Accumulated deficit	(634,295)	(443,613)
Accumulated other comprehensive loss	(273)	(110)
Noncontrolling interest	150,915	695,107
TOTAL EQUITY	404,841	1,083,010
TOTAL LIABILITIES AND EQUITY	$20,872,655	$21,788,946
See accompanying notes to consolidated financial statements

Finance of America Companies Inc. and Subsidiaries Consolidated Statements of Financial Condition (In thousands)
The following table presents the assets and liabilities of the Company's consolidated variable interest entities ("VIEs"), which are included in the Consolidated Statements of Financial Condition above, and excludes retained bonds and beneficial interests that eliminate in consolidation.

	December 31, 2022	December 31, 2021
ASSETS
Restricted cash	$173,714	$311,652
Loans held for investment, subject to nonrecourse debt, at fair value	7,340,528	6,099,607
Other assets, net	75,977	67,593
TOTAL ASSETS	$7,590,219	$6,478,852

LIABILITIES
Nonrecourse debt, at fair value	$7,175,857	$5,857,069
Payables and other liabilities	757	428
TOTAL LIABILITIES	$7,176,614	$5,857,497

NET CARRYING VALUE OF ASSETS SUBJECT TO NONRECOURSE DEBT	$413,605	$621,355

See accompanying notes to consolidated financial statements

Finance of America Companies Inc. and Subsidiaries Consolidated Statements of Operations (In thousands, except share data)

	For the year ended December 31, 2022	For the nine months ended December 31, 2021	For the three months ended March 31, 2021	For the year ended December 31, 2020
	Successor		Predecessor
REVENUES
Gain (loss) on sale and other income from loans held for sale, net	$(5,931)	$35,800	$5,065	$10,192
Net fair value gains on loans and related obligations	89,489	291,021	71,198	296,127
Fee income	81,815	41,686	36,547	32,530
Net interest expense:
Interest income	6,038	2,334	150	729
Interest expense	(118,649)	(73,232)	(22,710)	(82,955)
Net interest expense	(112,611)	(70,898)	(22,560)	(82,226)
TOTAL REVENUES	52,762	297,609	90,250	256,623

EXPENSES
Salaries, benefits, and related expenses	206,943	166,805	30,274	115,029
Occupancy, equipment rentals, and other office related expenses	7,115	5,769	920	4,180
General and administrative expenses	204,168	131,957	36,038	116,135
TOTAL EXPENSES	418,226	304,531	67,232	235,344
IMPAIRMENT OF GOODWILL, INTANGIBLES, AND OTHER ASSETS	(9,528)	(425,777)	—	—
OTHER, NET	31,992	10,684	(9,043)	(6,131)
NET INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(343,000)	(422,015)	13,975	15,148
Provision (benefit) for income taxes from continuing operations	(17,132)	(7,182)	18	150
NET INCOME (LOSS) FROM CONTINUING OPERATIONS	(325,868)	(414,833)	13,957	14,998
NET INCOME (LOSS) FROM DISCONTINUED OPERATIONS	(389,660)	(886,169)	110,363	482,915
NET INCOME (LOSS)	(715,528)	(1,301,002)	124,320	497,913
Contingently redeemable noncontrolling interest ("CRNCI") from continuing operations	—	—	3,141	(17,620)
Net loss attributable to noncontrolling interest from continuing operations	(261,450)	(307,212)	—	—
CRNCI from discontinued operations	—	—	1,119	(4,129)
Net income (loss) attributable to noncontrolling interest from discontinued operations	(263,396)	(621,990)	201	1,274
NET INCOME (LOSS) FROM CONTINUING OPERATIONS ATTRIBUTABLE TO CONTROLLING INTEREST	(64,418)	(107,621)	10,816	32,618
NET INCOME (LOSS) FROM DISCONTINUED OPERATIONS ATTRIBUTABLE TO CONTROLLING INTEREST	(126,264)	(264,179)	109,043	485,770
NET INCOME (LOSS) ATTRIBUTABLE TO CONTROLLING INTEREST	$(190,682)	$(371,800)	$119,859	$518,388

Finance of America Companies Inc. and Subsidiaries Consolidated Statements of Operations (In thousands, except share data)

	For the year ended December 31, 2022	For the nine months ended December 31, 2021	For the three months ended March 31, 2021	For the year ended December 31, 2020
	Successor		Predecessor
EARNINGS PER SHARE (Note 35)
Basic weighted average shares outstanding	62,298,532	59,849,638	N/A	N/A
Basic net loss per share from continuing operations	$(1.03)	$(1.80)	N/A	N/A
Basic net loss per share	$(3.06)	$(6.21)	N/A	N/A
Diluted weighted average shares outstanding	188,236,513	190,597,249	N/A	N/A
Diluted net loss per share from continuing operations	$(1.58)	$(2.08)	N/A	N/A
Diluted net loss per share	$(3.12)	$(6.52)	N/A	N/A

See accompanying notes to consolidated financial statements

Finance of America Companies Inc. and Subsidiaries Consolidated Statements of Comprehensive Income (Loss) (In thousands)

	For the year ended December 31, 2022	For the nine months ended December 31, 2021	For the three months ended March 31, 2021	For the year ended December 31, 2020
	Successor		Predecessor
NET INCOME (LOSS)	$(715,528)	$(1,301,002)	$124,320	$497,913
COMPREHENSIVE INCOME (LOSS) ITEM:
Impact of foreign currency translation adjustment	(163)	(110)	(11)	60
TOTAL COMPREHENSIVE INCOME (LOSS)	(715,691)	(1,301,112)	124,309	497,973
Less: Comprehensive income (loss) attributable to the noncontrolling interest and CRNCI	(524,955)	(929,278)	4,461	(20,475)
COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO CONTROLLING INTEREST	$(190,736)	$(371,834)	$119,848	$518,448

See accompanying notes to consolidated financial statements

Finance of America Companies Inc. and Subsidiaries Consolidated Statements of Equity (In thousands)

	FoA Equity Capital LLC Member's Equity	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest	Total
Predecessor:
Balance at January 1, 2020	$482,719	$(51)	$145	$482,813
Contributions from members	7,500	—	—	7,500
Distributions to members	(380,431)	—	—	(380,431)
Noncontrolling interest contributions	—	—	104	104
Noncontrolling interest distributions	—	—	(1,668)	(1,668)
Net income	518,388	—	1,274	519,662
Foreign currency translation adjustment	—	60	—	60
Balance at December 31, 2020	628,176	9	(145)	628,040
Contributions from members	1,426	—	—	1,426
Distributions to members	(75,000)	—	—	(75,000)
Noncontrolling interest distributions	—	—	(620)	(620)
Net income	119,859	—	201	120,060
Accretion of CRNCI to redemption price	(32,725)	—	—	(32,725)
Foreign currency translation adjustment	—	(11)	—	(11)
Balance at March 31, 2021	$641,736	$(2)	$(564)	$641,170

See accompanying notes to consolidated financial statements

Finance of America Companies Inc. and Subsidiaries Consolidated Statements of Equity (In thousands, except share data)

	Class A Common Stock		Class B Common Stock					Noncontrolling Interest
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Class A LLC Units	Amount	Total Equity
Successor:
Balance at April 1, 2021	59,881,714	$6	7	$—	$758,243	$(71,813)	$—	131,318,286	$1,658,545	$2,344,981
Net loss	—	—	—	—	—	(371,800)	—	—	(929,202)	(1,301,002)
Noncontrolling interest contributions	—	—	—	—	—	—	—	—	73	73
Noncontrolling interest distributions	—	—	—	—	—	—	—	—	(827)	(827)
Equity-based compensation, net	—	—	—	—	52,922	—	—	—	—	52,922
Conversion of LLC Units for Class A Common Stock (Note 37 - Equity)	1,795,197	—	—	—	19,609	—	—	(1,795,197)	(22,939)	(3,330)
Settlement of long-term incentive plan ("LTIP") restricted stock units ("RSUs"), net (Note 37 - Equity)	829,222	—	—	—	8,453	—	—	(829,222)	(10,543)	(2,090)
Settlement of other RSUs	37,383	—	—	—	—	—	—	—	—	—
Cancellation of shares to fund employee tax withholdings (Note 37 - Equity)	(1,788,447)	—	—	—	(7,607)	—	—	—	—	(7,607)
Reorganization of Class A LLC ownership	—	—	8	—	—	—	—	—	—	—
Foreign currency translation adjustment	—	—	—	—	—	—	(110)	—	—	(110)
Balance at December 31, 2021	60,755,069	$6	15	$—	$831,620	$(443,613)	$(110)	128,693,867	$695,107	$1,083,010

See accompanying notes to consolidated financial statements

Finance of America Companies Inc. and Subsidiaries Consolidated Statements of Equity (In thousands, except share data)

	Class A Common Stock		Class B Common Stock					Noncontrolling Interest
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Class A LLC Units	Amount	Total Equity
Balance at December 31, 2021	60,755,069	$6	15	$—	$831,620	$(443,613)	$(110)	128,693,867	$695,107	$1,083,010
Net loss	—	—	—	—	—	(190,682)	—	—	(524,846)	(715,528)
Noncontrolling interest contributions	—	—	—	—	—	—	—	—	42	42
Noncontrolling interest distributions	—	—	—	—	—	—	—	—	(248)	(248)
Equity-based compensation, net	—	—	—	—	48,342	—	—	—	—	48,342
Conversion of LLC Units for Class A Common Stock (Note 37 - Equity)	491,509	—	—	—	1,147	—	—	(491,509)	(1,230)	(83)
Settlement of LTIP RSUs, net (Note 37 - Equity)	3,749,057	—	—	—	13,086	—	—	(3,749,057)	(17,910)	(4,824)
Settlement of other RSUs (Note 25 - Equity-Based Compensation)	473,783	—	—	—	—	—	—	—	—	—
Cancellation of shares to fund employee tax withholdings (Note 37 - Equity)	(2,046,062)	—	—	—	(5,707)	—	—	—	—	(5,707)
Class B share retirement (Note 37 - Equity)	—	—	(1)	—	—	—	—	—	—	—
Foreign currency translation adjustment	—	—	—	—	—	—	(163)	—	—	(163)
Balance at December 31, 2022	63,423,356	$6	14	$—	$888,488	$(634,295)	$(273)	124,453,301	$150,915	$404,841

See accompanying notes to consolidated financial statements

Finance of America Companies Inc. and Subsidiaries Consolidated Statements of Cash Flows (In thousands)

	For the year ended December 31, 2022	For the nine months ended December 31, 2021	For the three months ended March 31, 2021	For the year ended December 31, 2020
	Successor		Predecessor
Operating Activities(1)
Net income (loss)	$(715,528)	$(1,301,002)	$124,320	$497,913
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Gain on sale and other income from loans held for sale, net	(211,018)	(564,525)	(291,334)	(1,178,995)
Unrealized fair value changes on loans, related obligations, and derivatives	(60,260)	(317,296)	(69,283)	(275,485)
Change in fair value of mortgage servicing rights	(23,026)	15,200	(20,349)	(4,562)
Depreciation and amortization	64,991	50,005	5,366	19,327
Change in fair value of nonrecourse MSR financing liability	8,162	2,998	(390)	(798)
Impairment of goodwill, intangibles, and other assets	192,509	1,380,630	—	—
Deferred income taxes	(16,768)	(23,747)	(128)	(231)
Change in fair value of deferred purchase price liabilities	(11,207)	2,240	29	3,014
Loss on investments	6,925	3,470	9,464	3,838
Equity-based compensation	47,857	71,808	—	—
Non-cash lease expense	6,537	7,324	1,411	3,824
Provision for claims	3,351	7,043	—	3,520
Originations/purchases of loans held for sale	(14,313,496)	(21,843,640)	(8,569,575)	(29,407,723)
Proceeds from sale of loans held for sale	16,174,272	22,438,540	8,878,131	29,628,177
Change in fair value of warrant liability	(4,380)	(12,472)	—	—
Changes in operating assets and liabilities:
Other assets, net	421,323	(275,426)	149,978	17,838
Payables and accrued expenses	(162,425)	144,220	(99,597)	4,253
Net cash provided by (used in) operating activities	1,407,819	(214,630)	118,043	(686,090)

Investing Activities(1)
Purchases and originations of loans held for investment	(6,165,003)	(4,426,519)	(1,151,925)	(3,637,299)
Proceeds/payments received on loans held for investment	2,178,473	2,006,133	677,777	1,822,409
Purchases and origination of loans held for investment, subject to nonrecourse debt	(117,009)	(89,359)	(12,247)	(44,705)
Proceeds/payments on loans held for investment, subject to nonrecourse debt	1,846,937	1,460,257	217,452	913,824
Purchases of debt securities	(11,854)	(4,987)	(557)	(39,264)
Proceeds/payments on debt securities	13,056	3,791	2,096	140,787
Purchases of MSR	—	(16,915)	(9,014)	(14,088)
Proceeds on sale of MSR	473,794	2,061	7,765	—
Acquisition of subsidiaries, net of cash acquired	—	(28,436)	(749)	(197)

Finance of America Companies Inc. and Subsidiaries Consolidated Statements of Cash Flows (In thousands)

	For the year ended December 31, 2022	For the nine months ended December 31, 2021	For the three months ended March 31, 2021	For the year ended December 31, 2020
	Successor		Predecessor
Acquisition of fixed assets	(11,236)	(13,951)	(4,178)	(9,027)
Issuance of notes receivable	(20,000)	—	—	—
Debtor in possession ("DIP") Financing	—	5,600	(35,260)	—
Other investing activities, net	(6,233)	(1,086)	(3,207)	(7,547)
Net cash used in investing activities	(1,819,075)	(1,103,411)	(312,047)	(875,107)

Financing Activities(1)
Proceeds from issuance of HMBS related obligations	2,863,667	2,491,919	602,172	2,051,954
Payments of HMBS related obligations	(2,325,269)	(1,933,388)	(506,142)	(1,943,445)
Proceeds from issuance of nonrecourse debt	3,418,437	2,108,634	579,518	3,074,047
Payments on nonrecourse debt	(1,879,198)	(1,300,720)	(658,300)	(1,637,612)
Proceeds from other financing lines of credit	21,473,732	27,843,799	10,027,696	35,230,187
Payments on other financing lines of credit	(23,365,804)	(27,836,702)	(9,660,588)	(34,969,022)
Issuance of notes payable	87,530	—	—	350,000
Payments on notes payable	(40,740)	—	—	(46,771)
Member distributions	—	—	(75,000)	(380,431)
Settlement of CRNCI	—	(203,216)	—	—
Other financing activities, net	(7,141)	(15,361)	(1,661)	(11,045)
Net cash provided by financing activities	225,214	1,154,965	307,695	1,717,862
Foreign currency translation adjustment	(163)	(110)	(7)	34
Net increase (decrease) in cash and restricted cash	(186,205)	(163,186)	113,684	156,699
Cash and cash equivalents and restricted cash, beginning of period(1)(2)	463,641	626,827	539,363	382,664
Cash and cash equivalents and restricted cash, end of period(1)	$277,436	$463,641	$653,047	$539,363

Supplementary Cash Flows Information
Cash paid for interest	$269,259	$117,965	$50,071	$169,362
Cash paid for income taxes, net	46	2,219	63	1,447
Loans transferred to loans held for sale, at fair value, from loans held for investment, at fair value	11,562	8,828	—	183,578
(1) Amounts presented contain results from both continuing and discontinued operations. Refer to Note 3 - Discontinued Operations for additional information regarding cash flow associated with the results of discontinued operations.

(2) Difference between beginning cash for the Successor period and ending cash balance for the Predecessor period resulted from cash expense that were considered to have been incurred "on the line."

See accompanying notes to consolidated financial statements

Notes to Consolidated Financial Statements

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
1. Organization and Description of Business
Finance of America Companies Inc. ("FoA," "Company," or "Successor") was incorporated in Delaware on October 9, 2020. FoA is a financial services holding company which, through its operating subsidiaries, is a modern retirement solutions platform that provides customers with access to an innovative range of retirement offerings centered on the home, including reverse mortgages and home improvement loans as well as home-sharing services. In addition, FoA offers capital markets and portfolio management capabilities to optimize distribution to investors.
FoA has a controlling financial interest in Finance of America Equity Capital LLC ("FoA Equity" or "Predecessor"). FoA Equity owns all of the outstanding equity interests in Finance of America Funding LLC ("FOAF"). FOAF wholly owns Finance of America Holdings LLC ("FAH") and Incenter LLC ("Incenter" and collectively, with FoA Equity, FOAF, and FAH, known as "holding company subsidiaries").
The Company, through its FAH holding company subsidiary, operates two lending companies, Finance of America Reverse LLC ("FAR") and Finance of America Mortgage LLC ("FAM"). Through FAR, the Company originates, purchases, sells, and securitizes home equity conversion mortgages, which are insured by the Federal Housing Administration ("FHA"), and non-agency reverse mortgages. Through FAM, the Company originates or acquires secured and unsecured home improvement loans or receivables. The Company, through its Incenter holding company subsidiary, has operating service companies (the "operating service subsidiaries" and together with the operating lending subsidiaries, the "operating subsidiaries") which provide capital markets and portfolio management capabilities such as secondary markets advisory services, mortgage trade brokerage, and capital management services. Incenter operates a foreign branch in the Philippines for fulfillment transactional support.
Organizational Updates
On October 20, 2022, the Board of Directors (the "Board") of the Company authorized a plan to discontinue the operations of the Company’s previously reported Mortgage Originations segment, other than the Home Improvement channel (the "Disposition"). The Disposition commenced in the fourth quarter of 2022 and was completed on February 28, 2023. The operations of the Home Improvement channel are now reported as part of the Company's Retirement Solutions segment. Refer to Note 3 - Discontinued Operations and Note 38 - Subsequent Events for additional information.
On December 6, 2022, the Company entered into an asset purchase agreement with American Advisors Group, now known as Bloom Retirement Holdings Inc. ("AAG/Bloom"). Also on December 6, 2022, concurrently with the execution of the asset purchase agreement, FAR entered into a Servicing Rights Purchase and Sale Agreement (the "MSR Purchase Agreement") and a Loan Sale Agreement (the "Mortgage Loan Purchase Agreement" and collectively with the asset purchase agreement and MSR Purchase Agreement, the "AAG Transaction") with AAG/Bloom. The AAG Transaction closed on March 31, 2023. Refer to Note 38 - Subsequent Events for additional information.
On February 1, 2023, the Company's indirect subsidiary, Incenter, entered into an agreement to sell one hundred percent of (i) the issued and outstanding shares of capital stock of Agents National Title Holding Company ("ANTIC"), a direct subsidiary of Incenter and an indirect subsidiary of the Company, and (ii) the issued and outstanding membership interests of Boston National Holdings LLC ("BNT"), a direct subsidiary of Incenter and an indirect subsidiary of the Company. The closing of the ANTIC and BNT sale was completed on July 3, 2023. The Company has historically included the operations of ANTIC and BNT in its previously reported Lender Services operating segment. On March 30, 2023, the FoA Equity Board authorized a plan to sell assets making up the remainder of the Company's previously reported Lender Services operating segment, with the exception of its Incenter Solutions LLC operating service subsidiary. The operations of Incenter Solutions LLC are now reported as part of the Company's Corporate and Other segment. The Company sold the remainder of the assets on June 30, 2023. Refer to Note 3 - Discontinued Operations and Note 38 - Subsequent Events for additional information.
On February 19, 2023, the Company's indirect subsidiary, FAH, entered into an agreement to sell certain commercial originations operational assets of FAM, operating under Finance of America Commercial ("FACo"). This transaction closed on March 14, 2023. The Company has historically included the commercial originations operations of FACo in its previously reported Commercial Originations operating segment. Refer to Note 3 - Discontinued Operations and Note 38 - Subsequent Events for additional information.
In 2022 and 2023, the Company reevaluated the business strategy and implemented a series of transformational actions to restructure the organization into a modern retirement solutions platform. This plan included the wind-down of the previously reported Mortgage Originations segment and sale of the previously reported Commercial

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
Originations and Lenders Services segments. To more closely align with the business strategy, the Company restructured the reporting segments into the following: Retirement Solutions, Portfolio Management and Corporate and Other. The segment disclosures have been restated to reflect the new structure. Refer to Note 30 - Business Segment Reporting for additional information.

2. Summary of Significant Accounting Policies
Basis of Presentation
The accompanying consolidated financial statements comprise the financial statements of FoA and its controlled subsidiaries for the Successor year ended December 31, 2022 and nine months ended December 31, 2021 and the financial statements of FoA Equity and its controlled subsidiaries for the Predecessor period from January 1, 2021 to March 31, 2021 and the year ended December 31, 2020. The consolidated financial statements have been prepared in accordance with United States ("U.S.") generally accepted accounting principles ("GAAP") for financial statements and pursuant to the accounting and disclosure rules and regulations of the SEC. In the opinion of management, such financial information reflects all normal and recurring adjustments necessary for a fair presentation of the financial position and the results of operations for such periods in accordance with U.S. GAAP.
On October 12, 2020, the Company, Replay and FoA Equity entered into the Transaction Agreement pursuant to which Replay agreed to combine with FoA Equity in a series of transactions that resulted in the formation of FoA as a publicly traded company on the New York Stock Exchange ("NYSE"), and FoA controlling FoA Equity (collectively, the "Business Combination"). At the Closing on April 1, 2021 (the "Closing Date"), Replay domesticated into a Delaware corporation and FoA was formed. See Note 5 - Acquisitions for additional information.
The consolidated financial statements include the accounts of the Predecessor, prior to the Business Combination, which was determined to be FoA Equity, a limited liability company that was formed in July 2020. Prior to the Business Combination, FoA Equity was a wholly-owned subsidiary of UFG Holdings LLC ("UFG"). FoA Equity owns all of the outstanding equity interests or has a controlling financial interest in FOAF. FAH and Incenter LLC are wholly-owned subsidiaries of FOAF, and are included in the consolidated financial statements along with their consolidated operating lending subsidiaries and operating service subsidiaries. See Note 1 - Organization and Description of Business for additional information.
Liquidity and Going Concern
The Company’s financial statements are prepared in accordance with GAAP assuming the Company will continue to operate as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from uncertainty related to the Company’s ability to continue as a going concern.
In accordance with Financial Accounting Standards Board, or the FASB, Accounting Standards Update No. 2014-15, Presentation of Financial Statements - Going Concern (Subtopic 205-40), our management evaluates whether there are conditions or events, considered in aggregate, that raise substantial doubt about our ability to continue as a going concern.
For the year ended December 31, 2022, the Company incurred net losses of approximately $715.5 million, including operational losses in its discontinued previously reported Mortgage Originations, Commercial Originations, and Lender Services segments. Revenues generated for 2022 were negatively impacted by macroeconomic factors including persistent high inflation and increased market interest rates. These factors significantly reduced customer demand and compressed margins in our business segments. The Company also observed significantly widened market spreads for assets that we hold for investment at fair value, which combined with higher interest rates, resulted in negative fair value adjustments. These fair value losses recognized in accordance with U.S. GAAP resulted in the Company using cash during 2022 to pay down or repay certain credit facilities. When evaluated in the aggregate, and before consideration of management’s plans, these conditions raise questions as to our ability to meet our obligations and covenants for the twelve-month and a day period from the date of the issuance of the consolidated financial statements.
In order to address the conditions noted above, Management has taken certain actions and is implementing the following plans and actions that we believe will address the Company’s liquidity needs over at least the twelve-month and a day period from the date of the issuance of the consolidated financial statements:

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
•Disposal of the Mortgage Origination business was completed as of February 28, 2023. This disposal reduces future operating losses and increases liquidity.
•Sale of operating assets in Commercial Originations closed on March 14, 2023. This sale further reduces future operating losses.
•Sale of the Company’s remaining commercial loan and other related assets, which increases liquidity.
•Extension (executed March 13, 2023) of the Company’s revolving working capital lines of credit through May 15, 2024.
•Acquisition of certain business operations (assets and liabilities) of American Advisors Group, is expected to close at the end of the first quarter of 2023. In connection with the closing of the AAG transaction, the Company will pay cash of $10 million and issue approximately $50 million in FoA Equity LLC units as equity consideration to AAG and further, the Company will issue shares to certain existing equity holders in connection with a committed cash equity raise totaling $30 million. The AAG acquisition is expected to increase operating revenues and net cash attributable to its Retirement Solutions and Portfolio Management business segments. Refer to Note 38 - Subsequent Events for further details related to the acquisition.
•Sale of Boston National Holdings LLC and Agents National Title Holding Company for a cash purchase price of approximately $100 million (approximately $65 million net of cash on hand), which is expected to close in the second quarter of 2023. Refer to Note 38 - Subsequent Events for further details related to the divestiture.
The Company believes management’s plans, as described above, will provide sufficient liquidity to meet the financial obligations and covenants over at least the twelve-month and a day period from the date the consolidated financial statements are issued and that the execution of these plans is probable.
Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates regarding loans held for investment, subject to HMBS related obligations, loans held for investment, subject to nonrecourse debt, loans held for investment, loans held for sale, MSR, HMBS related obligations, and nonrecourse debt are particularly subject to change. Actual results may differ from those estimates and assumptions due to factors such as changes in the economy, interest rates, secondary market pricing, prepayment assumptions, home prices or discrete events affecting specific borrowers, and such differences could be material.
Principles of Consolidation
The consolidated financial statements include the accounts of the Company, its controlled subsidiaries and certain variable interest entities where the Company is the primary beneficiary. The Company is deemed to be the primary beneficiary of a variable interest entity ("VIE") when it has both (1) the power to direct the activities of the VIE that most significantly impact the entity’s economic performance and (2) exposure to benefits and/or losses that could potentially be significant to the entity. Assets and liabilities of VIEs and their respective results of operations are consolidated from the date that the Company became the primary beneficiary through the date that the Company ceases to be the primary beneficiary.
Through December 31, 2021, FoA Equity consolidated the accounts of Finance of America Commercial Holdings LLC ("FACo Holdings"), which was a direct subsidiary of FAH and an indirect parent company of FACo. Through the date of the Business Combination, the noncontrolling interests of FACo Holdings met the definition of contingently redeemable financial instruments for which the ability to redeem was outside the control of the consolidating entity. In connection with the closing of the Business Combination disclosed in Note 5 - Acquisitions, FoA caused FAH to exercise its right under the FACo Holdings Agreement to purchase all of the outstanding Class B Units held by Buy to Rent Platform Holdings, L.P. for a redemption price of $203.2 million in satisfaction of the applicable Hurdle Amount under the FACo Holdings Agreement. Effective January 1, 2022, the Company's operating lending subsidiary, FACo, which previously operated as a separate operating lending subsidiary under FAH, merged with FAM, with FAM being the surviving operating lending subsidiary.

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
Asset Acquisitions and Business Combinations
In accordance with Accounting Standards Codification ("ASC") 805, Business Combinations ("ASC 805"), as of the acquisition date, the Company evaluates acquisitions to determine whether the Company has acquired a business or a group of assets. The evaluation includes a screen test to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. The results of this evaluation impacts whether the Company accounts for an acquisition under business combination or asset acquisition guidance.
If the screen test is met, the acquisition is not considered to be a business, and is instead accounted for as an asset acquisition. Under ASC 805, asset acquisitions are measured following a cost accumulation and allocation model, whereby the costs to acquire the assets, including transaction costs, are accumulated and then allocated to the individual assets and liabilities acquired based upon their estimated fair values. No goodwill or bargain purchase gain is recognized in an asset acquisition.
The Company applies the acquisition method to all transactions and other events in which the entity obtains control over one or more other businesses. Under business combination, assets acquired and liabilities assumed are measured at fair value as of the acquisition date. Liabilities related to contingent consideration are recognized at the acquisition date and re-measured at fair value in each subsequent reporting period. Goodwill is recognized if the consideration transferred exceeds the fair value of the net assets acquired.
Under ASC 805, there is an option to apply push-down accounting, which establishes a new basis for the assets and liabilities of the acquired company based on a “push-down” of the acquirer’s stepped-up basis. The push-down accounting election is made in the reporting period in which the change in control event occurs. FoA elected push-down accounting for the Business Combination and recorded the push-down entries at FoA Equity. Refer to Note 5 - Acquisitions for further information about the Company’s acquisition-related transactions.
On December 6, 2022, the Company entered into an asset purchase agreement with AAG/Bloom. The AAG Transaction closed on March 31, 2023. Refer to Note 38 - Subsequent Events for additional information.
Discontinued Operations and Assets Held for Sale
The Company classifies assets and liabilities as held for sale when management, having the authority to approve the action, commits to a plan to sell the disposal group, the sale is probable within one year, and the disposal group is available for immediate sale in its present condition. We also consider whether an active program to locate a buyer has been initiated, whether the disposal group is marketed actively for sale at a price that is reasonable in relation to its current fair value, and whether actions required to complete the plan indicate it is unlikely significant changes to the plan will be made or the plan will be withdrawn.
In accordance with ASC 205, Presentation of Financial Statements ("ASC 205"), we classify operations as discontinued when they meet all the criteria to be classified as held for sale and when the sale represents a strategic shift that will have a major impact on our financial condition and results of operations. The Company considers a component of the entity that is being exited to be discontinued operations when all operations, including wind-down operations, cease.
VIEs
The Company has been the transferor in connection with securitizations or asset-backed financing arrangements with special purpose entities ("SPE"), in which the Company has continuing involvement with the underlying transferred financial assets. The Company’s continuing involvement includes acting as servicer for the mortgage loans transferred and retaining beneficial interests in the SPE to which the assets were transferred.
The Company evaluates its interests in each SPE for classification as a VIE in accordance with ASC 810-10 Consolidation-Overall. When an SPE meets the definition of a VIE and the Company determines that it is the VIE's primary beneficiary, the Company includes the SPE in its consolidated financial statements.
The beneficial interests held consist of residual securities that were retained at the time of securitization. These beneficial interests may obligate the Company to absorb losses of the VIE that could potentially be significant to the VIE, or affords the Company the right to receive benefits from the VIE that could potentially be significant. In addition, when the Company acts as servicer of the transferred assets, the Company retains the power to direct the activities of the VIE that most significantly impact the economic performance of the VIE. When it is determined that the Company has both the power to direct the activities that most significantly impact the economic performance of the VIE and the obligation to absorb losses or the right to receive benefits that could potentially be significant to the

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
VIE, the assets and liabilities of these VIEs are included in the consolidated financial statements of the Company. The Company reassesses its evaluation of an entity as a VIE upon the occurrence of certain reconsideration events as the primary beneficiary determination may change over time as interest in the VIE changes.
The Company elected the fair value option provided for by ASC 825-10, Financial Instruments-Overall. This option was applied for the nonrecourse debt issued by the consolidated VIE.
See Note 4 - Variable Interest Entities and Securitizations for further discussion of VIEs in which the Company is deemed to be the primary beneficiary.
Cash and Cash Equivalents
The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. These investments are with high quality financial, governmental, or corporate institutions and potentially subject the Company to concentrations of credit risk.

	December 31, 2022	December 31, 2021
Cash and cash equivalents	$61,149	$103,778
Restricted cash	179,764	322,091
Cash, cash equivalents, and restricted cash of discontinued operations	36,523	37,772
Total cash, cash equivalents, and restricted cash in statement of cash flows	$277,436	$463,641
Restricted Cash
Restricted cash includes amounts specifically designated to repay debt and provide over-collateralization within warehouse facilities and securitized nonrecourse debt obligations, custodial accounts related to the Company’s portfolio of mortgage loans serviced for investors, and funds deposited from prospective borrowers to cover out-of-pocket expenses incurred by the Company in connection with due diligence activities performed during the loan approval process. Certain funds deposited with the Company may be returned to the borrower at the time the loan funds or if the loan does not close. The Company records a liability for these amounts until the loan has closed or a cost has been incurred.
Loans Held for Investment, Subject to HMBS Related Obligations, at Fair Value
The Company elected the fair value option provided for by ASC 825-10, Financial Instruments-Overall. A home equity conversion mortgage ("HECM") is a reverse mortgage loan available to homeowners aged 62 or older that allows conversion of a portion of the home’s equity into cash. The HECM loan terms do not have a defined maturity date or a scheduled repayment of principal and interest. Interest rates are tied to an index plus a margin that ranges up to three percentage points. Interest compounds over the life of the loan and is not paid by the borrower until the loan is repaid. HECM loans include a monthly mortgage insurance premium ("MIP") that is payable to FHA. The MIP amount is typically calculated as 1.25% of the mortgage balance for loans originated prior to October 2, 2017 and 0.5% for loans originated after October 2, 2017 and accretes to the borrower’s loan balance over the life of the loan. As the issuer, the Company is responsible for remitting the MIP to FHA.
A maturity event will cause the loan to become due and payable. Maturity events include: borrower has passed away and the property is not the principal residence of at least one surviving borrower; borrower has sold or conveyed title of the property to a third party; the property is no longer the principal residence of at least one borrower for reasons other than death; the borrower does not maintain the property as principal residence for a period exceeding 12 months; the borrower fails to pay property taxes and/or insurance and all attempts to rectify the situation have been exhausted; and the property is in disrepair and the borrower has refused or is unable to repair the property.
Once a loan has become due and payable, unsecuritized borrower advances cannot be placed into a Government National Mortgage Association ("Ginnie Mae" or "GNMA") HMBS. Generally, the Company recovers such advances (referred to as unpoolable tails) from borrowers, from proceeds of liquidation of collateral or ultimate disposition of the loan, including conveyance of claims to FHA.
If the loan is not paid within six months of the maturity event, the Company may proceed with foreclosure on the property. A loan may be satisfied by borrower repayment, sales or appraisal-based claim submissions to the U.S. Department of Housing and Urban Development ("HUD"), and/or foreclosure sale proceeds. If the Company sells the property within six months, it may file a sales-based claim with HUD to recover any shortfall between the sales

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
price of the property and the outstanding loan balance. If the property is not sold within six months, the Company may file an appraisal-based claim with HUD to recover any shortfall between the appraised value and the outstanding loan balance. Once the appraisal based claim is paid by HUD, any subsequent expenses or loss in the property’s value exposes the Company to additional losses that may not be eligible to be recouped through the filing of an additional HUD claim.
The Company has determined that HECM loans transferred under the current Ginnie Mae HMBS securitization program do not meet the requirements for sale accounting and are not derecognized upon date of transfer. The Ginnie Mae HMBS securitization program includes certain terms that do not meet the participating interest requirements and require or provide an option for the Company to reacquire the loans prior to maturity. Due to these terms, the transfer of the loans does not meet the requirements of sale accounting. As a result, the Company accounts for HECM loans transferred into HMBS securitizations as secured borrowings and continues to recognize the loans as held for investment, subject to HMBS related obligations, along with the corresponding liability for the HMBS related obligations. No gains or losses are recognized on these transfers of HECM loans into HMBS securitizations.
Loans are considered nonperforming upon events such as, but not limited to, the death of the mortgagor, the mortgagor no longer occupying the property as their principal residence, or the property taxes or insurance not being paid. In addition to having to fund repurchase of these loans out of Ginnie Mae HMBS, the Company also typically earns a lower interest rate and incurs certain non-reimbursable costs during the process of liquidating nonperforming loans. Loans purchased out of Ginnie Mae HMBS are recorded in loans held for investment or loans held for investment, subject to nonrecourse debt, in the Consolidated Statements of Financial Condition at their fair value reflective of proceeds of liquidation of collateral or ultimate disposition of the loan.
Loans held for investment, subject to HMBS related obligations, also include claims receivable that have been submitted to HUD awaiting reimbursement. These amounts are recorded net of amounts the Company does not expect to recover through outstanding claims.
The yield recognized on loans held for investment, subject to HMBS related obligations, and changes in estimated fair value are recorded in net fair value gains on loans and related obligations in the Consolidated Statements of Operations. The yield recognized includes the recognition of interest income based on the stated interest rates of the loans that is expected to be collected through conveyance of loans to FHA, repayment by borrower or through disposition of real estate upon foreclosure.
See Note 6 - Fair Value for further discussion of valuation of loans held for investment, subject to HMBS related obligations.
Loans Held for Investment, Subject to Nonrecourse Debt, at Fair Value
Loans held for investment, subject to nonrecourse debt, at fair value, are loans that were securitized and serve as collateral for the issued nonrecourse debt, including HECM Buyouts, agricultural securitized loans, fix & flip securitized loans, and non-agency reverse mortgages that were securitized into trusts that meet the definition of a VIE and were consolidated or did not qualify for true sale accounting. The Company has determined that it has both the power to direct the activities that most significantly impact the economic performance of the VIE, and the obligation to absorb losses or the right to receive benefits that could potentially be significant to the VIE. The Company has elected the fair value option for all loans held for investment and determines the fair value, on a recurring basis, based on discounted cash flow ("DCF") models. The difference between the cost basis of newly originated or acquired loans, and their estimated fair value is recognized in net fair value gains on loans and related obligations in the Consolidated Statements of Operations. See Note 6 - Fair Value for further discussion of valuation of loans held for investment, subject to nonrecourse debt.
The yield recognized on loans held for investment, subject to nonrecourse debt, at fair value and changes in estimated fair value are recorded in net fair value gains on loans and related obligations in the Consolidated Statements of Operations. The yield recognized includes the contractual interest income that is expected to be collected based on the stated interest rates of the loans.
Loans Held for Investment, at Fair Value
Loans held for investment, at fair value, consists of certain reverse mortgage and commercial mortgage loans that the Company intends to hold to maturity. The Company has elected the fair value option for all loans held for investment and determines the fair value, on a recurring basis, based on DCF models. These valuations require the use of judgment by the Company and changes in assumptions can have a significant impact on the determination of the loan’s fair value. The difference between the cost basis of newly originated or acquired loans, and their estimated

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
fair value is recognized in net fair value gains on loans and related obligations in the Consolidated Statements of Operations. See Note 6 - Fair Value for further discussion of valuation of loans held for investment.
The yield recognized on loans held for investment and changes in estimated fair value are recorded in net fair value gains on loans and related obligations in the Consolidated Statements of Operations. The yield recognized includes the contractual interest income that is expected to be collected based on the stated interest rates of the loans.
Reverse Mortgage Loans
Reverse mortgage loans held for investment consists of originated or purchased HECM and non-agency reverse mortgage loans not yet securitized, unsecuritized tails, and certain HECM purchased out of Ginnie Mae HMBS, which the Company intends to hold to maturity.
HECM loans and tails that have not yet been securitized into HMBS consist primarily of newly-issued HECM that the Company has either originated or purchased, subsequent borrower draws, and amounts paid by the Company on the borrower's behalf for MIP that have not yet been transferred to a Ginnie Mae securitization.
Non-agency reverse mortgage loans are typically designated for homeowners aged 62 or older, with higher priced homes. However, certain non-agency reverse mortgage loan products are designated for homeowners aged 55 or older. The minimum home value is $400 thousand and the maximum loan amount is $4 million. Non-agency reverse mortgage loans are not insured by the FHA and will not be placed into a Ginnie Mae HMBS; however, the Company may transfer or pledge these assets as collateral for securitized nonrecourse debt obligations.
The Company, as an issuer of HMBS, is required to repurchase reverse loans out of the Ginnie Mae securitization pools once the outstanding principal balance of the related HECM is equal to or greater than 98% of the maximum claim amount ("MCA") (referred to as HECM Buyouts). Performing repurchased loans are conveyed to HUD and payment is received from HUD typically within 75 days of repurchase. Nonperforming repurchased loans are generally liquidated through foreclosure, subsequent sale of the real estate owned, and claim submissions to HUD.
Loans are considered nonperforming upon events such as, but not limited to, the death of the mortgagor, the mortgagor no longer occupying the property as their principal residence, or the property taxes or insurance not being paid. In addition to having to fund these repurchases, the Company also typically earns a lower interest rate and incurs certain non-reimbursable costs during the process of liquidating nonperforming loans. Loans purchased out of Ginnie Mae HMBS are recorded in the Consolidated Statements of Financial Condition at their fair value reflective of proceeds of liquidation of collateral or ultimate disposition of the loan.
Reverse mortgage loans also include claims receivable that have been submitted to HUD awaiting reimbursement. These amounts are recorded net of amounts the Company does not expect to recover through outstanding claims.
Loan origination fees represent an up-front fee charged to a borrower for processing the HECM or non-agency reverse mortgage application and are recorded in fee income in the Consolidated Statements of Operations as they are received when a loan is successfully funded. Costs to originate loans are recognized as incurred and recorded in general and administrative expenses in the Consolidated Statements of Operations.
Certain HECM and non-agency reverse mortgage loans originated or acquired by the Company include broker compensation or correspondent fees. These premiums are remitted to the mortgage broker or correspondent lender who acted as the intermediary for the reverse mortgage. Broker compensation and correspondent fees are recorded on a net basis in net fair value gains on loans and related obligations and therefore are not separately presented in the Consolidated Statements of Operations.
Commercial Mortgage Loans
Commercial mortgage loans held for investment primarily consist of short-term loans for real estate investors and agricultural loans for farmers.
Loans Held for Sale, at Fair Value
Loans held for sale, at fair value, represent mortgage loans originated by the Company and held until sold to secondary market investors. The Company primarily originates conventional GSEs, government insured (FHA), and government guaranteed (VA) residential mortgage loans (collectively "residential mortgage loans held for sale") and commercial mortgage loans to owners and investors of single and multi-family residential rental properties ("commercial loans held for sale").
The Company elected the fair value option provided for by ASC 825-10, Financial Instruments-Overall. Loans held for sale are measured at fair value at the time of origination and on a recurring basis thereafter. Gains and losses on

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
loans held for sale are recorded in gain (loss) on sale and other income from loans held for sale, net, in the Consolidated Statements of Operations. The yield recognized includes the contractual interest income that is expected to be collected based on the stated interest rates of the loans.
In connection with the Company's election to measure originated loans held for sale at fair value, any fees recognized in relation to originated loans are recognized as they are received and are included in fee income in the Consolidated Statements of Operations. Direct loan origination costs and fees are expensed when incurred and are included in general and administrative expenses in the Consolidated Statements of Operations.
Residential Mortgage and Home Improvement Loans Held for Sale
Residential mortgage and home improvement loans held for sale are typically warehoused for a period after origination or purchase before sale into the secondary market. Servicing rights are either released upon sale of mortgage loans in the secondary market or retained by the Company. The yield on residential mortgage loans held for sale is recorded in interest income and changes in fair value are recorded in gain (loss) on sale and other income from loans held for sale, net, in the Consolidated Statements of Operations.
Commercial Loans Held for Sale
Commercial loans held for sale are typically warehoused for a period after origination or purchase before sale into the secondary market. The Company estimates fair value by evaluating a variety of market indicators, including recent sales of similar product types and outstanding commitments, calculated on an aggregate basis. The yield recognized on commercial loans held for sale and changes in estimated fair value are recorded in net fair value gains on loans and related obligations in the Consolidated Statements of Operations.
MSR, at Fair Value
MSR represent contractual rights to perform specific administrative functions for the underlying loans including specified mortgage servicing activities, which consist of collecting loan payments, remitting principal and interest payments to investors, managing escrow funds for the payment of mortgage-related expenses such as taxes and insurance, and otherwise administrating the mortgage loan servicing portfolio. MSR are created through the sale of an originated mortgage loan or purchased from third parties. The unpaid principal balance ("UPB") of the loans underlying the MSR is not included in the Consolidated Statements of Financial Condition. For servicing retained in connection with the securitization of reverse mortgage loans accounted for as secured financings, an MSR is not recognized. The fair value of future servicing revenue net of servicing costs related to reverse mortgage loans is included in the fair value of the underlying loan.
The Company follows the fair value measurement method to record the value of MSR in accordance with ASC 860, Transfers and Servicing. Under this method, servicing assets are measured at fair value on a recurring basis with changes in fair value recorded through earnings in the period of the change as a component of fee income in the Consolidated Statements of Operations.
The fair value of the MSR is based upon the present value of the expected future net cash flows related to servicing these loans. For MSR that the Company has current commitments to sell to third parties, the fair value is based on the outstanding commitment price. The Company receives a base servicing fee based on the remaining outstanding principal balances of the loans, which are collected from borrowers on a monthly basis. The Company determines the fair value of the MSR by the use of a DCF model that incorporates prepayment speeds, delinquencies, discount rate, ancillary revenues, and other assumptions (including costs to service) that management believes are consistent with the assumptions other similar market participants use in valuing the MSR.
The primary risk associated with MSR is the potential reduction in fair value as a result of higher than anticipated prepayments due to loan refinancing prompted, in part, by declining interest rates or government intervention. Conversely, these assets generally increase in value in a rising interest rate environment to the extent that prepayments are slower than anticipated. At times, the Company may utilize derivatives as economic hedges to offset changes in the fair value of the MSR resulting from the actual or anticipated changes in prepayments stemming from changing interest rate environments. There is also a risk of valuation decline due to higher than expected increases in default rates, which the Company does not believe can be effectively managed using derivatives.
Derivatives and Hedging Activities
The Company’s principal market exposure is to interest rate risk, specifically long-term U.S. Treasury and mortgage interest rates due to their impact on the fair value of mortgage loans and related commitments.

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
The Company uses derivative instruments as part of its overall strategy to manage its exposure to market and price risks primarily associated with fluctuations in interest rates. As a matter of policy, the Company does not use derivatives for speculative purposes.
Interest Rate Lock Commitments ("IRLCs")
IRLCs represent an agreement to extend credit to a mortgage loan applicant, whereby the interest rate on the loan is set prior to funding. The IRLC binds the Company (subject to the loan approval process) to lend funds to a potential borrower at the specified rate, regardless of whether interest rates have changed between the commitment date and the loan funding date. As such, outstanding IRLCs are subject to interest rate risk and related price risk during the period from the date of issuance through the date of loan funding, cancellation or expiration. The Company uses mandatory and best efforts commitments to substantially mitigate these risks. Loan commitments generally range between 30 and 90 days; however, the borrower is not obligated to obtain the loan. The Company is subject to fallout risk related to IRLCs, which is realized if approved borrowers choose not to close on the loans within the terms of the IRLCs. Historical commitment-to-closing ratios are considered to estimate the quantity of mortgage loans that will fund within the terms of the IRLCs.
IRLCs that relate to the origination of a mortgage that will be held for sale upon funding are considered derivative instruments under the derivatives and hedging accounting guidance ASC 815, Derivatives and Hedging ("ASC 815"). Loan commitments that are derivatives are recognized at fair value within discontinued operations in derivative assets or payables and other liabilities, with changes in their fair values recorded in gain (loss) on sale and other income from loans held for sale, net, within discontinued operations.
The fair value of the Company’s IRLCs is based upon the estimated fair value of the underlying mortgage loan, adjusted for (i) estimated costs to complete and originate the loan and (ii) the estimated percentage of IRLCs that will result in a closed mortgage loan. The valuation of the Company's IRLCs are based on prices of mortgage-backed securities ("MBS") in the market place and the value of the related mortgage servicing.
Forward Loan Sale Commitments
The Company is subject to interest rate and price risk on its loans held for sale, at fair value, and IRLCs from the date the IRLC is made until the date the loan is sold. Mandatory commitments which fix the forward sales price that will be realized in the secondary market are used to substantially mitigate the interest rate and price risk to the Company.
The Company carefully evaluates all loan sale agreements to determine whether they meet the definition of a derivative under the derivatives and hedging accounting guidance under ASC 815. To mitigate the price risk the Company is exposed to on its outstanding loan commitments, the Company uses “mandatory delivery” forward loan sale commitments to manage the risk of potential interest rate movements and their impact on the value of the underlying mortgage loans. Mandatory delivery contracts that meet the definition of a derivative are accounted for as derivative instruments. Accordingly, forward loan sale commitments are recognized at fair value within discontinued operations in derivative assets or payables and other liabilities with changes in their fair values recorded in gain (loss) on sale and other income from loans held for sale, net, within discontinued operations. The fair value is determined on a recurring basis based on forward prices with dealers in such securities or internally-developed or third party models utilizing observable market inputs.
To Be Announced Securities
To Be Announced Securities ("TBAs") are "forward delivery" securities considered derivative instruments under derivatives and hedging accounting guidance ASC 815. The Company uses TBAs to protect against the price risk inherent in derivative loan commitments. TBAs are valued based on forward dealer marks from the Company's approved counterparties. The Company utilizes internal and third party market pricing services which compile current prices for instruments from market sources, and those prices represent the current executable price. TBAs are recorded at fair value in the Consolidated Statements of Financial Condition in derivative assets and payables and other liabilities, with changes in fair value recorded in gain (loss) on sale and other income from loans held for sale, net, and net fair value gains on loans and related obligations in the Consolidated Statements of Operations.

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
Best Efforts Commitments
The Company uses best efforts commitments with various investors to mitigate the risk associated with loans held for sale, at fair value, and interest rate lock commitments. The Company is exposed to counterparty risk with its best efforts commitments in the event that the counterparty cannot take delivery of the underlying mortgage loan. Best Efforts Commitments are recorded at fair value within discontinued operations in derivative assets and payables and other liabilities, with changes in fair value recorded in gain (loss) on sale and other income from loans held for sale, net, within discontinued operations.
Forward MBS Commitments
Periodically, the Company uses forward MBS commitments to hedge changes in the value of MSR. MSR are subject to substantial interest rate risk as the mortgage loans underlying the servicing rights permit the borrowers to prepay the loans. The Company may at times enter into economic hedges, which do not qualify as hedges for accounting purposes, including forward contracts to minimize the effects of loss in value of these MSR associated with increased prepayment activity that generally results from declining interest rates. Forward MBS commitments are recorded at fair value in the Consolidated Statements of Financial Condition in derivative assets and payables and other liabilities, with changes in fair value recorded in gain (loss) on sale and other income from loans held for sale, net, in the Consolidated Statements of Operations.
The Company treats forward HMBS purchase and sale commitments that have not settled as derivative instruments. Any changes in fair value are recorded in net fair value gains on loans and related obligations in the Consolidated Statements of Operations. The fair value is determined on a recurring basis based on forward prices with dealers in such securities or internally-developed or third party models utilizing observable market inputs. These forward commitments will be fulfilled with loans not yet securitized and new reverse mortgage loan originations and purchases.
Interest Rate Swaps and Futures Contracts
The Company also enters into interest rate swaps and futures contracts to offset changes in the value of its non-agency reverse mortgage loans, commercial loans and MSR. The Company has not designated its interest rate swaps and futures contracts as hedges for accounting purposes. These interest rate swaps and futures contracts are accounted for as derivatives and recorded at fair value as derivative assets or as a component of payables and other liabilities in the Consolidated Statements of Financial Condition. Realized and unrealized changes in fair value of interest rate swaps and futures contracts are recorded in gain (loss) on sale and other income from loans held for sale, net, and net fair value gains on loans and related obligations in the Consolidated Statements of Operations. Certain of the trade counterparties contain margin call provisions that, upon notice from the counterparty, require us to transfer cash to eliminate any margin deficit. A margin deficit will generally result from any decline in market value of the assets subject to the related hedging transaction. Margin deposits are presented in other assets, net, in the Consolidated Statements of Financial Condition. See Note 13 - Derivative and Risk Management Activities for further discussion of derivative assets and liabilities. The Company does not account for margin deposits as an offset against the reported derivative assets or liabilities.
Fixed Assets and Leasehold Improvements, Net
Fixed assets are depreciated on a straight-line basis over their estimated useful lives. Leasehold improvements are amortized on a straight-line basis over the shorter of the term of the related office lease or the expected useful life of the assets. The Company capitalizes certain costs associated with the acquisition of internal-use software and amortizes the software over its estimated useful life, commencing at the time the software is placed in service. The Company reviews fixed assets and leasehold improvements for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Impairment related to fixed assets and leasehold improvements is recorded in impairment of goodwill, intangibles, and other assets in the Consolidated Statements of Operations.
Goodwill
Goodwill is the excess of the purchase price over the fair value of the net assets acquired. Goodwill is not amortized, but is reviewed for impairment annually as of October 1 and monitored for interim triggering events on an ongoing basis. If triggering events occur, which indicate goodwill might be impaired between annual tests, goodwill will be tested when such events occur. In making this assessment, the Company considers a number of factors including, but not limited to, operating results, business plans, economic projections, share price, and anticipated future cash flows. There are inherent uncertainties related to these factors and management’s judgment in applying them to the analysis

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
of goodwill impairment. Changes in economic and operating conditions could result in goodwill impairment in future periods. In testing goodwill for impairment, the Company performs a qualitative assessment of whether it is more likely than not that the fair value of a reporting unit is less than its carrying value including goodwill. If the qualitative assessment determines that it is more likely than not that the fair value of the reporting unit is less than its carrying value including goodwill, the Company will compare the fair value of that reporting unit with its carrying value including goodwill. If the carrying value of a reporting unit exceeds its fair value, goodwill is considered impaired with the impairment loss equal to the amount by which the carrying value of the goodwill exceeds the implied fair value of that goodwill. Impairment related to goodwill is recorded in impairment of goodwill, intangibles, and other assets in the Consolidated Statements of Operations.
Intangible Assets, Net
Intangible assets, net, primarily consist of trade names and broker/customer relationships acquired through various acquisitions and the Business Combination and recorded at their estimated fair value on the date of acquisition. Definite-lived intangible assets are amortized on a straight-line basis over their estimated useful lives. Amortization expense of definite-lived intangibles is included in general and administrative expenses in the Consolidated Statements of Operations. The Company reviews intangible assets for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Impairment related to intangible assets is recorded in impairment of goodwill, intangibles, and other assets in the Consolidated Statements of Operations.
Leases
The Company evaluates all leases at inception under ASC 842, Leases ("ASC 842") and classifies the lease as either an operating or a finance lease. The Company currently only has operating leases.
Operating lease right-of-use ("ROU") assets represent the Company’s right to use an underlying asset during the lease term. ROU assets are further adjusted for lease incentives. Operating lease expense is recognized on a straight-line basis over the lease term and is recorded in occupancy, equipment rentals, and other office related expenses in the Consolidated Statements of Operations. The Company recognizes variable lease payments associated with the Company’s leases when the variability is resolved. Variable lease payments are recorded in occupancy, equipment rentals, and other office related expenses in the Consolidated Statements of Operations along with expenses arising from fixed lease payments. The Company reviews ROU assets for impairment whenever events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Impairment related to ROU assets is recorded in impairment of goodwill, intangibles, and other assets in the Consolidated Statements of Operations. See Note 21 - Leases for more information.
Operating lease liabilities represent the Company’s obligation to make lease payments arising from the terms of the lease. The lease liabilities are initially recognized based on the present value of the remaining lease payments using a discount rate that represents the Company’s incremental borrowing rate as of the lease commencement date. As most of the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate based on the information available as of the lease commencement date in determining the present value of the lease payments. This incremental borrowing rate is the rate of interest that the Company would have to pay to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment and given similar credit risk. The lease term for all of the Company’s leases includes the noncancellable period of the lease plus any additional periods covered by the option to extend (or not to terminate) the lease. The Company includes these options in the lease term when it is reasonably certain of exercising them.
ASC 842 provides for policy elections related to leases with a term of 12 months or less and separation of lease components from non-lease components. The Company elected not to recognize lease assets and lease liabilities for leases with a term of 12 months or less and not to separate lease components from non-lease components.
Other Assets, Net
Other assets, net, consist of ROU assets, receivables, net of allowance, retained bonds, at fair value, government guaranteed receivables, prepaid expenses, servicer advances, net of allowance, investments, loans subject to repurchase from Ginnie Mae, debt securities, deposits, receivable from clearing organization, and other. The components of other assets, net, are detailed in Note 16 - Other Assets, Net.

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
Debt Securities
Debt securities consists of U.S. government securities, securities backed by collateral pools of non-agency mortgages that are not insured by the FHA, and other debt securities. The Company accounts for debt securities in accordance with ASC 320, Investments-Debt and Equity Securities. The Company determines the classification of securities at purchase. The Company classifies debt securities into held-to-maturity, trading, or available-for-sale categories. Debt securities that management has the ability and intent to hold to maturity are classified as held-to-maturity and, unless elected to be carried at fair value, are carried at amortized cost adjusted for amortization of premiums and accretion of discounts amortized over the contractual term of the securities in a method that approximates the interest method.
The Company has elected to account for certain debt securities at fair value under the fair value option provisions included in ASC 825, Financial Instruments. The election is made on an instrument-by-instrument basis and is irrevocable. Changes in fair value of these securities are included as a component of net fair value gains on loans and related obligations in the Consolidated Statements of Operations.
Receivables, Net of Allowance
Receivables, net of allowance, are represented by amounts due from investors and other parties and are stated at the amounts management expects to collect. If the Company expects to collect less than 100% of the recorded receivable balances, an allowance for doubtful accounts is recorded based on the current expected credit loss methodology which includes a combination of historical experience, aging analysis, information on specific balances and reasonable and supportable forecasts.
Government Guaranteed Receivables, Net
The Company accounts for foreclosed mortgage loans guaranteed by the government as a separate receivable. These amounts are carried at the net amounts the Company expects to receive from the liquidation of the underlying property and any expected claim proceeds from HUD for shortfall on liquidation proceeds.
Outstanding HUD claims associated with HECM loans that are collateral for issued and outstanding HMBS may be retained inside the HMBS while the associated HECM loan remains insured by HUD or a HUD claim is outstanding and the HECM loan has not yet reached 98% of the loan's MCA. Subsequent to reaching 98% of the MCA, the Company must purchase the loan out of the HMBS.
Servicer Advances, Net of Allowance
The Company is required under certain servicing contracts to ensure that property taxes, insurance premiums, foreclosure costs, and various other items are paid in order to preserve the assets being serviced. Generally, the Company recovers such advances from borrowers for reinstated or performing loans, proceeds of liquidation of collateral or ultimate disposition of the loan, credit owners or loan insurers.
Investments
The Company invests in the equity of other companies in the form of common stock, preferred stock or other in-substance equity interests or an investment in a limited liability company. The Company evaluates its outstanding equity investments in other companies to determine whether the Company is able to demonstrate a controlling financial interest or significant influence. For investments in which the Company is able to exercise significant influence, the Company applies the equity method of accounting. If the investment does not meet the criteria for the use of the equity method of accounting, the investment is accounted for at cost unless an election is made to account for it at fair value.
The Company has elected to account for certain of its investments at fair value under the fair value option provisions included in Financial Accounting Standards Board ("FASB") ASC 825, Financial Instruments. See Note 6 - Fair Value for the information regarding the effects of applying the fair value option to the Company's financial instruments in the consolidated financial statements.
Equity securities with a readily determinable fair value are required to be measured at fair value, with changes in fair value recognized through net income. Equity securities without readily determinable fair value are carried at cost, less any impairment, plus or minus changes resulting from observable price changes for identical or similar investments.

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
Loans Subject to Repurchase from Ginnie Mae
For certain loans that the Company has pooled and securitized with Ginnie Mae, the Company as the issuer has the right to repurchase, with Ginnie Mae's prior authorization, any individual loan in a Ginnie Mae securitization pool if that loan meets certain criteria, including being delinquent greater than 90 days. Once the Company has the right to repurchase a delinquent loan, the Company has effectively regained control over the loan and, under GAAP, must re-recognize the loan in the Consolidated Statements of Financial Condition and establish a corresponding liability regardless of the Company's intention to repurchase the loan.
Receivable from Clearing Organization
The Company clears all of its proprietary and all of its customer transactions from its broker-dealer transactions through another broker-dealer on a fully disclosed basis. Securities transactions are recorded on the trade date as if they had settled. The related amounts receivable and payable for unsettled securities transactions, along with contractual deposits are recorded in other assets, net, in the Consolidated Statements of Financial Condition.
HMBS Related Obligations, at Fair Value
HMBS related obligations, at fair value, represent the secured borrowing associated with the Company’s securitization of HECM loans where the securitization does not meet the criteria for sale accounting treatment. This liability includes the Company’s obligation to repay the secured borrowing from the FHA insured HECM cash flows and the obligations as issuer and servicer of the HECM loans and HMBS.
As an issuer of HMBS, the Company is obligated to service the HECM loan and associated HMBS, which includes funding the repurchase of the HECM loans or pass through of cash due to the holder of the beneficial interests in the Ginnie Mae HMBS upon maturity events and certain funding obligations related to monthly guarantee fees, mortgage insurance proceeds, and partial month interest.
As an issuer, the Company is required to repurchase reverse loans out of the Ginnie Mae securitization pools once the outstanding principal balance of the related HECM is equal to or greater than 98% of the MCA. The Company is also required to pay off the outstanding remaining principal balance of secured borrowings if certain triggering events are reached prior to the 98% of MCA limit, such as death of borrower and completion of foreclosure. Performing repurchased loans are conveyed to HUD and payment is received from HUD typically within 75 days of repurchase. Nonperforming repurchased loans are generally liquidated through foreclosure, subsequent sale of real estate owned, and claim submissions to HUD. Loans are considered nonperforming upon events such as, but not limited to, the death of the mortgagor, the mortgagor no longer occupying the property as their principal residence, or the property taxes or insurance not being paid. The Company relies upon its secured financing facilities (see Note 19 - Other Financing Lines of Credit) and operating cash flows, to the extent necessary, to repurchase loans. The timing and amount of the Company’s obligation to repurchase HECM is uncertain as repurchase is predicated on certain factors such as whether or not a borrower event of default occurs prior to the HECM reaching the mandatory repurchase threshold under which the Company is obligated to repurchase the loan.
Performing repurchased loans are conveyed to HUD and nonperforming repurchased loans are generally liquidated in accordance with program requirements. In addition to having to fund repurchases, the Company may sustain losses during the process of liquidating the loans. The issuer is also required to fund guarantee fees to Ginnie Mae, MIP to the FHA, and is obligated to fund partial month interest resulting from shortfalls in interest received from borrower payoffs to the holders of the HMBS beneficial interests. Estimated cash flows associated with these obligations are included in the HMBS related obligations, at fair value, in the Consolidated Statements of Financial Condition.
The Company has elected to record the HMBS related obligations at fair value. The estimated fair value is generally determined by discounting expected principal, interest, and other servicing or issuer obligation cash flows using an estimated market discount rate that management believes a market participant would consider in determining fair value.
See Note 6 - Fair Value for further discussion of valuation of HMBS related obligations.
The yield on HMBS related obligations along with any changes in fair value are recorded in net fair value gains on loans and related obligations in the Consolidated Statements of Operations. The yield on the HMBS related obligations includes recognition of contractual interest expense based on the stated interest rates of the HMBS beneficial interests.

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
Nonrecourse Debt, at Fair Value
Nonrecourse debt, at fair value, is debt of consolidated VIE securitization trusts or nonconsolidated funds that provide nonrecourse financing for MSR. The consolidated VIE loans initially transferred to the securitization trust and the MSR designated to nonconsolidated funds serve as collateral for the nonrecourse debt, and the principal and interest cash flows from these loans serve as the sole source of repayment.
The Company has elected to measure the outstanding nonrecourse debt at fair value in the Consolidated Statements of Financial Condition with all changes in fair value recorded to net fair value gains on loans and related obligations in the Consolidated Statements of Operations. The yield on nonrecourse debt and any change in fair value are also recorded in net fair value gains on loans and related obligations in the Consolidated Statements of Operations. The yield recognized includes the contractual interest expense based on the stated interest rates of the debt and amortization of any discount at which the related bonds were issued.
Reverse Mortgage Loans
The Company securitizes certain of its interests in HECM Buyouts and non-agency reverse mortgage loans. The transactions provide investors with the ability to invest in a pool of reverse mortgage loans secured by one-to-four-family residential properties. The transactions provide the Company with access to liquidity for these assets, ongoing servicing fees, and potential residual returns. The securitizations are callable at or following the optional redemption date as defined in the respective indenture agreements.
Commercial Mortgage Loans
The Company issues nonrecourse debt securities secured by mortgage loans made to real estate investors. The transactions provide debt security holders the ability to invest in a pool of loans secured by investment real estate. The Company issues nonrecourse debt securities secured by agricultural loans made to investors. The transactions provide the Company with access to liquidity for the agricultural loans and ongoing management fees.
Nonrecourse MSR Financing Liability
The Company has agreements with third parties and has sold beneficial interests in the servicing fees generated from certain of its originated or acquired MSR. Under these agreements, the Company has agreed to sell to the third parties the right to receive all excess servicing and ancillary fees related to the identified MSR in exchange for an upfront payment equal to the entire purchase price of the acquired or originated MSR.
The Company elected to measure the outstanding financings related to the nonrecourse MSR financing liability at fair value as permitted under ASC 825, Financial Instruments, with all changes in fair value recorded as a charge or credit to fee income in the Consolidated Statements of Operations. The fair value on the nonrecourse MSR financing liability is based on the present value of the future expected discounted cash flows paid to the third parties with the discount rate approximating current market value for similar financial instruments. See Note 33 - Related-Party Transactions for additional information regarding the nonrecourse MSR financing liability.
Other Financing Lines of Credit
Other financing lines of credit principally consists of variable-rate, asset-backed facilities, primarily warehouse lines of credit, to support the origination of mortgage loans and operations of the Company, which provide creditors a collateralized interest in specific mortgage loans and other Company assets that meet the eligibility requirements under the terms of the facility. The source of repayment of the facilities is typically from the sale or securitization of the underlying loans into the secondary mortgage market. The Company evaluates its capacity needs for warehouse facilities and adjusts the amount of available capacity under these facilities in response to the current mortgage environment and origination needs. Interest expense from these financings is recorded in net interest expense in the Consolidated Statements of Operations.
Costs incurred in connection with obtaining financing lines of credit are capitalized to other assets, net, within the Consolidated Statements of Financial Condition and amortized over the term of the related financing as interest expense within the Consolidated Statements of Operations.
Payables and Other Liabilities
Payables and other liabilities consist of accrued compensation expense, accrued liabilities, lease liabilities, deferred purchase price liabilities, Ginnie Mae reverse mortgage buyout payable, derivative liabilities, deferred tax liability, net, estimate of claim losses, repurchase reserves, liability for loans eligible for repurchase from Ginnie Mae, and

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
warrant liability. The components of payables and other liabilities are detailed in Note 20 - Payables and Other Liabilities.
Deferred Purchase Price Liabilities
As a result of business acquisitions, the Company has recorded contingent liabilities based upon expected future payouts. In accordance with ASC 805, the Company measures any contingent consideration related to business combinations at fair value, and adjusts the reported amount each period with the change in fair value recorded in other, net, in the Consolidated Statements of Operations.
Estimate of Claim Losses
The Company offers medical, dental, and other benefits to its employees. Certain of these medical benefit plans are self-funded by the Company, whereby the Company pays actual claims made by its employees. Any employee-paid portion of these benefits are withheld by the individual operating entities and remitted back to the Company on a monthly basis. In addition, the Company has a stop-loss insurance policy in place which reimburses the Company for extraordinary claims. The Company estimates incurred but not reported obligations, including any existing and future claims, related to these self-funded benefits on a quarterly basis. The estimated claims are recorded based upon current and future claims expected to be received. In addition, the Company has engaged a third party actuary to validate the reasonableness of the existing estimated claims.
The Company is occasionally named as a defendant in claims concerning alleged errors or omissions pertaining to the issuance of title policies or the performance of escrow services. The Company assesses pending and threatened claims to determine whether losses are probable and reasonably estimable in accordance with ASC 450, Contingencies. To the extent losses are deemed probable and reasonably estimable, the Company will establish an accrual for those losses based on historical experience and analysis of specific claim attributes, which is included in discontinued operations.
This liability also includes amounts determined on the basis of claim evaluation, estimates for reported losses and estimates for losses incurred but not reported related to the Company's title and settlement services subsidiary. These estimates are continually reviewed and updated. Any adjustments are reflected currently. Accordingly, loss and loss adjustment expenses are charged to income as incurred. Management believes the liability for loss and loss adjustment expenses is adequate; however, the ultimate liability may be in excess of or less than the amounts provided.
Repurchase Reserve
The Company has exposure to potential mortgage loan repurchases and indemnifications in its capacity as a seller of mortgage loans. The estimation of the liability for probable loss related to repurchase and indemnification obligations considers: (i) specific, nonperforming loans where the Company has received a repurchase or indemnification request and believes it will be required to repurchase the loan or indemnify the investor for any losses; and (ii) an estimate of probable future repurchase or indemnification obligations for standard representation and warranty provisions, early payment defaults, or other recourse obligations. The Company establishes an initial reserve at fair value for expected losses relating to loan sales at the date the loans are derecognized from the Consolidated Statements of Financial Condition, which is recorded as a component of gain (loss) on sale and other income from loans held for sale, net, in the Consolidated Statements of Operations.
Warrant Liability
The Company accounts for warrants for the Company’s Class A Common Stock at fair value within payables and other liabilities in the Consolidated Statements of Financial Condition because the warrants do not meet the criteria for classification within equity. The warrants are subject to remeasurement at each statement of financial condition date and any change in fair value is recognized within other, net, in the Consolidated Statements of Operations. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the warrants.
Tax Receivable Agreement Obligation
In connection with the Business Combination, concurrently with the Closing, the Company entered into Tax Receivable Agreements ("TRA") with certain owners of FoA Equity prior to the Business Combination (the "TRA Parties"). The TRA generally provide for payment by the Company to the TRA Parties of 85% of the cash tax benefits, if any, that the Company is deemed to realize (calculated using certain simplifying assumptions) as a result of (i) tax basis adjustments as a result of sales and exchanges of units in connection with or following the Business

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
Combination and certain distributions with respect to units, (ii) the Company’s utilization of certain tax attributes attributable to Blackstone Tactical Opportunities Associates - NQ L.L.C., a Delaware limited partnership, shareholders ("Blocker GP"), and (iii) certain other tax benefits related to entering into the TRA, including tax benefits attributable to making payments under the TRA. These tax basis adjustments generated over time may increase (for tax purposes) the depreciation and amortization deductions available to the Company and, therefore, may reduce the amount of U.S. federal, state and local tax that the Company would otherwise be required to pay in the future, although the Internal Revenue Service may challenge all or part of the validity of that tax basis, and a court could sustain such challenge. The tax basis adjustments upon sales or exchanges of units for shares of Class A Common Stock and certain distributions with respect to Class A LLC Units may also decrease gains (or increase losses) on future dispositions of certain assets to the extent tax basis is allocated to those assets. Actual tax benefits realized by the Company may differ from tax benefits calculated under the Tax Receivable Agreements as a result of the use of certain assumptions in the TRA, including the use of an assumed weighted average state and local income tax rate to calculate tax benefits.
The payments under the TRA are not conditioned upon continued ownership of FoA or FoA Equity by the Continuing Unitholders.
The Company accounts for the effects of these increases in tax basis and associated payments under the TRA arising from exchanges in connection with the Business Combination as follows:
•records an increase in deferred tax assets for the estimated income tax effects of the increases in tax basis based on enacted U.S. federal and state tax rates at the date of the exchange;
•to the extent we estimate that the Company will not realize the full benefit represented by the deferred tax asset, based on an analysis that will consider, among other things, our expectation of future earnings, the Company reduces the deferred tax asset with a valuation allowance; and
•initial measurement of the obligations was at fair value on the date of the Business Combination, and is remeasured at fair value each reporting period, with any changes in fair value recognized in other, net, in the Consolidated Statements of Operations.
The Company records obligations under the TRA resulting from exchanges subsequent to the Business Combination, as they occur, at the gross undiscounted amount of the expected future payments as an increase to the liability along with the deferred tax asset and valuation allowance (if any) with an offset to additional paid-in capital. If the Company determines that it is no longer probable that a related contingent payment will be required based on expected future cash flows, a reversal of the liability is recorded through earnings. During 2022, the Company determined that the contingent liability portion of the TRA obligation is no longer probable of occurring, which is consistent with the Company’s need to record the associated valuation allowance against the deferred tax assets (for more information regarding the valuation allowance see Note 28 - Income Taxes), and has recorded an adjustment through other, net, in the Consolidated Statements of Operations to release the previously estimated contingent TRA liabilities.
As of December 31, 2022 and December 31, 2021, the Company had a liability of $3.8 million and $34.6 million, respectively, which is included in deferred purchase price liabilities within payables and other liabilities in the Consolidated Statements of Financial Condition.
Notes Payable, Net
The Company accounts for outstanding notes payable in accordance with ASC 470, Debt. Notes payable are carried at amortized cost. Issuance costs, premiums, and discounts are capitalized as part of the notes payable balance and amortized to interest expense in the Consolidated Statements of Operations over the outstanding life of the note using the effective interest method.
Reinsurance
The Company writes direct premiums and cedes reinsurance with other insurance companies in the normal course of business. Ceded insurance is comprised of excess-of-loss treaties, which protect against losses over defined amounts. The Company remains liable to the insured for claims under ceded insurance policies in the event the assuming insurance companies are unable to meet their obligations under these contracts. Reinsurance is recorded as a contra-revenue within fee income in discontinued operations.

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
Comprehensive Income (Loss)
Recognized revenue, expenses, gains, and losses are included in operations. Certain changes in assets and liabilities, such as foreign currency translation adjustments, are reported as a separate component in the Consolidated Statements of Equity. Such items, along with net income and losses, are components of comprehensive income (loss).
The components of other comprehensive income (loss) are reported in the Consolidated Statements of Comprehensive Income (Loss). For the years ended December 31, 2022, 2021, and 2020, the only component of other comprehensive income (loss) was foreign currency translation adjustments, arising from translation of the foreign branch accounts in Manila, Philippines.
Foreign Currency
The functional currency of the Company’s international branch is the Philippine peso. Foreign currency denominated assets and liabilities are translated into United States dollars using the exchange rates in effect at the dates of the Consolidated Statements of Financial Condition. Results of operations and cash flows are translated using the average exchange rates throughout the period. The resulting exchange rate translation adjustments are included as a component of equity in accumulated other comprehensive income (loss).
Revenue Recognition
The Company derives its revenues principally from gains on origination and sale of loans, including revenue fees collected from the borrower at closing, loan servicing fees, fair value gains on originated mortgage loans, net of changes in fair value associated with outstanding HMBS and other nonrecourse obligations, other fee income, and net interest income on loans.
Net gains on loans held for sale include realized and unrealized gains and losses on loans held for sale, interest rate lock commitments, and related derivatives. The Company sells mortgage loans into the secondary market, including sales to the GSEs on a servicing-released basis, where the loans are sold to an investor with the associated MSR transferred to the investor or to a separate third party investor. In addition, the Company may opportunistically sell loans on a servicing-retained basis, where the loan is sold and the rights to service that loan are retained. Unrealized gains and losses include fair value gains and losses resulting from changes in fair value in the underlying mortgages, interest rate lock commitments, related derivatives, and retained MSR, from the time of origination to the ultimate sale of the loan or other settlement of those financial instruments.
Monthly servicing revenue represents income derived by the Company in relation to the servicing of loans. Interest income reflects interest earned on loans held for sale by the Company prior to sale on the secondary market. The interest income collected on such loans is reported net of the interest expense incurred while the loans are carried on the Company’s warehouse lines.
Interest income is recognized using the interest method. Loans are placed on non-accrual status when any portion of the principal or interest is 90 days past due or earlier if factors indicate that the ultimate collectability of the principal or interest is not probable. Interest received from loans on non-accrual status is recorded as income when collected. Loans return to accrual status when the principal and interest become current and it is probable that the amounts are fully collectible.
The majority of revenue generated by the Company in connection with originations and servicing are not within the scope of ASC 606, Revenue from Contracts with Customers ("ASC 606").
Based on its evaluation of loan origination fees, the Company has determined that loan origination fees are recorded in fee income in the Consolidated Statements of Operations when a loan is successfully funded, with the related costs recognized in general and administrative expenses when incurred.
The primary components of fee income consist of the following:
Loan Servicing Fees
Loan servicing income represents recurring servicing and other ancillary fees earned for servicing mortgage loans owned by investors. Servicing fees received for servicing mortgage loans owned by investors are based on a stipulated percentage of the outstanding monthly principal balance on such loans, or the difference between the weighted average yield received on the mortgage loans and the amount paid to the investor, less guaranty fees and interest on curtailments. Loan servicing income is receivable only out of interest collected from mortgagors and is recorded as income when collected. Late charges and other miscellaneous fees collected from mortgagors are also

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
recorded as income when collected and are included as a component of fee income in the Consolidated Statements of Operations.
In addition to the fees earned from customers, we recognize the gains or losses from changes in fair value of MSR after the sale of the underlying mortgage loans as a component of fee income. To hedge against volatility in the fair value of certain MSR, we enter into various derivative agreements, which may include but are not limited to interest rate swaps and futures contracts. Changes in the fair value of such derivative instruments and the related hedging gains and losses are also included as a component of fee income.
Loan Origination Fees
Loan origination fees are recorded in fee income in the Consolidated Statements of Operations when earned, with the related costs recognized in general and administrative expenses when incurred at the date of origination.
The Company collects from the borrower certain amounts, including underwriting fees, credit reporting fees, loan administration, and appraisal fees. The Company has determined that it is primarily responsible for fulfillment and acceptability for these services, and has discretion in setting the price to the borrower, and therefore these fees should be recognized gross as the Company is the principal for the specified goods and services performed.
In addition to the fees above, the Company also acts as agent for certain services for its customers. These services include obtaining flood certification, credit reporting, and inspection fees. In these transactions, the Company will facilitate the providing of the goods or services to prospective borrowers, and collects these amounts from the borrower prior to the services being provided. These amounts are included as a component of fee income within discontinued operations.
ANTIC, a subsidiary of the Company, issues title insurance products through a network of title insurance agents throughout the country. Title insurance is a product providing coverage to parties within a real estate transaction according to the respective state regulatory bodies in the United States of America. Insurance premium revenue is recognized in discontinued operations from title insurance contracts when the title agents report the issuance of a title insurance policy. The revenue stream falls under Accounting Standards Update ("ASU") 2016-20, Issue 5: Scope of Topic 606 11, which is excluded from ASC 606, Revenue from Contracts with Customers. The scope exceptions to ASC 606 clarify that all contracts within the scope of Topic 944, Financial Services-Insurance, are excluded from the scope of Topic 606. Therefore, ANTIC is considered under Insurance Contracts within the scope of ASC 944-605 which reflects premiums from title insurance contracts shall be considered due from policyholders and, accordingly, recognized as revenue on the effective date of the insurance contract because most of the services associated with the contract have been rendered by that time. However, the binder date is appropriate if the insurance entity is legally or contractually entitled to the premium on the binder date.
The Company recognizes revenues from services provided in accordance with the five-step process outlined in ASC 606. Revenue is recognized when the performance obligations have been satisfied by transferring control of a product or service to a customer in an amount that reflects the consideration that the Company expects to receive. This revenue can be recognized at a point in time or over time.
Other Fee Income
Title and Closing Services: The Company generates revenue by providing title agent and closing services for lenders in connection with loan closings. Specific fees are specified within each lenders/financial institutions’ agreements. While the services are generally performed over a 90-day time frame leading up to and finalized before the date of loan closing, no fees are earned and recorded unless the loan closing occurs. Net fees are issued to the Company at the time of the respective loan closing. The specific good and/or service provided to the customer is the issuance of title insurance policy. The risk in the title issuance lies mostly with the title underwriter of the insurance policy and less on the Company, as the agent, thus the Company determined within step 5 of ASC 606 that the Company does not control the goods or service before it is transferred to the customer. The Company recognizes net revenue at a point in time using the output method, specifically as services are completed in connection with the performance of said obligations. There are two performance obligations, the first is the search and examination of the title of a property, which is performed by the Company on behalf of the underwriter. The second is the issuance of a title insurance policy, which is performed by an independent underwriter. The transaction price is allocated between the performance obligations based on the terms of the transaction agreement. These amounts are included as a component of fee income in discontinued operations.
Settlement, Appraisal, and Other Services: Settlement, appraisal, and other services include specific real estate transaction services provided to customers to facilitate the origination of mortgage loans. Revenue is recognized

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
when the performance obligations have been satisfied by transferring control of a product or service to a customer in an amount that reflects the consideration that the Company expects to receive. The Company recognizes gross revenue at a point in time using the output method, specifically as services are completed in connection with the performance of said obligations.
The Company earns appraisal revenue through the one performance obligation of managing the appraisal process for a consumer to obtain an independent valuation of a property to be mortgaged. The appraisal management company maintains a pool of qualified appraisers, who on behalf of the lender provide an appraisal report for a property. Gross revenue is earned and recognized at a point in time using the output method when each appraisal is performed and completed. These amounts are included as a component of fee income in discontinued operations.
There are no variable consideration or significant judgments or estimates when revenue is recognized for this stream in accordance with ASC 606.
Transactional Revenue: The Company generates revenue through loan processing activities for in-school students and refinancing existing student loans. Transaction fees are considered revenue from contracts with customers. The Company receives transaction fees for the performance obligation of providing loan application processing and loan facilitation services for the issuing banks. The Company records revenue over time using the output method, specifically when certain milestones are reached in connection with the performance of said obligations. These amounts are included as a component of fee income in discontinued operations.
Hedge Advisory Services: The Company provides certain valuation and advisory services, which include the development and implementation of a MSR hedging framework, for various independent mortgage banks. Pursuant to these agreements or other governing documents, the Company's maintenance fee (the "maintenance fee") will generally vary between 0.05% and 0.25% of the assets under management per month. The maintenance fee is typically calculated and paid monthly and recognized in the Consolidated Statements of Operations in the period services are provided. In addition to the Company's maintenance fee, the Company may also be entitled to receive incentive compensation (the "at-risk fee") tied to the performance of the MSR portfolio, which will generally vary between 5% and 15% of net gains. The at-risk fee is typically calculated and paid monthly. The Company recognizes gross revenues over time utilizing the output method. These amounts are included as a component of fee income in the Consolidated Statements of Operations.
Other advisory fees: In addition to the management fee and incentive fee, the Company may also receive expense reimbursements from its clients in accordance with applicable advisory or sub-advisory agreements and other governing documents. These may include but are not limited to, reimbursement for expenses associated with legal entity formation and capital raising activities, initial public offering costs, and expenses, fund administration costs, professional fees, securitization costs, custodian and transfer agent costs, and certain other out-of-pocket expenses. To the extent such reimbursements are provided, the Company recognizes these amounts as a component of fee income in the Consolidated Statements of Operations. The Company recognizes gross revenues over time utilizing the output method.
MSR Trade Broker: The Company's one performance obligation for these services is providing brokerage services to its clients. Services include analysis, structuring, marketing, and negotiation of transactions for servicing portfolios in the secondary market. The Company earns revenue based on fees resulting from the trade of MSR assets. Trading of MSR assets is done in two ways: 1) co-issue, flow arrangement for the exit of a pipeline on a per loan basis, and 2) bulk, sale of an entire MSR portfolio. Fees on these brokered trades are based upon a dollar per loan or basis points on UPB of underlying loans. Fees are defined in agreements with clients. Service is completed at the settlement date. The Company recognizes gross revenue at a point in time when the services are performed utilizing the output method. These amounts are included as a component of fee income in the Consolidated Statements of Operations.
OAS and MSR Valuation Services: The Company has one performance obligation for these services which is providing the analytic valuation services specified in the client-specific statement of work. Services are rendered when valuation results are complete and delivered to the client. The Company recognizes gross revenue at a point in time in which the services are performed using the output method. These amounts are included as a component of fee income in the Consolidated Statements of Operations.
Contract Balances
A contract asset balance occurs when an entity performs a service for a customer before the customer pays consideration (resulting in a contract receivable) or before payment is due (resulting in a contract asset). A contract

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
liability balance is an entity’s obligation to transfer a service to a customer for which the entity has already received payment (or payment is due) from the customer. The Company’s non-interest revenue streams are largely based on transactional activity, or standard month-end revenue accruals. Consideration is often received immediately or shortly after the Company satisfies its performance obligation and revenue is recognized. The Company does not typically enter into long-term revenue contracts with customers and, therefore, does not experience significant contract balances. The Company did not have any significant contract balances as of December 31, 2022 and 2021.
The Company has other revenue streams that are considered insignificant to the overall business. These services are negotiated with customers based on separate contracts for each of the respective services. These revenue streams are also recognized over time using the output method and contain only one performance obligation. There is no significant variable consideration or significant judgments or estimates when revenue is recognized for the Company's revenue streams in accordance with ASC 606.
Transfers of Financial Assets
Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (i) the assets have been isolated from the Company, put presumptively beyond the reach of the entity, even in bankruptcy, (ii) the transferee (or if the transferee is an entity whose sole purpose is to engage in securitization and that entity is constrained from pledging or exchanging the assets it receives, each third party holder of its beneficial interests) has the right to pledge or exchange the transferred financial assets, and (iii) the Company or its agents does not maintain effective control over the transferred financial assets or third party beneficial interest related to those transferred assets through an agreement to repurchase them before their maturity.
When the Company determines that control over the transfer of financial assets has been surrendered, the transaction will be accounted for as a sale in which the underlying mortgage loans are derecognized, and a corresponding gain recorded equal to the proceeds of the cash and any other beneficial interest retained by the Company, less the carrying balance of the transferred mortgage loans. Upon completion of the sale, the recorded gains and losses are reflected in gain (loss) on sale and other income from loans held for sale, net, in the Consolidated Statements of Operations.
Whenever the requirements for sale treatment have not been met due to control over the transferred financial assets not being surrendered, the transferred loans will continue to be held as mortgage loans held for investment, subject to nonrecourse debt, at fair value, and an associated liability is recorded in nonrecourse debt, at fair value, in the Consolidated Statements of Financial Condition.
Equity-Based Compensation
Equity-based compensation with service conditions made to employees is measured based on the grant date fair value of the awards and recognized as compensation expense over the period during which the recipient is required to perform services in exchange for the award (the requisite service period). The Company has elected to use a straight-line attribution method for recognizing compensation costs relating to awards that have service conditions only. Forfeitures are recorded as they occur.
For equity-based compensation where there are market conditions as well as service conditions to vesting, the grant date fair value of the awards is recognized as compensation expense using the graded-vesting method over the requisite service period for each separately vesting tranche of the award as if they were multiple awards.
Advertising Costs
Advertising costs are expensed as incurred. For the year ended December 31, 2022, the Company recorded $13.0 million in advertising expense. For the Successor period from April 1, 2021 to December 31, 2021 and Predecessor period from January 1, 2021 to March 31, 2021, the Company recorded $9.3 million and $2.7 million in advertising expense, respectively. For the year ended December 31, 2020, the Company recorded $12.5 million in advertising and related expenses, which are included in general and administrative expenses in the Consolidated Statements of Operations for all periods.
Income Taxes
Prior to the Business Combination, a portion of FoA Equity’s earnings were subject to certain U.S. federal and state taxes. Subsequent to the Business Combination, the portion of earnings allocable to FoA is subject to corporate level tax rates at the federal, state, and local levels. Therefore, the amount of income taxes recorded prior to the Business Combination are not representative of the expenses expected subsequent to the Business Combination.

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
The computation of the effective tax rate and provision (benefit) at each period requires the use of certain estimates and significant judgments including, but not limited to, the expected operating income for the year, projections of the proportion of income that is subject to tax, permanent differences between the Company’s GAAP earnings and taxable income, and the likelihood of recovering deferred tax assets existing as of the statement of financial condition date. The estimates used to compute the provision (benefit) for income taxes may change throughout the year as new events occur, additional information is obtained or as tax laws and regulations change. Accordingly, the effective tax rate for future periods may vary materially.
The Company accounts for income taxes pursuant to the asset and liability method, which requires it to recognize current tax liabilities or receivables for the amount of taxes it estimates are payable or refundable for the current year, deferred tax assets and liabilities for the expected future tax consequences attributable to temporary differences between the financial statement carrying amounts and their respective tax bases of assets and liabilities and the expected benefits of net operating loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in operations in the period enacted. A valuation allowance is provided when it is more likely than not that a portion or all of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income and the reversal of deferred tax liabilities during the period in which related temporary differences become deductible.
The benefit of tax positions taken or expected to be taken in the Company’s income tax returns is recognized in the financial statements if such positions are more likely than not of being sustained upon examination by taxing authorities. Differences between tax positions taken or expected to be taken in a tax return and the benefit recognized and measured pursuant to the interpretation are referred to as "unrecognized benefits." A liability is recognized (or amount of net operating loss carryover or amount of tax refundable is reduced) for an unrecognized tax benefit because it represents a potential future obligation to the taxing authority for a tax position that was not recognized. Interest costs and related penalties related to unrecognized tax benefits are required to be calculated, if applicable. Interest costs and related penalties associated with tax matters are recognized as general and administrative expenses.
Contingencies
The Company evaluates contingencies based on information currently available and will establish accruals for those matters when a loss contingency is considered probable, and the related amount is reasonably estimable. For matters where a loss is believed to be reasonably possible but not probable, no accrual is established, but the nature of the loss contingency and an estimate of the reasonably possible range of loss in excess of amounts accrued, when such estimate can be made, is disclosed. In deriving an estimate, the Company is required to make assumptions about matters that are, by their nature, highly uncertain. The assessment of loss contingencies, including legal contingencies, involves the use of critical estimates, assumptions, and judgments. Whenever practicable, the Company consults with outside experts, including legal counsel and consultants, to assist with the gathering and evaluation of information related to contingent liabilities. It is not possible to predict or determine the outcome of all loss contingencies. Accruals are periodically reviewed and may be adjusted as circumstances change. See Note 24 - Commitments and Contingencies for further discussion.
Seller Earnout
The equity owners of FoA Equity prior to the Closing are entitled to receive an earnout exchangeable for Class A Common Stock if, at any time during the six years following Closing, the volume-weighted average price (the “VWAP”) of Class A Common Stock with respect to a trading day is greater than or equal to $12.50 for any 20 trading days within a consecutive 30-trading-day period ("First Earnout Achievement Date"), 50% of the earnout units issued to sellers (in conjunction with the Sponsor shares defined below, the “Earnout Securities”) will be issued; and if, at any time during the six years following Closing, the VWAP is greater than or equal to $15.00 for any 20 trading days within a consecutive 30-trading-day period ("Second Earnout Achievement Date"), the remaining 50% of the Earnout Securities will be issued.
The seller earnout is accounted for as contingent consideration and classified as equity. The seller earnout was measured at fair value upon the consummation of the Business Combination, the date of issuance, and is not subsequently remeasured. The settlement of the seller earnout will be accounted for within equity if and when the First or Second Earnout Achievement Date occurs.

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
Sponsor Earnout
The Company classified the Sponsor Earnout Agreement as an equity transaction measured at fair value upon the consummation of the Business Combination, the date of issuance, and is not subsequently remeasured. Additionally, the settlement of the Sponsor Earnout Agreement will be accounted for within equity if and when the First or Second Sponsor Earnout Achievement Date occurs. See Note 37 - Equity for additional information.
Noncontrolling Interest
Noncontrolling interest represents the Company's noncontrolling interest in consolidated subsidiaries which are not attributable, directly or indirectly, to the controlling Class A Common Stock ownership of the Company. Net income (loss) is reduced by the portion of net income (loss) that is attributable to noncontrolling interests as well as special allocations related to the Amended and Restated Long-Term Incentive Plan (“A&R MLTIP”) as defined in the FoA Equity LLC Agreement.
Earnings Per Share
Basic net loss per share is based on the weighted average number of shares of Class A Common Stock issued and outstanding during the Successor periods. Diluted net loss per share is based on the weighted average number of shares of Class A Common Stock issued and outstanding and the effect of all dilutive common stock equivalents and potentially dilutive equity-based compensation awards outstanding during the Successor periods.
For the Predecessor periods, FoA Equity's capital structure consisted of a single class of outstanding membership units which were held by one member, UFG. Therefore, the Company omitted earnings per unit for the Predecessor periods presented due to the limited number of LLC unit holders.
Reclassifications
Certain amounts from the prior year consolidated financial statements have been reclassified to conform to the current year financial presentation.

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
Recently Issued Accounting Guidance, Not Yet Adopted as of December 31, 2022

Standard	Description	Date of Planned Adoption	Effect on Consolidated Financial Statements
ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting

ASU 2021-01, Reference Rate Reform (Topic 848): Codification Clarification

ASU 2022-06, Reference Rate Reform (Topic 848): Deferral of the Sunset Date of Topic 848	The amendments in this Update provide temporary optional expedients and exceptions for applying GAAP to contract modifications and hedging relationships, subject to meeting certain criteria, that reference London Inter-Bank Offered Rate ("LIBOR") or other interbank offered rates expected to be discontinued.

In January 2021, FASB issued an Update which refines the scope of Topic 848 and clarifies the guidance issued to facilitate the effects of reference rate reform on financial reporting. The amendment permits entities to elect certain optional expedients and exceptions when accounting for derivative contracts and certain hedging relationships affected by changes in the interest rates used for discounting cash flows, computing variation margin settlements and calculating price alignment interest in connection with reference rate reform activities.

In December 2022, the FASB issued ASU 2022-06 that defers the sunset date for applying the reference rate reform relief in Topic 848 to December 31, 2024 (originally December 31, 2022), thereby extending the period over which entities can apply the guidance in ASU 2020-04, which provides “optional expedients and exceptions for applying generally accepted accounting principles to contract modifications and hedging relationships, subject to meeting certain criteria, that reference LIBOR or another reference rate expected to be discontinued.”	TBD	This ASU is effective from March 12, 2020 through December 31, 2024.

The Company continues to monitor the impact associated with reference rate reform, and will apply the amendments in these updates to account for contract modifications due to changes in reference rates once those occur. The adoption of this standard is not expected to have a material impact on our consolidated financial statements and related disclosures.
ASU 2021-08, Business Combinations (Topic 805) Accounting for Contract Assets and Contract Liabilities from Contracts with Customers	In October 2021, the FASB issued ASU 2021-08 to improve the accounting for acquired revenue contracts with customers in a business combination by addressing diversity in practice and inconsistency related to the following: (1) Recognition of an acquired contract liability and (2) Payment terms and their effect on subsequent revenue recognized by the acquirer.
                                                                                                                                  The amendments in this ASU require that an entity (acquirer) recognize, and measure contract assets and contract liabilities acquired in a business combination in accordance with Topic 606. At the acquisition date, an acquirer should account for the related revenue contracts in accordance with Topic 606 as if it had originated the contracts.

The amendments in this ASU do not affect the accounting for other assets or liabilities that may arise from revenue contracts with customers in accordance with Topic 606, such as refund liabilities, or in a business combination, such as customer-related intangible assets and contract-based intangible assets.	January 1, 2023	This ASU is effective for all business combinations occurring after January 1, 2023.
The adoption of this standard is not expected to have a material impact on our consolidated financial statements and related disclosures.

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements

Standard	Description	Date of Planned Adoption	Effect on Consolidated Financial Statements
ASU 2022-03, Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions	The amendments in this Update clarify that a contractual restriction on the sale of an equity security is not considered part of the unit of account of the equity security and, therefore, is not considered in measuring fair value. The amendments also clarify that an entity cannot, as a separate unit of account, recognize and measure a contractual sale restriction. The amendments in this Update also require the following disclosures for equity securities subject to contractual sale restrictions:

1. The fair value of equity securities subject to contractual sale restrictions reflected in the balance sheet
2. The nature and remaining duration of the restriction(s)
3. The circumstances that could cause a lapse in the restriction(s).	January 1, 2024	This ASU is effective for fiscal years beginning after December 15, 2023.

The adoption of this standard is not expected to have a material impact on our consolidated financial statements and related disclosures.

3. Discontinued Operations
In 2022 and 2023, the Company reevaluated the business strategy and implemented a series of transformational actions to restructure the organization into a modern retirement solutions platform. This plan included the wind-down of the previously reported Mortgage Originations segment and sale of the previously reported Commercial Originations and Lenders Services segments. This constitutes a strategic shift that has or will have a major effect on our operations and financial results. As such, the results of our previously reported Mortgage Originations, Commercial Originations, and Lenders Services segments are reported as discontinued operations for all periods presented, in accordance with ASC 205.
Mortgage Originations Segment
On October 20, 2022, the Board of the Company authorized a plan to discontinue the operations of the Company’s previously reported Mortgage Originations segment, other than the Home Improvement channel. The Disposition commenced in the fourth quarter of 2022 and was completed on February 28, 2023. The operations of the Home Improvement channel are now reported as part of the Company's Retirement Solutions segment. Refer to Note 38 - Subsequent Events for additional information.
Lender Services Segment
On February 1, 2023, the Company's indirect subsidiary, Incenter, entered into an agreement to sell one hundred percent of (i) the issued and outstanding shares of capital stock of ANTIC, a direct subsidiary of Incenter and an indirect subsidiary of the Company, and (ii) the issued and outstanding membership interests of BNT, a direct subsidiary of Incenter and an indirect subsidiary of the Company. The closing of the ANTIC and BNT sale was completed on July 3, 2023. Refer to Note 38 - Subsequent Events for additional information. The Company has historically included the operations of ANTIC and BNT in its previously reported Lender Services operating segment.
On March 30, 2023, the FoA Equity Board authorized a plan to sell assets making up the remainder of the Company's previously reported Lender Services operating segment, with the exception of its Incenter Solutions LLC operating service subsidiary. The operations of Incenter Solutions LLC are now reported as part of the Company's Corporate and Other segment. The Company sold the remainder of the assets on June 30, 2023 in two separate transactions for an aggregate consideration of $17.5 million which includes $4.8 million in cash and a $12.7 million note receivable. Refer to Note 38 - Subsequent Events for additional information.
Commercial Originations Segment
On February 19, 2023, the Company entered into an agreement to sell certain operational assets of FAM operating as FACo. This transaction closed on March 14, 2023. Refer to Note 38 - Subsequent Events for additional

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
information. The Company has historically included the operations of FACo in its previously reported Commercial Originations operating segment.
The following table summarizes the major classes of assets and liabilities classified as discontinued operations as of December 31, 2022 and December 31, 2021 (in thousands):

	December 31, 2022	December 31, 2021
Assets
Cash and cash equivalents	$36,212	$37,460
Restricted cash	311	312
Loans held for sale, at fair value	141,994	1,894,222
Derivative assets	676	24,417
Fixed assets and leasehold improvements, net	9,884	16,471
Intangible assets, net	77,436	260,727
Other assets, net	46,847	85,962
Assets of discontinued operations	$313,360	$2,319,571
Liabilities
Other financing lines of credit	$127,735	$1,816,805
Payables and other liabilities	99,379	211,053
Liabilities of discontinued operations	$227,114	$2,027,858

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
The following table summarizes the major components of net income (loss) from discontinued operations for the dates indicated (in thousands):

	For the year ended December 31, 2022	For the nine months ended December 31, 2021	For the three months ended March 31, 2021	For the year ended December 31, 2020
	Successor		Predecessor
Revenues
Gain on sale and other income from loans held for sale, net	$216,949	$528,725	$286,269	$1,168,803
Net fair value gains on loans and related obligations	14,705	50,729	5,465	15,571
Fee income	280,315	344,379	124,824	357,339
Net interest income:
Interest income	41,598	41,591	12,511	41,855
Interest expense	(33,088)	(34,462)	(11,656)	(40,046)
Net interest income	8,510	7,129	855	1,809
Total revenues	520,479	930,962	417,413	1,543,522

Expenses
Salaries, benefits, and related expenses	456,382	601,300	208,256	753,236
Occupancy, equipment rentals, and other office related expenses	21,274	17,620	6,677	25,441
General and administrative expenses	252,733	260,305	91,149	279,736
Total expenses	730,389	879,225	306,082	1,058,413
Impairment of goodwill, intangibles, and other assets	(182,981)	(954,853)	—	—
Other, net	3,839	3,458	151	—
Net income (loss) from discontinued operations before income taxes	(389,052)	(899,658)	111,482	485,109
Provision (benefit) for income taxes from discontinued operations	608	(13,489)	1,119	2,194
Net income (loss) from discontinued operations	(389,660)	(886,169)	110,363	482,915
Net income (loss) attributable to noncontrolling interest from discontinued operations	(263,396)	(621,990)	201	1,274
CRNCI from discontinued operations	—	—	1,119	(4,129)
Net income (loss) from discontinued operations attributable to controlling interest	$(126,264)	$(264,179)	$109,043	$485,770

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
The Consolidated Statements of Cash Flows for the dates indicated below included the following material activities related to discontinued operations (in thousands):

	For the year ended December 31, 2022	For the nine months ended December 31, 2021	For the three months ended March 31, 2021	For the year ended December 31, 2020
	Successor		Predecessor
Gain on sale and other income from loans held for sale, net	$221,121	$534,092	$286,447	$1,169,147
Unrealized fair value changes on loans, related obligations, and derivatives	14,705	50,729	5,465	15,571
Impairment of goodwill, intangibles, and other assets	182,981	954,853	—	—
Depreciation and amortization	22,963	19,429	2,713	10,859
Acquisition of fixed assets	5,787	7,690	2,622	6,915

4. Variable Interest Entities and Securitizations
The Company determined that the SPEs created in connection with its securitizations are VIEs. A VIE is an entity that has either a total equity investment that is insufficient to permit the entity to finance its activities without additional subordinated financial support or whose equity investors lack the characteristics of a controlling financial interest. A VIE is consolidated by its primary beneficiary, which is the entity that, through its variable interests, has both the power to direct the activities that significantly impact the VIE's economic performance and the obligations to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE.
Consolidated VIEs
FAR
FAR securitizes certain of its interests in nonperforming reverse mortgages and non-agency reverse mortgage loans. The transactions provide investors with the ability to invest in a pool of reverse mortgage loans secured by one-to-four-family residential properties. The transactions provide FAR with access to liquidity for these assets, ongoing servicing fees, and potential residual returns. The principal and interest on the outstanding certificates are paid using the cash flows from the underlying reverse mortgage loans, which serve as collateral for the debt. The securitizations are callable at or following the optional redemption date as defined in the respective indenture agreements.
In February 2022 and August 2022, FAR executed its optional redemption of outstanding securitized notes related to outstanding nonperforming HECM securitizations. As part of the optional redemptions, FAR paid off notes with outstanding principal balances of $488.2 million and $337.4 million, respectively. The notes were paid off at par. As a result of the optional redemptions, FAR is no longer required to consolidate these securitization trusts, and the outstanding loans with unpaid principal balances of $506.6 million and $363.0 million, respectively, were recognized in loans held for investment, at fair value, in the Consolidated Statements of Financial Condition.
FAM
FAM (prior to January 1, 2022, through FACo) securitizes certain of its interests in fix & flip mortgages. The transactions provide debt security holders the ability to invest in a pool of loans secured by an investment in real estate. The transactions provide the Company with access to liquidity for the loans and ongoing management fees. The principal and interest on the outstanding debt securities are paid using the cash flows from the underlying loans, which serve as collateral for the debt.
Servicing-Securitized Loans
In their capacity as servicer of the securitized loans, FAM (prior to January 1, 2022, through FACo) and FAR retain the power to direct the VIE's activities that most significantly impact the VIE's economic performance. FAM (prior to January 1, 2022, through FACo) and FAR also retain certain beneficial interests in these trusts which provide exposure to potential gains and losses based on the performance of the trust. As FAM (prior to January 1, 2022, through FACo) and FAR have both the power to direct the activities that significantly impact the VIE's economic performance and the obligations to absorb losses of the VIE that could potentially be significant to the VIE or the

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
right to receive benefits from the VIE that could potentially be significant to the VIE, the definition of primary beneficiary is met and the trusts are consolidated by the Company through its FAM (prior to January 1, 2022, through FACo) and FAR subsidiaries.
Certain obligations may arise from the agreements associated with transfers of loans. Under these agreements, the Company may be obligated to repurchase the loans, or otherwise indemnify or reimburse the investor for losses incurred due to material breach of contractual representations and warranties. There were no charge-offs associated with these transferred mortgage loans related to the standard securitization representations and warranties obligations for the year ended December 31, 2022, the Successor nine months ended December 31, 2021 or the Predecessor three months ended March 31, 2021. There were $2.5 million realized losses associated with these transferred mortgage loans for the Predecessor year ended December 31, 2020.
The following table presents the assets and liabilities of the Company's consolidated VIEs, which are included in the Consolidated Statements of Financial Condition, and excludes intercompany balances, except for retained bonds and beneficial interests (in thousands):

	December 31, 2022	December 31, 2021
ASSETS
Restricted cash	$173,714	$311,652
Loans held for investment, subject to nonrecourse debt, at fair value	7,340,528	6,099,607
Other assets, net	75,977	67,593
TOTAL ASSETS	$7,590,219	$6,478,852

LIABILITIES
Nonrecourse debt, at fair value	$7,479,918	$6,088,298
Payables and other liabilities	757	428
TOTAL VIE LIABILITIES	7,480,675	6,088,726
Retained bonds and beneficial interests eliminated in consolidation	(304,061)	(231,229)
TOTAL CONSOLIDATED LIABILITIES	$7,176,614	$5,857,497
Unconsolidated VIEs
FAM
Hundred Acre Wood Trust
FAM securitizes certain of its interests in agency-eligible residential mortgage loans. The transactions provide investors with the ability to invest in a pool of mortgage loans secured by one-to-four-family residential properties and provide FAM with access to liquidity for these assets and ongoing servicing fees. The principal and interest on the outstanding certificates are paid using the cash flows from the underlying mortgage loans, which serve as collateral for the debt. In 2021, FAM executed certain securitizations where FAM's beneficial interest in the securitization is limited to its U.S. Risk Retention Certificates, a 5% eligible vertical interest in the trust. The Company determined that the securitization structures meet the definition of a VIE and concluded that the Company does not hold a significant variable interest in the securitizations and that the contractual role as servicer is not a variable interest. The transfer of the loans to the VIEs was determined to be a sale. The Company derecognized the mortgage loans and did not consolidate the trusts.
FAM’s continuing involvement with and exposure to loss from the VIE includes the carrying value of the retained bond, the servicing asset recognized in the sale of the loans, servicing advances in the role as servicer, and obligations under representations and warranties contained in the loan sale agreements. Creditors of the VIE have no recourse to FAM’s assets or general credit. The underlying performance of the mortgage loans transferred has a direct impact on the fair values and cash flows of the beneficial interests held and the servicing asset recognized.
FAR
In December 2022, FAR securitized its interest in certain non-agency reverse mortgage loans where its beneficial interest in the securitization is limited to a 5% eligible vertical interest in the trust. The Company determined that the securitization structures meet the definition of a VIE and concluded that the Company does not hold a significant variable interest in the securitization and that the contractual role as servicer is not a variable interest. The transfer of

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
the loans to the VIE was determined to be a sale. The Company derecognized the reverse mortgage loans and did not consolidate the trust.
The Company has outstanding collateral and certificate UPB for securitization trusts for which it was the transferor and that were not consolidated of $1.1 billion as of December 31, 2022 and December 31, 2021.
As of December 31, 2022 and December 31, 2021, there were $0.7 million and $0.4 million, respectively, of mortgage loans transferred by the Company to unconsolidated securitization trusts that are 90 days or more past due.
Cavatica Asset Participation Trust ("CAPT")
In December 2021, CAPT was established for the purpose of securitizing agricultural loans where its beneficial interest in the securitization is limited to its Issuer Residual Interest Certificates, a 5% eligible vertical interest in the trust. The Company determined that the securitization structure meets the definition of a VIE and concluded that the Company does not hold a significant variable interest in the securitizations and the Company does not have the power to direct the activities that most significantly affect the economic performance of the VIEs. However, the transfer of the loans to the VIEs was determined not to be a sale. As such, the Company continues to recognize and consolidate the loans and the related nonrecourse liability, with the retained bonds being eliminated against the nonrecourse liability in consolidation. The Company’s continuing involvement with and exposure to loss from the VIE includes the carrying value of the retained bond, the retained loans, debt servicing of the related nonrecourse liability, servicing advances in the role as servicer, and obligations under representations and warranties contained in the loan sale agreements. Creditors of the VIE have no recourse to the Company’s assets or general credit. The underlying performance of the mortgage loans held has a direct impact on the fair values and cash flows of the beneficial interests held.
As of December 31, 2022, the consolidated balance of the agricultural loans transferred to the VIE and the related nonrecourse liability had a fair value of $114.1 million and $106.8 million, respectively. As of December 31, 2021, the consolidated balance of the agricultural loans transferred to the VIE and the related nonrecourse liability had a fair value of $118.6 million and $111.7 million, respectively.

5. Acquisitions
The Business Combination
On October 12, 2020, the Company, Replay and FoA Equity entered into the Transaction Agreement pursuant to which Replay agreed to combine with FoA Equity in a series of transactions that resulted in the Company becoming a publicly-traded company on the NYSE and controlling FoA Equity in an “UP-C” structure. At the Closing on April 1, 2021, Replay domesticated into a Delaware corporation, and the Company was formed. Following the Closing, the public investors held Class A Common Stock representing approximately a 31.3% economic interest, and BTO Urban, Blackstone Family Tactical Opportunities Investment Partnership – NQ – ESC, Family Holdings, TMO, L&TF, Management Holdings, and Joe Cayre (each of BTO Urban, ESC, Family Holdings, TMO, L&TF, Management Holdings and Continuing Unitholders retained a 68.7% economic interest in FoA Equity in the form of Class A LLC Units. Additionally, the Company issued to the Continuing Unitholders shares of Class B Common Stock, which have no economic rights but entitle each holder to a number of votes that is equal to the aggregate number of Class A LLC Units held by such holder on all matters on which shareholders of the Company are entitled to vote generally. Subsequent to the Closing, the Company controls FoA Equity as the sole appointer of the board of managers and is a holding company with no assets or operations other than its equity interest in FoA Equity.
The Business Combination was accounted for using the acquisition method with the Company as the accounting acquirer. Under the acquisition method of accounting, the Company’s assets and liabilities were recorded at carrying value, and the assets and liabilities associated with FoA Equity were recorded at estimated fair value as of the Closing Date. The excess of the purchase price over the estimated fair values of the net assets acquired was recognized as goodwill. For accounting purposes, the acquirer is the entity that has obtained control of another entity and, thus, consummated a business combination. The determination of whether control has been obtained begins with the evaluation of whether control should be evaluated based on the variable interest or voting interest model. If the acquiree is a VIE, the primary beneficiary would be the accounting acquirer. FoA Equity met the definition of a VIE, and the Company was determined to be the primary beneficiary.
As a result of the Business Combination, the Company’s financial statement presentation distinguishes FoA Equity as the “Predecessor” through the Closing Date. FoA is the “Successor” for periods after the Closing Date. Revenue and earnings from the date of acquisition to year end are shown as the "Successor" period in the Consolidated

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
Statements of Operations. As a result of the application of the acquisition method of accounting in the Successor period, the consolidated financial statements for the Successor period are presented on a full step-up basis, and are therefore not comparable to the consolidated financial statements of the Predecessor period that are not presented on the same full step-up basis.
The following table summarizes the fair value of consideration transferred, noncontrolling interest equity value, assets acquired, and liabilities assumed in conjunction with the Business Combination (in thousands):

Consideration transferred:
Total cash consideration	$342,270
Blocker rollover equity	221,811
Seller earnout contingent consideration (1)	160,272
Tax receivable agreement obligations to the seller	31,950
Total consideration transferred	756,303
Noncontrolling interest	1,658,545
Total equity value	$2,414,848
Assets acquired:
Cash and cash equivalents	$336,075
Restricted cash	305,292
Loans held for investment, subject to HMBS related obligations, at fair value	10,071,192
Loans held for investment, subject to nonrecourse debt, at fair value	5,291,443
Loans held for investment, at fair value	1,100,544
Loans held for sale, at fair value	2,140,361
MSR, at fair value	267,364
Fixed assets and leasehold improvements, net	26,079
Intangible assets, net (2)	717,700
Other assets, net	404,864
Total assets acquired	$20,660,914
Liabilities assumed:
HMBS related obligations, at fair value	$9,926,131
Nonrecourse debt, at fair value	5,227,942
Other financing lines of credit	3,340,345
Payables and other liabilities	669,048
Notes payable, net	353,924
Total liabilities assumed	19,517,390
Net identifiable assets acquired	1,143,524
Goodwill (3)	$1,271,324
(1) Represents the fair market value of earnout shares issued to Sellers, which will be settled with shares of Class A Common Stock and is accounted for as equity classified contingent consideration.
(2) Intangible assets were identified that met either the separability criterion or contractual legal criterion. The indefinite-lived trade names and definite-lived trade names intangible assets represent the values of all the Company’s trade names. The broker/customer relationships intangible asset represents the existing broker/customer relationships.
(3) Goodwill represents the excess of the gross consideration transferred over the fair value of the underlying net tangible and identifiable intangible assets acquired. Goodwill represents future economic benefits arising from acquiring FoA Equity, primarily due to its strong market position and its assembled workforce that are not individually identified and separately recognized as intangible assets. Approximately $85.2 million of the goodwill recognized was expected to be deductible for income tax purposes at the acquisition date.

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
There were certain payments and transactions expenses contingent on the Closing (i.e. the change-in-control event). The Company made one-time lump sum cash payments totaling $24.0 million to the holders of Phantom Units, and had $5.0 million of transaction expenses related to the Business Combination. Given these payments and expenses were triggered by the successful Closing of the Business Combination, the $29.0 million is considered to have been incurred "on the line", i.e., these payments and expenses are not presented in either the Predecessor or Successor periods.
The following unaudited pro forma financial information presents the results of operations as if the Business Combination had occurred on January 1, 2020. The unaudited pro forma results may not necessarily reflect the actual results of operations that would have been achieved nor are they necessarily indicative of future results of operations.

Identifiable intangible assets	Fair value (in thousands)	Useful life (in years)
Indefinite-lived trade names	$178,000	N/A
Definite-lived trade names	8,800	10
Broker/customer relationships	530,900	8-15
Total	$717,700

	For the year ended December 31,
	2021	2020
Pro forma revenues	$1,736,999	$1,777,444
Pro forma net (loss) income	$(1,173,481)	$295,136
Pro forma net (loss) income attributable to controlling interest	$(344,687)	$70,411
Pro forma net (loss) income attributable to noncontrolling interest	$(828,795)	$224,725
Renovate America Inc.
On March 26, 2021, in order to expand its product base to home improvement loans, the Company acquired certain assets and operations of Renovate America, Inc. (“RAI”) (the “RAI Transaction”).
The RAI Transaction met the requirements to be considered a business combination under ASC 805. The assets purchased and liabilities assumed from the RAI Transaction have been recorded at fair market value and included in the Company’s consolidated financial statements from the date of the RAI Transaction. The Company has allocated the purchase price to the tangible and identifiable intangible assets based on their estimated fair market values at the date of the RAI Transaction as required under ASC 805. The excess of the purchase price over the fair value of the net identifiable tangible and intangible assets was recorded as goodwill. The goodwill generated by the RAI Transaction is expected to be deductible for U.S. federal income tax purposes.
As a result of the RAI Transaction, for accounting purposes, FAM was deemed to be the accounting acquirer and RAI was deemed to be the accounting acquiree.
The RAI Transaction was accounted for using the acquisition method of accounting and the fair value of the total purchase consideration transferred was $43.5 million, including cash and the relief of obligations owed to FAM by the DIP of RAI. There was no contingent consideration as part of the RAI Transaction.
Goodwill is comprised of expected future benefits for the Company and the assembled workforce acquired in the RAI Transaction, which do not qualify as separately recognized intangible assets. Goodwill associated with the RAI Transaction was assigned to the Company’s previously reported Mortgage Originations reportable segment.

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
The following table sets forth the fair values of the assets acquired in connection with the RAI Transaction (in thousands):

Acquisition date fair value
Loans held for sale, at fair value	$35,226
Intangible assets - Technology	1,890
Goodwill	5,627
Other assets, net	753
Net assets acquired	$43,496

The acquired loans held for sale had a UPB of $36.6 million as of the acquisition date and have been subsequently sold as of December 31, 2021.

6. Fair Value
Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value is based on the assumptions market participants would use when pricing an asset or liability and follows a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices available in active markets (i.e., observable inputs) and the lowest priority to data lacking transparency (i.e., unobservable inputs). In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. An instrument’s categorization within the fair value hierarchy is based on the lowest level of significant input to its valuation. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.
All aspects of nonperformance risk, including the Company’s own credit standing, are considered when measuring the fair value of a liability.
Following is a description of the three levels of the fair value hierarchy:
Level 1 Inputs: Quoted prices for identical instruments in active markets.
Level 2 Inputs: Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.
Level 3 Inputs: Instruments with unobservable inputs that are significant to the fair value measurement.
The Company classifies assets and liabilities in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company recognizes transfers between levels of the fair value hierarchy as of the end of the reporting period. There were no transfers within the hierarchy for the Successor year ended December 31, 2022, nine months ended December 31, 2021, or for the Predecessor three months ended March 31, 2021 or year ended December 31, 2020.
Following are descriptions of the valuation methodologies used to measure material assets and liabilities at fair value and the details of the valuation models, key inputs to those models and significant assumptions utilized. Within the assumption tables presented, not meaningful ("NM") refers to a range of inputs that is too broad to provide meaningful information to the user or to an input that has no range and consists of a single data point.

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements

Instrument	Valuation techniques	Classification of Fair Value Hierarchy
Assets
Loans held for investment, subject to HMBS related obligations(1)
HECM loans - securitized into Ginnie Mae HMBS
These loans are valued utilizing a present value methodology that discounts estimated projected cash flows over the life of the loan portfolio using conditional prepayment rate ("CPR"), loss frequency and severity, borrower mortality, borrower draw, and discount rate assumptions.
Level 3
Loans held for investment, subject to nonrecourse debt(1)
HECM buyouts - securitized (nonperforming)
These loans are valued utilizing a present value methodology that discounts estimated projected cash flows over the life of the portfolio using CPR, loss frequency, loss severity, and discount rate assumptions.
Level 3
HECM buyouts - securitized (performing)
These loans are valued utilizing a present value methodology that discounts estimated projected cash flows over the life of the portfolio using weighted average remaining life ("WAL"), CPR, loss severity, and discount rate assumptions.
Level 3
Non-agency reverse mortgage - securitized
These loans are valued utilizing a present value methodology that discounts estimated projected cash flows over the life of the portfolio using WAL, loan to value ("LTV"), CPR, loss severity, home price appreciation ("HPA"), and discount rate assumptions.
Level 3
Fix & flip mortgage loans	This product is valued using a discounted cash flow model utilizing prepayment rate (single monthly mortality or "SMM"), discount rate, and loss rate assumptions.	Level 3
(1) The Company aggregates loan portfolios based on the underlying securitization trust and values these loans using these aggregated pools. The range of inputs provided is based on the range of inputs utilized for each securitization trust.

Loans held for investment
Inventory buy-outs	The fair value of repurchased loans is based on expected cash proceeds of the liquidation of the underlying properties and expected claim proceeds from HUD. The primary assumptions utilized in valuing nonperforming repurchased loans include CPR, loss frequency, loss severity, and discount rate.

	Termination proceeds are adjusted for expected loss frequencies and severities to arrive at net proceeds that will be provided upon final resolution, including assignments to FHA. Historical experience is utilized to estimate the loss rates resulting from scenarios where FHA insurance proceeds are not expected to cover all principal and interest outstanding and, as servicer, the Company is exposed to losses upon resolution of the loan.	Level 3
Non-agency reverse mortgage	The fair value of non-agency reverse mortgage loans is based on values for investments with similar investment grade ratings and the value the Company would expect to receive if the whole-loans were sold to an investor.

	The Company values non-agency reverse mortgage loans utilizing a present value methodology that discounts estimated projected cash flows over the life of the loan portfolio. The primary assumptions utilized in valuing the loans include LTV, CPR, loss severity, HPA, and discount rate.	Level 3
Fix & flip mortgage loans	This product is valued using a DCF model with SMM, discount rate, and loss rate assumptions.	Level 3
Agricultural loans	The product is valued using a DCF model with discount rate, prepayment rate, and default rate assumptions.	Level 3

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements

Loans held for sale
Residential mortgage loans	This includes all mortgage loans that can be sold to the Agencies, which are valued predominantly by published forward agency prices. This will also include all non-agency loans where recently negotiated market prices for the loan pool exist with a counterparty (which approximates fair value), or quoted market prices for similar loans are available.	Level 2
Single Rental Loan ("SRL")	This product is valued using a DCF model utilizing CPR, discount rate, and constant default rate ("CDR") assumptions.	Level 3
Portfolio loans	This product is valued using a DCF model utilizing CPR, discount rate, and CDR assumptions.	Level 3
Mortgage Servicing Rights
MSR	The Company valued MSR internally through a DCF analysis and calculated using a pricing model. This pricing model is based on the objective characteristics of the portfolio (loan amount, note rate, etc.) and commonly used industry assumptions such as discount rate and weighted average CPR.	Level 3
Derivative assets/liabilities
Loan purchase commitments ("LPCs")	This product is valued based on current market prices for HMBS.	Level 2
Forward MBS and TBAs	This product is valued using forward dealer marks from the Company's approved counterparties, forward prices with dealers in such securities, or internally-developed third party models utilizing observable market inputs.	Level 2
Interest rate swaps and futures contracts	This product is valued using quoted market prices.	Level 1
Other assets
Retained bonds
Management obtains third party valuations to assess the reasonableness of the fair value calculations provided by the internal valuation model. The primary assumptions utilized include weighted average life remaining and discount rate.
Level 3
Investments	To the extent market prices are not observable, the Company engages third party valuation experts to assist in determining the fair value of these investments. The values are determined utilizing a market approach that estimates fair value based on what other participants in the market have paid for reasonably similar assets that have been sold within a reasonable period from the valuation date.	Level 3
Purchase Commitments - reverse mortgage loans	Purchase commitments are valued based on the value of the underlying loan. These loans are valued based on an expected margin on sale of 3.00%.	Level 3
Liabilities
HMBS related obligations
HMBS related obligations	The estimated fair value is based on the net present value of projected cash flows over the estimated life of the liability. The estimated fair value of the HMBS related obligations also includes the consideration required by a market participant to transfer the HECM and HMBS servicing obligations, including exposure resulting from shortfalls in FHA insurance proceeds, as well as, assumptions that it believes a market participant would consider in valuing the liability, including, but not limited to, assumptions for repayment, costs to transfer servicing obligations, shortfalls in FHA insurance proceeds, and discount rates. The significant unobservable inputs used in the measurement include CPR and discount rates.	Level 3

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements

Nonrecourse debt
Nonrecourse reverse mortgage loans financing liability	The estimated fair value is based on the net present value of projected cash flows over the estimated life of the liability. The significant unobservable inputs used in the measurement include WAL, CPR, and discount rates.	Level 3
Nonrecourse commercial loan financing liability	The estimated fair value is based on the net present value of projected cash flows over the estimated life of the liability.

	The primary assumptions utilized include WAL, SMM, and discount rates. The Company estimates prepayment speeds giving consideration that the Company may in the future transfer additional loans to the trust, subject to the availability of funds provided for within the trust.	Level 3
Nonrecourse MSR financing liability
Consistent with the underlying MSR, fair value is derived through a DCF analysis and calculated using a pricing model. This pricing model is based on the objective characteristics of the portfolio (loan amount, note rate, etc.) and commonly used industry assumptions including CPR and discount rate.
Level 3
Deferred purchase price liabilities
Deferred purchase price liabilities	These are measured using a present value of future payments utilizing discount rate assumptions.	Level 3
TRA obligation	The fair value is derived through the use of a DCF model. The significant unobservable assumptions used in the DCF include the ability to utilize tax attributes based on current tax forecasts, a constant U.S. federal income tax rate, and a discount rate.	Level 3
Warrant liability
Warrants	The warrants are publicly traded and are valued based on the closing market price of the applicable date of the Consolidated Statements of Financial Condition.	Level 1

	December 31, 2022		December 31, 2021
Instrument / Unobservable Inputs	Range	Weighted Average	Range	Weighted Average
Assets
Loans held for investment, subject to HMBS related obligations
Conditional repayment rate	NM	21.9%	NM	20.8%
Loss frequency	NM	4.1%	NM	4.5%
Loss severity	2.4% - 12.1%	2.7%	3.1% - 7.7%	3.3%
Discount rate	NM	5.0%	NM	2.4%
Average draw rate	NM	1.1%	NM	1.1%
Loans held for investment, subject to nonrecourse debt:
HECM buyouts - securitized (nonperforming)
Conditional repayment rate	NM	39.2%	NM	41.2%
Loss frequency	23.1% - 100.0%	51.7%	25.0% - 100%	59.5%
Loss severity	2.4% - 12.1%	5.2%	3.1% - 7.7%	4.3%
Discount rate	NM	8.7%	NM	4.1%
HECM buyouts - securitized (performing)
WAL (in years)	NM	8.0	NM	9.0
Conditional repayment rate	NM	15.2%	NM	13.3%
Loss severity	2.4% - 12.1%	4.8%	3.1% - 7.7%	7.7%
Discount rate	NM	8.2%	NM	3.7%

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements

	December 31, 2022		December 31, 2021
Instrument / Unobservable Inputs	Range	Weighted Average	Range	Weighted Average
Non-agency reverse mortgage loans - securitized
WAL (in years)	NM	9.7	NM	7.5
LTV	0.0% - 74.7%	43.1%	0.1% - 64.7%	43.4%
Conditional repayment rate	NM	14.3%	NM	18.6%
Loss severity	NM	10.0%	NM	10.0%
HPA	(10.1)% - 7.3%	3.8%	(4.6)% - 14%	4.7%
Discount rate	NM	7.1%	NM	3.6%
Fix & flip mortgage loans - securitized
Prepayment rate (SMM)	NM	11.2%	NM	14.1%
Discount rate	NM	17.5%	NM	5.7%
Loss rate	NM	0.5%	NM	0.6%

Loans held for investment:
Inventory buy-outs
Conditional repayment rate	NM	41.3%	NM	43.2%
Loss frequency	NM	47.6%	NM	59.4%
Loss severity	2.4% - 12.1%	5.6%	3.1% - 7.7%	3.8%
Discount rate	NM	8.7%	NM	4.1%
Non-agency reverse mortgage loans
WAL (in years)	NM	12.0	NM	9.2
LTV	0.1% - 67.9%	36.4%	0.2% - 68.7%	47.8%
Conditional repayment rate	NM	13.8%	NM	14.8%
Loss severity	NM	10.0%	NM	10.0%
HPA	(10.1)% - 7.3%	3.6%	(4.6)% - 14.0%	4.4%
Discount rate	NM	7.1%	NM	3.6%
Fix & flip mortgage loans
Prepayment rate (SMM)	NM	9.5%	NM	11.9%
Discount rate	16.3% - 25.8%	16.6%	5.7% - 10.0%	5.9%
Loss rate	NM	0.2%	NM	0.4%
Agricultural loans
Discount rate	NM	9.7%	NM	4.8%
Prepayment rate (SMM)	11.0% - 100.0%	11.8%	9.0% - 100.0%	22.1%
Default rate (CDR)	0.0% - 1.0%	0.9%	0.0% - 0.9%	0.9%

Loans held for sale:
SRL
Prepayment rate (CPR)	18.5% - 25.0%	19.7%	1.0% - 17.1%	14.2%
Discount rate	NM	8.3%	NM	3.3%
Default rate (CDR)	NM	1.0%	1.0% - 57.2%	2.2%
Portfolio loans
Prepayment rate (CPR)	0.0% - 24.3%	18.4%	0.0% - 14.5%	8.7%
Discount rate	NM	10.9%	NM	3.9%

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements

	December 31, 2022		December 31, 2021
Instrument / Unobservable Inputs	Range	Weighted Average	Range	Weighted Average
Default rate (CDR)	NM	1.0%	1.0% - 54.0%	3.2%

Mortgage Servicing Rights
Weighted average prepayment speed (CPR)	1.0% - 8.5%	6.4%	0.0% - 12.8%	8.3%
Discount rate	NM	10.1%	NM	8.5%

Other assets:
Retained bonds
WAL (in years)	2.4 - 24.1	4.9	2.6 - 25.0	5.1
Discount rate	(16.8)% - 12.2%	6.9%	1.9% - 8.2%	2.7%

Liabilities
HMBS related obligations
Conditional repayment rate	NM	21.8%	NM	20.8%
Discount rate	NM	5.0%	NM	2.3%

Nonrecourse debt:
Reverse mortgage loans
Performing/Nonperforming HECM securitizations
WAL (in years)	1.5 - 1.6	1.6	0.2 - 0.8	0.5
Conditional repayment rate	19.9% - 22.2%	21.1%	30.8% - 54.4%	43.5%
Discount rate	NM	8.6%	NM	2.3%
Securitized non-agency reverse
WAL (in years)	0.2 - 11.7	6.4	1.0 - 2.3	1.6
Conditional repayment rate	8.3% - 46.1%	16.5%	18.4% - 35.9%	28.2%
Discount rate	NM	7.2%	NM	2.2%
Nonrecourse commercial loan financing liability
WAL (in months)	NM	4.3	NM	4.0
Weighted average prepayment speed (SMM)	NM	15.3%	NM	14.0%
Discount rate	NM	14.5%	NM	3.1%
Nonrecourse MSR financing liability
Weighted average prepayment speed (CPR)	0.8% - 9.2%	5.1%	2.0% - 11.0%	7.7%
Discount rate	10.0% - 12.0%	10.2%	8.1% - 10.1%	9.1%

Deferred purchase price liabilities
Deferred purchase price liabilities
Discount rate	NM	8.0%	NM	35.0%
TRA obligation
Discount rate	NM	48.3%	NM	13.5%

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
Fair Value of Assets and Liabilities
The following table provides a summary of the recognized assets and liabilities that are measured at fair value on a recurring basis (in thousands):

	December 31, 2022
	Total Fair Value	Level 1	Level 2	Level 3
Assets
Loans held for investment, subject to HMBS related obligations	$11,114,100	$—	$—	$11,114,100
Loans held for investment, subject to nonrecourse debt:
Reverse mortgage loans	7,065,477	—	—	7,065,477
Fix & flip mortgage loans	389,161	—	—	389,161
Loans held for investment:
Reverse mortgage loans	771,724	—	—	771,724
Fix & flip mortgage loans	127,469	—	—	127,469
Agricultural loans	8,805	—	—	8,805
Loans held for sale:
Residential mortgage loans	12,123	—	12,123	—
SRL	69,187	—	—	69,187
Portfolio	43,272	—	—	43,272
Fix and flip	49,402	—	—	49,402
MSR	95,096	—	—	95,096
Derivative assets:
LPCs, forward MBS, and TBAs	907	—	907	—
Interest rate swaps and futures contracts	771	771	—	—
Other assets:
Purchase commitments - reverse mortgage loans	9,356	—	—	9,356
Retained bonds	46,439	—	—	46,439
Total assets	$19,803,289	$771	$13,030	$19,789,488

Liabilities
HMBS related obligations	$10,996,755	$—	$—	$10,996,755
Nonrecourse debt:
Nonrecourse debt in consolidated VIE trusts	7,175,857	—	—	7,175,857
Nonrecourse commercial loan financing liability	106,758	—	—	106,758
Nonrecourse MSR financing liability	60,562	—	—	60,562
Deferred purchase price liabilities:
Deferred purchase price liabilities	137	—	—	137
TRA obligation	3,781	—	—	3,781
Derivative liabilities:
Interest rate swaps and futures contracts	385	385	—	—
Warrant liability	1,117	1,117	—	—
Total liabilities	$18,345,352	$1,502	$—	$18,343,850

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements

	December 31, 2021
	Total Fair Value	Level 1	Level 2	Level 3
Assets
Loans held for investment, subject to HMBS related obligations	$10,556,054	$—	$—	$10,556,054
Loans held for investment, subject to nonrecourse debt:
Reverse mortgage loans	5,823,301	—	—	5,823,301
Fix & flip mortgage loans	394,893	—	—	394,893
Loans held for investment:
Reverse mortgage loans	940,604	—	—	940,604
Fix & flip mortgage loans	62,933	—	—	62,933
Agricultural loans	27,791	—	—	27,791
Loans held for sale:
Residential mortgage loans	8,730	—	8,730	—
SRL	98,852	—	—	98,852
Portfolio	50,574	—	—	50,574
MSR	427,942	—	—	427,942
Derivative assets:
LPCs, forward MBS, and TBAs	1,619	—	1,619	—
Interest rate swaps and futures contracts	22,834	22,834	—	—
Other assets:
Investments	6,000	—	—	6,000
Retained bonds	55,614	—	—	55,614
Total assets	$18,477,741	$22,834	$10,349	$18,444,558

Liabilities
HMBS related obligations	$10,422,358	$—	$—	$10,422,358
Nonrecourse debt:
Nonrecourse debt in consolidated VIE trusts	5,857,069	—	—	5,857,069
Nonrecourse commercial loan financing liability	111,738	—	—	111,738
Nonrecourse MSR financing liability	142,435	—	—	142,435
Deferred purchase price liabilities:
Deferred purchase price liabilities	137	—	—	137
TRA obligation	29,380	—	—	29,380
Derivative liabilities:
Forward MBS and TBAs	56	—	56	—
Interest rate swaps and futures contracts	24,993	24,993	—	—
Warrant liability	5,497	5,497	—	—
Total liabilities	$16,593,663	$30,490	$56	$16,563,117

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
Assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3, in thousands):

	Successor
	Assets
Year ended December 31, 2022	Loans held for investment	Loans held for investment, subject to nonrecourse debt	Loans held for sale	MSR	Retained bonds	Purchase commitments	Investments
Beginning balance	$11,587,382	$6,218,194	$149,426	$427,942	$55,614	$—	$6,000
Total gain or losses included in earnings	190,714	(744,123)	(15,213)	22,989	(8,668)	9,356	(6,000)
Purchases, settlements, and transfers:
Purchases and additions, net	6,165,003	117,010	1,119,578	122,362	—	—	—
Sales and settlements	(2,178,245)	(1,847,648)	(1,103,492)	(478,197)	(507)	—	—
Transfers in/(out) between categories	(3,742,756)	3,711,205	11,562	—	—	—	—
Ending balance	$12,022,098	$7,454,638	$161,861	$95,096	$46,439	$9,356	$—

	Successor
	Liabilities
Year ended December 31, 2022	HMBS related obligations	Nonrecourse debt in consolidated VIE trusts	Nonrecourse commercial loan financing liability	Nonrecourse MSR financing liability	TRA Liability
Beginning balance	$(10,422,358)	$(5,857,069)	$(111,738)	$(142,435)	$(29,380)
Total gain or losses included in earnings	(29,015)	316,963	2,527	(8,162)	25,599
Purchases, settlements, and transfers:
Purchases and additions, net	(2,870,650)	(3,202,519)	(205,746)	(14,196)	—
Settlements	2,325,268	1,566,768	208,199	104,231	—
Ending balance	$(10,996,755)	$(7,175,857)	$(106,758)	$(60,562)	$(3,781)

	Successor
	Assets
Nine months ended December 31, 2021	Loans held for investment	Loans held for investment, subject to nonrecourse debt	Loans held for sale	MSR	Retained Bonds	Investments
Beginning balance	$11,171,736	$5,291,444	$118,396	$267,364	$—	$9,470
Total gain or losses included in earnings	272,802	71,126	532	(15,200)	1,344	(3,470)
Purchases, settlements, and transfers:
Purchases and additions, net	4,438,629	80,542	879,172	178,279	54,752	—
Sales and settlements	(2,235,651)	(1,275,674)	(857,503)	(2,501)	(482)	—
Transfers in/(out) between categories	(2,060,134)	2,050,756	8,829	—	—	—
Ending balance	$11,587,382	$6,218,194	$149,426	$427,942	$55,614	$6,000

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements

	Successor
	Liabilities
Nine months ended December 31, 2021	HMBS related obligations	Nonrecourse debt in consolidated VIE trusts	Nonrecourse commercial loan financing liability	Nonrecourse MSR financing liability	TRA Liability
Beginning balance	$(9,926,132)	$(5,205,892)	$—	$(22,051)	$—
Total gain or losses included in earnings	62,306	(74,333)	1,019	(2,998)	2,570
Purchases, settlements, and transfers:
Purchases and additions, net	(2,491,919)	(1,813,458)	(176,863)	(117,386)	(31,950)
Settlements	1,933,387	1,236,614	64,106	—	—
Ending balance	$(10,422,358)	$(5,857,069)	$(111,738)	$(142,435)	$(29,380)

	Predecessor
	Assets
Three months ended March 31, 2021	Loans held for investment	Loans held for investment, subject to nonrecourse debt	Loans held for sale	MSR	Investments
Beginning balance	$10,659,984	$5,396,167	$142,226	$180,684	$18,934
Total gain or losses included in earnings	132,499	(37,757)	2,316	20,349	(9,464)
Purchases, settlements, and transfers:
Purchases and additions, net	1,143,109	21,064	164,450	74,978	—
Sales and settlements	(534,738)	(360,128)	(147,687)	(8,647)	—
Transfers in/(out) between categories	(229,118)	272,098	(42,909)	—	—
Ending balance	$11,171,736	$5,291,444	$118,396	$267,364	$9,470

	Predecessor
	Liabilities
Three months ended March 31, 2021	HMBS related obligations	Nonrecourse debt in consolidated VIE trusts	Nonrecourse MSR financing liability
Beginning balance	$(9,788,668)	$(5,257,754)	$(14,088)
Total gain or losses included in earnings	(41,434)	(30,770)	390
Purchases, settlements, and transfers:
Purchases and additions, net	(602,172)	(575,668)	(8,353)
Settlements	506,142	658,300	—
Ending balance	$(9,926,132)	$(5,205,892)	$(22,051)

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements

	Predecessor
	Assets
For the year ended December 31, 2020	Loans held for investment	Loans held for investment, subject to nonrecourse debt	Loans held for sale	MSR	Debt Securities	Investments
Beginning balance	$10,894,577	$3,511,212	$164,830	$2,600	$102,260	$20,508
Total gain or losses included in earnings	627,251	304,663	(992)	4,562	2,288	(5,512)
Purchases, settlements, and transfers:
Purchases and additions, net	3,616,667	136,838	348,951	173,522	24,489	3,938
Sales and settlements	(1,536,977)	(1,285,902)	(554,141)	—	(129,037)	—
Transfers in/(out) between categories	(2,941,534)	2,729,356	183,578	—	—	—
Ending balance	$10,659,984	$5,396,167	$142,226	$180,684	$—	$18,934

	Predecessor
	Liability
For the year ended December 31, 2020	HMBS related obligations	Nonrecourse debt in consolidated VIE trusts	Nonrecourse MSR financing liability
Beginning balance	$(9,320,209)	$(3,490,196)	$—
Total gain or losses included in earnings	(359,951)	(294,802)	798
Purchases, settlements, and transfers:
Purchases and additions, net	(2,051,953)	(3,110,368)	(15,101)
Settlements	1,943,445	1,637,612	215
Ending balance	$(9,788,668)	$(5,257,754)	$(14,088)

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
Fair Value Option
The Company has elected to measure substantially all of its loans held for investment, loans held for sale, HMBS related obligations, and non-recourse debt at fair value under the fair value option provided for by ASC 825-10, Financial Instruments-Overall. The Company elected to apply the provisions of the fair value option to these assets and liabilities in order to align financial reporting presentation with the Company's operational and risk management strategies. Presented in the tables below are the fair value and UPB, at December 31, 2022 and December 31, 2021, of financial assets and liabilities for which the Company has elected the fair value option (in thousands):

December 31, 2022	Estimated Fair Value	Unpaid Principal Balance
Assets at fair value under the fair value option
Loans held for investment, subject to HMBS related obligations	$11,114,100	$10,719,000
Loans held for investment, subject to nonrecourse debt:
Reverse mortgage loans	7,065,477	7,240,125
Commercial mortgage loans	389,161	405,970
Loans held for investment:
Reverse mortgage loans	771,724	724,800
Commercial mortgage loans	136,274	143,373
Loans held for sale:
Residential mortgage loans	12,123	15,529
Commercial mortgage loans	161,861	173,112
Other assets:
Purchase commitments - reverse mortgage loans	9,356	9,356
Liabilities at fair value under the fair value option
HMBS related obligations	10,996,755	10,719,000
Nonrecourse debt:
Nonrecourse debt in consolidated VIE trusts	7,175,857	7,819,992
Nonrecourse MSR financing liability	60,562	60,562
Nonrecourse commercial loan financing liability	106,758	105,291

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements

December 31, 2021	Estimated Fair Value	Unpaid Principal Balance
Assets at fair value under the fair value option
Loans held for investment, subject to HMBS related obligations	$10,556,054	$9,849,835
Loans held for investment, subject to nonrecourse debt:
Reverse mortgage loans	5,823,301	5,165,479
Commercial mortgage loans	394,893	388,788
Loans held for investment:
Reverse mortgage loans	940,604	815,426
Commercial mortgage loans	90,724	89,267
Loans held for sale:
Residential mortgage loans	8,730	9,709
Commercial mortgage loans	149,426	145,463
Liabilities at fair value under the fair value option
HMBS related obligations	10,422,358	9,849,835
Nonrecourse debt:
Nonrecourse debt in consolidated VIE trusts	5,857,069	5,709,946
Nonrecourse MSR financing liability	142,435	142,435
Nonrecourse commercial loan financing liability	111,738	107,744

Net fair value gains on loans and related obligations
Provided in the table below is a summary of the components of net fair value gains on loans and related obligations (in thousands):

	For the year ended December 31, 2022	For the nine months ended December 31, 2021	For the three months ended March 31, 2021	For the year ended December 31, 2020
	Successor		Predecessor
Net fair value gains on loans and related obligations:
Interest income on reverse and commercial loans	$857,271	$495,163	$160,568	$709,679
Change in fair value of loans	(1,380,503)	(159,589)	(56,811)	281,105
Net fair value gains (losses) on loans	(523,232)	335,574	103,757	990,784
Interest expense on HMBS and nonrecourse obligations	(560,316)	(329,344)	(119,201)	(526,690)
Change in fair value of derivatives	332,630	(28,233)	43,972	(12,482)
Change in fair value of related obligations	840,407	313,024	42,670	(155,485)
Net fair value gains (losses) on related obligations	612,721	(44,553)	(32,559)	(694,657)
Net fair value gains on loans and related obligations	$89,489	$291,021	$71,198	$296,127

As the cash flows on the underlying mortgage loans will be utilized to settle the outstanding obligations, the Company's own credit risk would not impact the fair value on the outstanding HMBS liabilities and nonrecourse debt.
Fair Value of Other Financial Instruments
As of December 31, 2022 and December 31, 2021, all financial instruments were either recorded at fair value or the carrying value approximated fair value with the exception of notes payable, net, and promissory notes receivable. Notes payable, net, includes our senior secured high-yield debt and related-party credit line recorded at the carrying value of $399.4 million and $353.4 million as of December 31, 2022 and December 31, 2021, respectively, and have

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
a fair value of $231.9 million and $347.0 million as of December 31, 2022 and December 31, 2021, respectively. The fair value for Notes payable, net, was determined using quoted market prices adjusted for accrued interest, which is considered to be a Level 2 input. Promissory notes receivable are recorded at the net carrying value of $0 and $4.1 million, including accrued interest, as of December 31, 2022 and December 31, 2021, respectively. The carrying value approximates fair value. The fair value for promissory notes receivable was determined using a DCF model using discount rate assumptions which is considered to be a Level 3 input. For other financial instruments that were not recorded at fair value, such as cash and cash equivalents including restricted cash, servicer advances, and other financing lines of credit, the carrying value approximates fair value due to the short-term nature of such instruments. The fair value of assets and liabilities whose carrying value approximates fair value is determined using Level 3 inputs, with the exception of cash and cash equivalents, including restricted cash, which are Level 1 inputs.

7. Reverse Mortgage Portfolio Composition
The table below summarizes the composition and the outstanding UPB (in thousands) of the reverse mortgage loan portfolio serviced by the Company:

	December 31, 2022	December 31, 2021
Reverse mortgage loans:
Reverse mortgage loans held for investment, subject to HMBS related obligations	$10,719,000	$9,849,835

Reverse mortgage loans held for investment:
Non-agency reverse mortgages	489,038	432,144
Loans not securitized(1)	88,029	266,723
Unpoolable loans(2)	136,657	104,551
Unpoolable tails	11,076	12,008
Total reverse mortgage loans held for investment	724,800	815,426

Reverse mortgage loans held for investment, subject to nonrecourse debt:
Performing HECM buyouts	328,845	289,089
Nonperforming HECM buyouts	541,071	590,729
Non-agency reverse mortgages	6,370,209	4,285,661
Total reverse mortgage loans held for investment, subject to nonrecourse debt	7,240,125	5,165,479

Total owned reverse mortgage portfolio	18,683,925	15,830,740
Loans reclassified as government guaranteed receivable	76,033	48,625
Loans serviced for others	81,436	17,840
Total serviced reverse mortgage loan portfolio	$18,841,394	$15,897,205
(1) Loans not securitized represent primarily newly originated loans and poolable tails.
(2) Unpoolable loans represent primarily loans that have reached 98% of their MCA.
The table below summarizes the reverse mortgage portfolio owned by the Company by product type (in thousands):

	December 31, 2022	December 31, 2021
Fixed rate loans	$6,548,902	$5,384,865
Adjustable rate loans	12,135,023	10,445,875
Total owned reverse mortgage portfolio	$18,683,925	$15,830,740

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
As of December 31, 2022 and December 31, 2021, there were $489.3 million and $599.1 million, respectively, of foreclosure proceedings in process, which are included in loans held for investment, at fair value, in the Consolidated Statements of Financial Condition.

8. Loans Held for Investment, Subject to HMBS Related Obligations, at Fair Value
Loans held for investment, subject to HMBS related obligations, at fair value, consisted of the following for the dates indicated (in thousands):

	December 31, 2022	December 31, 2021
Loans held for investment, subject to HMBS related obligations - UPB	$10,719,000	$9,849,835
Fair value adjustments	395,100	706,219
Total loans held for investment, subject to HMBS related obligations, at fair value	$11,114,100	$10,556,054

9. Loans Held for Investment, Subject to Nonrecourse Debt, at Fair Value
Loans held for investment, subject to nonrecourse debt, at fair value, consisted of the following for the dates indicated (in thousands):

	December 31, 2022	December 31, 2021
Loans held for investment, subject to nonrecourse debt - UPB:
Reverse mortgage loans	$7,240,125	$5,165,479
Commercial mortgage loans	405,970	388,788
Fair value adjustments	(191,457)	663,927
Total loans held for investment, subject to nonrecourse debt, at fair value	$7,454,638	$6,218,194

The table below shows the total amount of loans held for investment, subject to nonrecourse debt, that were greater than 90 days past due and on non-accrual status (in thousands):

	December 31, 2022	December 31, 2021
Loans 90 days or more past due and on non-accrual status
Fair value:
Commercial mortgage loans	$21,325	$26,081
Aggregate UPB:
Commercial mortgage loans	24,023	26,472
Difference	$(2,698)	$(391)

10. Loans Held for Investment, at Fair Value
Loans held for investment, at fair value, consisted of the following for the dates indicated (in thousands):

	December 31, 2022	December 31, 2021
Loans held for investment - UPB:
Reverse mortgage loans	$724,800	$815,426
Commercial mortgage loans	143,373	89,267
Fair value adjustments	39,825	126,635
Total loans held for investment, at fair value	$907,998	$1,031,328
As of December 31, 2022 and December 31, 2021, there were $2.4 million and $2.3 million, respectively, of commercial loans that were greater than 90 days past due.

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
As of December 31, 2022 and December 31, 2021, there were $745.1 million and $810.6 million, respectively, in loans held for investment, at fair value, pledged as collateral for financing lines of credit.

11. Loans Held for Sale, at Fair Value
Loans held for sale, at fair value, consisted of the following for the dates indicated (in thousands):

	December 31, 2022	December 31, 2021
Loans held for sale - UPB:
Residential mortgage and home improvement loans	$15,529	$9,709
Commercial mortgage loans	173,112	145,463
Fair value adjustments	(14,657)	2,984
Total loans held for sale, at fair value	$173,984	$158,156

The table below shows the total amount of loans held for sale that were greater than 90 days past due and on non-accrual status (in thousands):

	December 31, 2022	December 31, 2021
Loans 90 days or more past due and on non-accrual status
Fair value:
Residential mortgage and home improvement loans	$2,736	$616
Commercial mortgage loans	2,817	3,163
Total fair value	5,553	3,779
Aggregate UPB:
Residential mortgage loans	2,136	554
Commercial mortgage loans	3,405	3,323
Total aggregate UPB	5,541	3,877
Difference	$12	$(98)

The Company originates or purchases and sells loans in the secondary mortgage market without recourse for credit losses. However, the Company at times maintains continuing involvement with the loans in the form of servicing arrangements and the liability under representations and warranties it makes to purchasers and insurers of the loans.

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
The table below shows a reconciliation of the changes in loans held for sale for the respective periods presented below (in thousands):

	For the year ended December 31, 2022	For the nine months ended December 31, 2021	For the three months ended March 31, 2021	For the year ended December 31, 2020
	Successor		Predecessor
Beginning balance	$158,156	$118,397	$142,226	$98,409
Originations/purchases/repurchases	1,119,578	879,197	164,451	351,521
Proceeds from sales	(1,088,472)	(935,598)	(152,659)	(566,909)
Loans acquired through business combinations	—	8,731	—	—
Net transfers from loans held for investment	—	8,828	—	249,999
Gain on loans held for sale, net	(65)	95,711	(37,518)	10,198
Net fair value gain (loss) on loans held for sale	(15,213)	(17,110)	1,897	(992)
Ending balance	$173,984	$158,156	$118,397	$142,226

As of December 31, 2022 and December 31, 2021, there were $186.0 million and $144.2 million, respectively, in loans held for sale, at fair value, pledged as collateral for financing lines of credit.

12. Mortgage Servicing Rights, at Fair Value
The servicing portfolio associated with capitalized servicing rights consists of the following (in thousands):

	December 31, 2022	December 31, 2021
Fannie Mae/Freddie Mac	$7,051,851	$37,079,995
Ginnie Mae	532,328	1,109,962
Private investors	1,018,159	1,109,459
Total UPB	$8,602,338	$39,299,416

Weighted average interest rate	3.59%	3.03%

The activity in the loan servicing portfolio associated with capitalized servicing rights consisted of the following (in thousands):

	For the year ended December 31, 2022	For the nine months ended December 31, 2021	For the three months ended March 31, 2021	For the year ended December 31, 2020
	Successor		Predecessor
Beginning UPB	$39,299,416	$26,675,358	$22,269,362	$288,057
Originated MSR	10,098,259	17,491,713	6,312,227	21,241,997
Purchased MSR	—	234,007	866,806	1,966,657
Sales MSR	(38,233,148)	(320,027)	(1,090,267)	(527)
Payoffs MSR	(1,671,774)	(3,935,261)	(1,488,977)	(991,716)
Other	(890,415)	(846,374)	(193,793)	(235,106)
Ending UPB	$8,602,338	$39,299,416	$26,675,358	$22,269,362

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
The activity in the MSR asset consisted of the following (in thousands):

	For the year ended December 31, 2022	For the nine months ended December 31, 2021	For the three months ended March 31, 2021	For the year ended December 31, 2020
	Successor		Predecessor
Beginning balance	$427,942	$267,364	$180,684	$2,600
Originations	122,362	161,364	65,964	159,434
Purchases	—	16,915	9,014	14,088
Sales	(478,197)	(2,501)	(8,647)	—
Changes in fair value due to:
Changes in market inputs or assumptions used in valuation model	51,309	26,950	35,109	14,817
Changes in fair value due to portfolio runoff and other	(28,320)	(42,150)	(14,760)	(10,255)
Ending balance	$95,096	$427,942	$267,364	$180,684

The value of MSR is driven by the net cash flows associated with servicing activities. The cash flows include contractually specified servicing fees, late fees, and other ancillary servicing revenue. The fees for Successor periods were $35.0 million and $43.4 million for the year ended December 31, 2022 and nine months ended December 31, 2021, respectively. Fees for Predecessor periods were $13.0 million and $18.1 million for January 1, 2021 to March 31, 2021 and the year ended December 31, 2020, respectively. These fees and changes in fair value of the MSR are recorded within fee income in the Consolidated Statements of Operations. As of December 31, 2022 and December 31, 2021, there were $60.6 million and $142.4 million, respectively, in MSR, at fair value, pledged as collateral for nonrecourse debt.
The following table summarizes the estimated change in the fair value of MSR from adverse changes in the significant assumptions (in thousands):

	December 31, 2022
	Weighted Average Prepayment Speed	Discount Rate
Impact on fair value of 10% adverse change	$(2,677)	$(4,258)
Impact on fair value of 20% adverse change	$(5,178)	$(8,155)

These sensitivities are hypothetical and should be evaluated with care. The effect on fair value of a 10% variation in assumptions generally cannot be determined because the relationship of the change in assumptions to the fair value may not be linear. Additionally, the impact of a variation in a particular assumption on the fair value is calculated while holding other assumptions constant. In reality, changes in one factor may lead to changes in other factors, which could impact the above hypothetical effects.

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
The following table provides a summary of the loan servicing portfolio delinquencies as a percentage of the total number of loans and the total UPB of the portfolio:

	December 31, 2022		December 31, 2021
	Number of Loans	Unpaid Principal Balance	Number of Loans	Unpaid Principal Balance
Portfolio delinquency
30 days	1.2%	1.1%	0.4%	0.3%
60 days	0.3%	0.2%	0.1%	0.0%
90 or more days	0.6%	0.5%	0.1%	0.1%
Total	2.1%	1.8%	0.6%	0.4%

Foreclosure/real estate owned	0.1%	0.1%	0.0%	0.0%

13. Derivative and Risk Management Activities
The Company’s principal market exposure is to interest rate risk, specifically long-term U.S. Treasury and mortgage interest rates, due to their impact on mortgage-related assets and commitments. The Company is also subject to changes in short-term interest rates, such as LIBOR and the Secured Overnight Financing Rate ("SOFR"), due to their impact on certain variable rate asset-backed debt such as warehouse lines of credit. Various financial instruments are used to manage and reduce this risk, including forward delivery commitments on MBS or whole-loans and interest rate swaps.
The Company did not have any derivative instruments designated as hedging instruments as of December 31, 2022 or December 31, 2021.
The following tables summarize the fair value and notional amount of derivative instruments (in thousands):

	December 31, 2022
	Derivative assets		Derivative liabilities
	Fair value	Notional amount	Fair value	Notional amount
LPCs	$23	$1,701	$—	$—
Forward MBS and TBAs	884	63,600	—	—
Interest rate swaps and futures contracts	771	261,300	385	244,100
Total fair value and notional amount	$1,678	$326,601	$385	$244,100

	December 31, 2021
	Derivative assets		Derivative liabilities
	Fair value	Notional amount	Fair value	Notional amount
LPCs	$1,564	$47,300	$—	$—
Forward MBS and TBAs	55	304,000	56	104,000
Interest rate swaps and futures contracts	22,834	11,977,300	24,993	12,193,100
Total fair value and notional amount	$24,453	$12,328,600	$25,049	$12,297,100

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
The follow table details the gains/(losses) on derivative instruments (in thousands):

	For the year ended December 31, 2022	For the nine months ended December 31, 2021	For the three months ended March 31, 2021	For the year ended December 31, 2020
Derivative activity	Successor		Predecessor
LPCs	$(1,541)	$700	$389	$(364)
Forward MBS and TBAs	62,114	111	—	(1,254)
Interest rate swaps and futures contracts	282,721	(29,483)	43,935	(8,487)

The Company is exposed to risk in the event of nonperformance by counterparties in their derivative contracts. In general, the Company manages such risk by evaluating the financial position and creditworthiness of counterparties, monitoring the amount of exposure and/or dispersing the risk among multiple counterparties. The Company either maintains or deposits cash as margin collateral with its counterparties to the extent the relative value of its derivatives are above or below their initial strike price. The Company provided collateral to its counterparties of $4.1 million and $22.8 million as of December 31, 2022 and December 31, 2021, respectively. The Company does not offset fair value amounts recognized for derivative instruments with amounts collected or deposited on derivative instruments in the Consolidated Statements of Financial Condition. Margin collateral is included in other assets, net, when in a receivable position or in payables and other liabilities when in a payable position in the Consolidated Statements of Financial Condition.

14. Fixed Assets and Leasehold Improvements, Net
Fixed assets and leasehold improvements, net, related to continuing operations consisted of the following (in thousands):

	December 31, 2022	December 31, 2021	Estimated Useful Life
Computer hardware and software	$7,647	$7,424	3 - 5 years
Furniture and fixtures	3,574	3,097	5 - 7 years
Leasehold improvements	3,870	3,296	*
Total fixed assets	15,091	13,817
Less: Accumulated depreciation and amortization	(5,960)	(1,032)
Total fixed assets and leasehold improvements, net	$9,131	$12,785
*Shorter of life of lease or useful life of assets

The depreciation and amortization expense for the Successor periods was $4.2 million and $3.3 million for the year ended December 31, 2022 and for the nine months ended December 31, 2021, respectively. The depreciation and amortization expense for the Predecessor periods was $0.8 million and $3.0 million for the three months ended March 31, 2021 and for the year ended December 31, 2020, respectively. Depreciation and amortization expense is recorded in general and administrative expenses in the Consolidated Statements of Operations.
The Company evaluates the carrying value of long-lived assets, including the fixed assets and leasehold improvements when indicators of impairment exist in accordance with ASC 360, Property, Plant, and Equipment ("ASC 360"). The carrying value of a long-lived asset is considered impaired when the estimated separately identifiable, undiscounted cash flows expected to result from use and eventual disposal from such an asset are less than the carrying value of the asset. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. During the first half of 2022, the Company observed that inflationary measures began to rise, reducing the demand for mortgage products and responded by implementing cost-cutting measures. As the length and magnitude of the downturn in mortgage demand continued into the second half of 2022, including increasingly compressed margins and longer expected duration of such market pressures, the Company's current and expected future operating losses indicated that some fixed assets and leasehold improvements may not be recoverable and an impairment analysis was performed. Based on the analysis, the Company wrote off certain assets and recognized an impairment charge of $2.2 million for the fixed assets and leasehold improvements in the year ended December 31, 2022, which is recorded in impairment of goodwill, intangibles, and other assets in the Consolidated Statements of Operations. There were no fixed assets and leasehold

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
improvements impairments in the Successor nine months ended December 31, 2021 or in the Predecessor three months ended March 31, 2021 and the year ended December 31, 2020.

15. Goodwill and Intangible Assets, Net
Goodwill, related to continuing operations, consisted of the following (in thousands):

	For the year ended December 31, 2022	For the nine months ended December 31, 2021	For the three months ended March 31, 2021
	Successor		Predecessor
Beginning balance	$—	$—	$8,444
Additions from acquisitions	—	413,977	5,627
Impairment	—	(413,977)	—
Ending balance	$—	$—	$14,071
For the nine months ended December 31, 2021, the Company recognized impairment to goodwill of $414.0 million. This impairment was recognized in impairment of goodwill, intangibles, and other assets in the Consolidated Statements of Operations. The Company did not identify any goodwill impairment for the Predecessor three months ended March 31, 2021 or the year ended December 31, 2020.
Intangible assets, net, related to continuing operations consisted of the following (in thousands):

December 31, 2022	Amortization Period (Years)	Cost	Accumulated Amortization	Impairment	Net
Non-amortizing intangibles
Trade name	N/A	$34,800	$—	$(7,300)	$27,500
Amortizing intangibles
Broker/customer relationships	9	334,700	(65,081)	—	269,619
Total intangibles		$369,500	$(65,081)	$(7,300)	$297,119

December 31, 2021	Amortization Period (Years)	Cost	Accumulated Amortization	Impairment	Net
Non-amortizing intangibles
Trade name	N/A	$46,600	$—	$(11,800)	$34,800
Amortizing intangibles
Broker/customer relationships	9	334,700	(27,327)	—	307,373
Total intangibles		$381,300	$(27,327)	$(11,800)	$342,173

Intangible assets deemed to have an indefinite life are not amortized but are instead reviewed annually for impairment of value or when indicators of a potential impairment are present. The Company performs its annual impairment testing as of October 1 and monitors for interim triggering events on an ongoing basis as events occur or circumstances change. During the first half of 2022, the Company observed that inflationary measures began to rise, reducing the demand for mortgage products and responded by implementing cost-cutting measures. As the length and magnitude of the downturn in mortgage demand continued during the third quarter of 2022, including increasingly compressed margins and longer expected duration of such market pressures, an interim impairment analysis was triggered as of September 30, 2022. In addition, the Company performed its annual impairment testing in the fourth quarter of 2022. The Company estimated the fair value of the indefinite life intangibles for all the reporting units utilizing a relief from royalty approach and the significant assumptions used to measure fair value include discount rate, terminal factors, and royalty rate. These valuations resulted in a Level 3 nonrecurring fair

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
value measurement. Based on the analyses, the Company recognized an indefinite-lived intangible asset impairment of $3.8 million as of September 30, 2022 and an additional impairment of $3.5 million during the fourth quarter of 2022, totaling $7.3 million for the year ended December 31, 2022. The impairment was recognized in impairment of goodwill, intangibles, and other assets in the Consolidated Statements of Operations. The impairment of these intangible assets for each reporting unit is as follows: $3.8 million at the Portfolio Management reporting unit, and $3.5 million at the Retirement Solutions reporting unit. The Company recognized an indefinite-lived intangible asset impairment of $11.8 million in the Successor nine months ended December 31, 2021. There was no indefinite-lived intangible asset impairment in the Predecessor three months ended March 31, 2021 or the year ended December 31, 2020.
Amortization expense for the Successor periods was $37.8 million and $27.3 million for the year ended December 31, 2022 and for the nine months ended December 31, 2021, respectively. There was no amortization expense for the Predecessor periods.
The estimated amortization expense for each of the five succeeding fiscal years and thereafter as of December 31, 2022 is as follows (in thousands):

Year Ending December 31,	Amount
2023	$37,189
2024	37,189
2025	37,189
2026	37,189
2027	37,189
Thereafter	83,674
Total future amortization expense	$269,619

16. Other Assets, Net
Other assets, net, related to continuing operations, consisted of the following (in thousands):

	December 31, 2022	December 31, 2021
Government guaranteed receivables	$66,947	$46,958
Receivables, net of allowance of $5,173 and $0, respectively(1)	53,261	27,825
Retained bonds, at fair value	46,439	55,614
Right-of-use assets (Note 21 - Leases)	27,933	30,684
Loans subject to repurchase from Ginnie Mae	15,631	7,956
Prepaid expenses	10,646	15,732
Servicer advances, net of allowance of $2,416 and $2,115, respectively	7,107	10,552
Margin deposits (Note 13 - Derivative and Risk Management Activities)	4,065	22,787
Deposits	1,191	1,154
Investments	300	6,000
Receivable from clearing organization	—	2,038
Other	31,118	45,121
Total other assets, net	$264,638	$272,421
(1) As of December 31, 2022 and 2021, the Company had an outstanding note receivable balance of $20.0 million and $0.0 million, respectively, with AAG/Bloom, which is included in Receivables in the above table.

17. HMBS Related Obligations, at Fair Value
HMBS related obligations, at fair value, consisted of the following (in thousands):

	December 31, 2022	December 31, 2021
Ginnie Mae loan pools - UPB	$10,719,000	$9,849,835
Fair value adjustments	277,755	572,523
Total HMBS related obligations, at fair value	$10,996,755	$10,422,358

Weighted average remaining life (in years)	4.0	4.6
Weighted average interest rate	5.0%	2.5%

HMBS related obligations represent the issuance of pools of HMBS, which are guaranteed by GNMA, to third party security holders. The Company accounts for the transfers of these advances in the related HECM loans as secured borrowings, retaining the initial HECM loans in the Consolidated Statements of Financial Condition as loans held for investment, subject to HMBS related obligations, at fair value, and recording the pooled HMBS as HMBS related obligations, at fair value. Monthly cash flows generated from the HECM loans are used to service the outstanding HMBS.
The Company was servicing 2,004 and 1,849 Ginnie Mae loan pools at December 31, 2022 and December 31, 2021, respectively.

18. Nonrecourse Debt, at Fair Value
Nonrecourse debt, at fair value, consisted of the following (in thousands):

	Issue Date	Final Maturity Date	Interest Rate	Original Issue Amount	December 31, 2022	December 31, 2021
Securitization of performing / nonperforming HECM loans	July 2020 - August 2022	July 2030 - August 2032	0.88% - 9.32%	$2,250,554	$953,336	$922,970
Securitization of non-agency reverse loans	May 2018 - December 2022	March 2050 - November 2069	1.75% - 4.50%	8,363,562	6,598,145	4,630,203
Securitization of Fix & Flip loans	April 2021	May 2025	2.10% - 5.40%	$268,511	268,511	268,511
Total consolidated VIE nonrecourse debt UPB					7,819,992	5,821,684
Nonrecourse MSR financing liability, at fair value(1)					60,562	142,435
Nonrecourse commercial loan financing liability(2)					105,291	107,744
Fair value adjustments					(642,668)	39,379
Total nonrecourse debt, at fair value					$7,343,177	$6,111,242
(1) As of December 31, 2021, the financing liability is due to a related-party. Refer to Note 33 - Related-Party Transactions for additional information regarding the financing liability due to a related-party.
(2) Nonrecourse commercial loan financing liability is comprised of the balance of the nonrecourse debt for the applicable period associated with the CAPT securitization. As the CAPT securitization was determined to be an unconsolidated VIE and failed sale treatment, the associated nonrecourse debt is accounted for by FoA and presented separately from the other nonrecourse debts. Refer to Note 4 - Variable Interest Entities and Securitizations for additional information.

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
Future repayment of nonrecourse debt issued by securitization trusts is dependent on the receipt of cash flows from the corresponding encumbered loans receivable. As of December 31, 2022, estimated maturities for nonrecourse debt for the next five years and thereafter are as follows (in thousands):

Year Ending December 31,	Estimated Maturities
2023	$1,685,944
2024	2,248,967
2025	884,036
2026	359,841
2027	2,746,495
Thereafter	—
Nonrecourse MSR financing liability(1)	60,562
Total payments on nonrecourse debt	$7,985,845
(1) Nonrecourse MSR financing liability is listed separately as the timing of the payments of the nonrecourse MSR financing liability is dependent on the payments received on the underlying MSR, and no contractual maturity date is applicable.

19. Other Financing Lines of Credit
Mortgage facilities
The warehouse facility is structured as a master repurchase agreement under which ownership of the related eligible loans is temporarily transferred to the lender.
When mortgage facilities are drawn on, the Company generally must transfer and pledge eligible loans to the lender and comply with various financial and other covenants. For facilities that have a maturity date, they expire at various times during 2023 through 2026. Under the facilities, loans are generally transferred at an advance rate less than the principal balance or fair value of the loans, which serves as the primary credit enhancement for the lender. Three of the lines of credit are also guaranteed by FAH, a wholly-owned subsidiary and the parent holding company to the mortgage business. Since the advances are generally for less than 100% of the principal balance of the loans, working capital is required to fund the remaining portion of the principal balance of the loans. The amount of the advance that is provided under the warehouse facility ranges from 45% to 70% of the market value or principal balance of the loans. Upon expiration, the facility will either be closed or combined with other facilities.
Reverse mortgage facilities
These facilities are generally structured as master repurchase agreements under which ownership of the related eligible loans is temporarily transferred to a lender or as participation arrangements pursuant to which the lender acquires a participation interest in the related eligible loans. The funds advanced are generally repaid using the proceeds from the sale or securitization of the loans to, or pursuant to, programs sponsored by Ginnie Mae or to private secondary market investors, although prior payment may be required based on, among other things, certain breaches of representations and warranties or other events of default.
When these facilities are drawn on, the Company generally must transfer and pledge eligible loans to the lender and comply with various financial and other covenants. The facilities expire at various times during 2023 through 2027. Under the facilities, loans are generally transferred at an advance rate less than the principal balance or fair value of the loans, which serves as the primary credit enhancement for the lender. Six of the lines of credit are also guaranteed by FAH, a wholly-owned subsidiary and the parent holding company to the reverse mortgage business. Since the advances are generally for less than 100% of the principal balance of the loans, working capital is required to fund the remaining portion of the principal balance of the loans. The amount of the advance that is provided under the various warehouse facilities ranges from 30% to 104% of the market value or principal balance of the loans. Upon expiration, management believes it will either renew its existing facilities or obtain sufficient additional lines of credit.
Commercial loan facilities
These facilities are either structured as master repurchase agreements under which ownership of the related eligible loans is temporarily transferred to a lender or are collateralized by first or second lien loans or crop loans. The funds

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
advanced are generally repaid using the proceeds from the sale or securitization of the loans to private secondary market investors, although prior payment may be required based on, among other things, certain breaches of representations and warranties or other events of default.
When these facilities are drawn on, the Company generally must transfer and pledge eligible loan collateral and comply with various financial and other covenants. The facilities expire at various times during 2023 and 2024. Under the facilities, loans are generally transferred at an advance rate less than the principal balance or fair value of the loans, which serves as the primary credit enhancement for the lender. Five of the lines of credit are also guaranteed by FAH, a wholly-owned subsidiary and the parent holding company to the commercial lending business. Since the advances are generally for less than 100% of the principal balance of the loans, working capital is required to fund the remaining portion of the principal balance of the loans. The amount of the advance that is provided under the various warehouse facilities generally ranges from 70% to 90% of the market value or principal balance of the loans. Upon expiration, the facilities will either be closed or combined with other facilities.
The following summarizes the components of other financing lines of credit related to continuing operations (in thousands):

				Outstanding borrowings at
Maturity Date	Interest Rate	Collateral Pledged	Total Capacity(1)	December 31, 2022	December 31, 2021
Mortgage Lines:
October 2023	Bloomberg short-term bank yield index + applicable margin	First Lien Mortgages	$311,673	$83,814	$—
November 2023	SOFR + applicable margin	Home Improvement Consumer Loans	50,000	7,495	5,107
March 2026	Ameribor + applicable margin	MSR	15,600	10,312	138,524
N/A	Bond accrual rate + applicable margin	Mortgage Related Assets	37,604	37,604	36,102
Subtotal mortgage lines of credit			$414,877	$139,225	$179,733
Reverse Lines:
April 2023 - November 2023	LIBOR/SOFR + applicable margin	First Lien Mortgages	$1,375,000	$584,658	$714,013
N/A	LIBOR/Bond accrual rate + applicable margin	Mortgage Related Assets	320,715	320,715	297,893
October 2027	SOFR + applicable margin	MSR	70,000	33,036	78,952
May 2023	Prime + .50%; 6% floor	Unsecuritized Tails	50,000	45,001	38,544
Subtotal reverse lines of credit			$1,815,715	$983,410	$1,129,402
Commercial Lines:
August 2023	2.50% / 3.25%	Encumbered Agricultural Loans	$75,000	$7,561	$25,127
April 2023 - November 2023	LIBOR/SOFR/Ameribor + applicable margin	First Lien Mortgages	191,040	159,938	167,159
February 2023	15%	Second Lien Mortgages	25,000	25,000	24,175
January 2024	SOFR + applicable margin	Mortgage Related Assets	12,500	12,500	5,041
Subtotal commercial lines of credit			$303,540	$204,999	$221,502
Total other financing lines of credit			$2,534,132	$1,327,634	$1,530,637
(1)Capacity is dependent upon maintaining compliance with, or obtaining waivers of, the terms, conditions, and covenants of the respective agreements, including asset-eligibility requirements. Capacity amounts presented are as of December 31, 2022.

As of December 31, 2022 and December 31, 2021, the weighted average outstanding interest rates on outstanding financing lines of credit of the Company were 7.35% and 3.77%, respectively.
The Company's financing arrangements and credit facilities contain various financial covenants, which primarily relate to required tangible net worth amounts, liquidity reserves, leverage ratios, and profitability.

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
As of December 31, 2022, the Company was in compliance with its financial covenants related to required liquidity reserves. With respect to certain financial covenants related to required profitability, debt service coverage ratio and tangible net worth amounts, the Company obtained financial covenant waivers, amendments to such financial covenants effective as of December 31, 2022, or paid off the line of credit, in order to avoid breaching such financial covenants.
The terms of the Company's financing arrangements and credit facilities contain covenants, and the terms of the Company's GSE/seller servicer contracts contain requirements that may restrict the Company and its subsidiaries from paying distributions to its members. These restrictions include restrictions on paying distributions whenever the payment of such distributions would cause FoA or its subsidiaries to no longer be in compliance with any of its financial covenants or GSE requirements. Further, the Company is generally prohibited under Delaware law from making a distribution to a member to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of the Company (with certain exceptions) exceed the fair value of its assets. Subsidiaries of the Company are generally subject to similar legal limitations on their ability to make distributions to FoA.
As of December 31, 2022, the maximum allowable distributions available to the Company based on the most restrictive of such financial covenant ratios is presented in the table below (in thousands, except for ratios):

Financial Covenants	Requirement	December 31, 2022	Maximum Allowable Distribution(1)
FAM
Adjusted Tangible Net Worth(2)	$100,000	$100,907	$907
Liquidity	20,000	23,368	3,368
Leverage Ratio	13:1	9.30:1	28,732
FAR
Adjusted Tangible Net Worth(2)	$250,000	$267,067	$17,067
Liquidity	24,724	28,718	3,994
Leverage Ratio	6:1	5.29:1	31,808
FAH
Adjusted Tangible Net Worth(2)	$300,000	$310,850	$10,850
Liquidity	45,000	52,270	7,270
Leverage Ratio	10:1	6.55:1	107,292
(1) The Maximum Allowable Distribution for any of the originations subsidiaries is the lowest of the amounts shown for the particular originations subsidiary.
(2) This amount is based on the most restrictive financing line of credit covenant.

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
As of December 31, 2021, the maximum allowable distributions available to the Company based on the most restrictive of such financial covenant ratios is presented in the table below (in thousands, except for ratios):

Financial Covenants	Requirement	December 31, 2021	Maximum Allowable Distribution(1)
FAM
Adjusted Tangible Net Worth(2)	$150,000	$180,032	$30,032
Liquidity	40,000	43,734	3,734
Leverage Ratio	15:1	13.9:1	12,154
FACo
Adjusted Tangible Net Worth(2)	$85,000	$87,350	$2,350
Liquidity	20,000	32,728	12,728
Leverage Ratio	6:1	2.8:1	46,895
FAR
Adjusted Tangible Net Worth(2)	$417,826	$527,443	$109,617
Liquidity	20,000	23,845	3,845
Leverage Ratio	6:1	2.9:1	264,134
(1) The Maximum Allowable Distribution for any of the originations subsidiaries is the lowest of the amounts shown for the particular originations subsidiary.
(2) This amount is based on the most restrictive financing line of credit covenant.

20. Payables and Other Liabilities
Payables and other liabilities related to continuing operations consisted of the following (in thousands):

	December 31, 2022	December 31, 2021
Accrued liabilities	$56,302	$77,307
GNMA reverse mortgage buyout payable	41,768	31,274
Lease liabilities (Note 21 - Leases)	34,391	31,364
Accrued compensation expense	19,333	28,834
Liability for loans eligible for repurchase from GNMA	15,631	7,956
Deferred purchase price liabilities	3,918	34,764
Warrant liability	1,117	5,497
Deferred tax liability, net (Note 28 - Income Taxes)	887	18,413
Derivative liabilities (Note 13 - Derivative and Risk Management Activities)	385	25,049
Total payables and other liabilities	$173,732	$260,458

Warrants
Prior to the Business Combination, Replay issued 28,750,000 units, consisting of one ordinary share and one-half of one redeemable warrant (each, a “Public Warrant” or “Warrant”), resulting in 14,375,000 Public Warrants. Each Warrant is now exercisable for a share of FoA Class A Common Stock. As of both December 31, 2022 and December 31, 2021, there were 14,375,000 Public Warrants outstanding.
The Warrants will expire April 1, 2026, five years after the completion of the Business Combination. The Company may call the Warrants for redemption:
•in whole and not in part;
•at a price of $0.01 per warrant;
•upon a minimum of 30 days’ prior written notice of redemption;

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
•if, and only if, the last reported closing price of the Class A Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.
Each Warrant entitles the holder to purchase one ordinary share at a price of $11.50 per share, subject to adjustment for reorganization and/or an extraordinary dividends event, as described in the warrant agreement.
If the Company calls the Warrants for redemption, management will have the option to require all holders that wish to exercise the Warrants to do so on a “cashless basis,” as described in the warrant agreement.
The Company has determined that the Warrants are subject to treatment as a liability. As of December 31, 2022 and December 31, 2021, the Warrants had a fair value of $1.1 million and $5.5 million, respectively. These liability-classified Public Warrants are anti-dilutive and thus have no impact on diluted EPS.

21. Leases
The table below summarizes the Company's operating lease portfolio related to continuing operations (in thousands):

	December 31, 2022	December 31, 2021
Right-of-use assets	$27,933	$30,684
Lease liabilities	34,391	31,364
Weighted average remaining lease term (in years)	9.29	10.22
Weighted average discount rate	6.50%	6.54%

The Company’s lease portfolio is comprised primarily of real estate and equipment agreements. Operating leases in which the Company is the lessee are recorded as operating lease ROU assets and operating lease liabilities, included in other assets, net, and payables and other liabilities, respectively, in the Consolidated Statements of Financial Condition as of December 31, 2022 and December 31, 2021. The Company does not currently have any finance leases in which it is the lessee. Operating lease ROU assets represent the Company’s right to use an underlying asset during the lease term and operating lease liabilities represent the Company’s obligation to make lease payments arising from the lease.
ASC 842 stipulates that the ROU asset in an operating lease is subject to the impairment guidance in ASC 360, similar to other long-lived assets. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the undiscounted future net cash flows expected to be generated by that asset. If the carrying amount of an asset exceeds its estimated future undiscounted cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. As the length and magnitude of the downturn in mortgage demand, including compressed revenue margins, had significantly increased compared to prior periods, the Company's current and expected future operating losses triggered an impairment analysis in the second half of 2022. The Company estimated the fair value using a discounted cash flow model with the discount rate being the significant assumption. Based on the analysis, the Company recognized an impairment charge of $2.2 million for the ROU asset related to continuing operations during 2022, which was recorded in impairment of goodwill, intangibles, and other assets in the Consolidated Statements of Operations.
The table below summarizes the Company's net operating lease cost related to continuing operations (in thousands):

	For the year ended December 31, 2022	For the nine months ended December 31, 2021	For the three months ended March 31, 2021	For the year ended December 31, 2020
	Successor		Predecessor
Operating lease cost	$6,230	$4,352	$850	$3,651
Short-term lease cost	612	218	96	1,641
Total operating and short-term lease cost	6,842	4,570	946	5,292
Variable lease cost	991	1,582	876	348
Sublease income	(859)	(93)	(23)	(425)
Net lease cost	$6,974	$6,059	$1,799	$5,215

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
The table below summarizes other information related to the Company’s operating leases in continuing operations (in thousands):

	For the year ended December 31, 2022	For the nine months ended December 31, 2021	For the three months ended March 31, 2021	For the year ended December 31, 2020
	Successor		Predecessor
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$4,856	$2,442	$889	$3,767
Leased assets obtained in exchange for new operating lease liabilities	7,400	23,723	433	1,349

The following table presents a maturity analysis of operating leases and a reconciliation of the undiscounted cash flows to lease liabilities as of December 31, 2022 (in thousands):

2023	$5,864
2024	5,418
2025	4,760
2026	4,758
2027	4,473
Thereafter	21,729
Total undiscounted lease payments	47,002
Less: amounts representing interest	(12,611)
Total lease liabilities	$34,391

22. Notes Payable, Net
In November 2020, FOAF issued $350.0 million aggregate principal amount of senior unsecured notes (the “Notes”). Interest is payable semi-annually in arrears on May 15 and November 15 beginning on May 15, 2021. The Notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by FoA and each of FoA’s material existing and future wholly-owned domestic subsidiaries, excluding FOAF and subsidiaries. In accordance with the agreement, FOAF may redeem some or all of the Notes at a redemption price equal to 100% of the principal amount thereof, plus the applicable premium as of the redemption date under the terms of the indenture and accrued and unpaid interest. The redemption price during each of the twelve-month periods following November 15, 2022, November 15, 2023 and at any time after November 15, 2024 is 103.938%, 101.969% and 100%, respectively, of the principal amount plus accrued and unpaid interest thereon. Upon the occurrence of a change of control, the holders of the Notes will have the right to require FOAF to make an offer to repurchase each holder’s Notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest. FOAF has not redeemed any of the Notes since they were issued in November 2020.
The Notes contain covenants limiting, among other things, FOAF and its restricted subsidiaries’ ability to incur additional debt or issue certain preferred shares, incur liens, make certain distributions, investments and other restricted payments, engage in certain transactions with affiliates, and merge or consolidate or sell, transfer, lease or otherwise dispose of all or substantially all of FOAF’s assets. These incurrence-based covenants are subject to exceptions and qualifications. Many of these covenants will cease to apply during any time that the Notes have investment grade ratings and no default has occurred and is continuing. The Company was in compliance with all required covenants related to the Notes as of December 31, 2022.
The Company also has related-party promissory notes, which are further discussed in Note 33 - Related-Party Transactions.

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements

A summary of the outstanding notes payable, net, is presented in the table below (in thousands):

Description	Maturity Date	Interest Rate	December 31, 2022	December 31, 2021
Senior unsecured notes	November 2025	7.9%	$350,000	$350,000
Related-party notes (Note 33 - Related-Party Transactions)			46,790	—
Fair value adjustment, net of amortization(1)			2,612	3,383
Total notes payable, net			$399,402	$353,383
(1) In conjunction with the Business Combination, the Company was required to adjust the liabilities assumed to fair value, resulting in a premium on the Notes and the elimination of the previously recognized debt issuance costs.

The interest expense for the Successor periods was $31.0 million and $22.6 million for the year ended December 31, 2022 and for the nine months ended December 31, 2021, respectively. The interest expense for the Predecessor periods was $7.7 million and $4.3 million for the three months ended March 31, 2021 and for the year ended December 31, 2020, respectively.

23. Litigation
The Company's business is subject to legal proceedings, examinations, investigations and reviews by various federal, state, and local regulatory and enforcement agencies as well as private litigants such as the Company's borrowers or former employees. At any point in time, the Company may have open investigations with regulators or enforcement agencies, including examinations and inquiries related to its loan servicing and origination practices. These matters and other pending or potential future investigations, examinations, inquiries or lawsuits may lead to administrative or legal proceedings, and possibly result in remedies, including fines, penalties, restitution, alterations in business practices, or additional expenses and collateral costs.
As a litigation or regulatory matter develops, the Company, in conjunction with any outside counsel handling the matter, evaluates on an ongoing basis whether such matter presents a loss contingency that is probable and estimable. If, at the time of evaluation, the loss contingency is not both probable and reasonably estimable, the matter will continue to be monitored for further developments that would make such loss contingency both probable and reasonably estimable. Once the matter is deemed to be both probable and reasonably estimable, the Company establishes an accrued liability and records a corresponding amount to litigation related expense. The Company will continue to monitor the matter for further developments that could affect the amount of the accrued liability that has been previously established. For certain matters, the Company may consider a loss to be probable but cannot calculate a precise estimate of losses. For these matters, the Company may be able to estimate a range of possible loss. In determining whether it is possible to provide an estimate of loss or range of possible loss, the Company reviews and evaluates its material litigation and regulatory matters on an ongoing basis, in conjunction with any outside counsel handling the matter.
As of December 31, 2022, there were no matters that the Company considered to be probable or reasonably possible for which they could estimate losses or a reasonable range of estimated losses.
The Company is a defendant in three representative lawsuits alleging violations of the California Labor Code and brought pursuant to the California Private Attorneys General Act ("PAGA"). The cases have been coordinated. On November 4, 2022, the court ordered that each of the plaintiffs’ individual PAGA claims must be arbitrated and that their representative PAGA claims will be stayed pending a ruling by the California Supreme Court in the third-party case Adolph v. Uber Technologies, Inc., which will determine whether the representative portion of a PAGA claim can survive following the arbitration of the individual portion of the PAGA claim. Due to the unpredictable nature of litigation generally, and the wide discretion afforded the Court in awarding civil penalties in PAGA actions, the outcome of these matters cannot be presently determined, and a range of possible losses cannot be reasonably estimated. Although the actions are being vigorously defended, the Company could, in the future, incur judgments or enter into settlements of claims that could have a negative effect on its results of operations in any particular period.
Legal expenses, which include, among other things, settlements and the fees paid to external legal service providers, were $4.9 million and $7.0 million for the Successor year ended December 31, 2022 and nine months ended December 31, 2021, respectively. Legal expenses for the Predecessor periods were $4.0 million and $10.9 million

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
for the three months ended March 31, 2021 and the year ended December 31, 2020, respectively. These expenses are included in general and administrative expenses in the Consolidated Statements of Operations.

24. Commitments and Contingencies
Servicing of Mortgage Loans
The Company has contracted with third-party providers to perform specified servicing functions on its behalf. These services include maintaining borrower contact, facilitating borrower advances, generating borrower statements, collecting and processing payments of interest and principal, and facilitating loss-mitigation strategies in an attempt to keep defaulted borrowers in their homes. The contracts are generally fixed-term arrangements, with standard notification and transition terms governing termination of such contracts.
For reverse mortgages, defaults on loans leading to foreclosures may occur if borrowers fail to meet maintenance obligations, such as payment of taxes or home insurance premiums. When a default cannot be cured, the sub-servicers manage the foreclosure process and the filing of any insurance claims with HUD. The sub-servicers have responsibility for remitting timely advances and statements to borrowers and timely and accurate claims to HUD, including compliance with local, state and federal regulatory requirements. Although the Company has outsourced its servicing function, as the issuer, the Company has responsibility for all aspects of servicing of the HECM loans and related HMBS beneficial interests under the terms of the servicing contracts, state laws and regulations.
Additionally, the sub-servicers are responsible for remitting payments to investors, including interest accrued, interest shortfalls and funding advances such as taxes and home insurance premiums. Advances are typically remitted by the Company to the sub-servicers on a daily basis.
Contractual sub-servicing fees related to sub-servicer arrangements are generally based on a fixed dollar amount per loan and are included in general and administrative expenses in the Consolidated Statements of Operations.
Unfunded Commitments
The Company is required to fund further borrower advances (where the borrower has not fully drawn down the HECM, non-agency reverse mortgage, fix & flip, or agricultural loan proceeds available) and fund the payment of the borrower's obligation to pay FHA monthly insurance premiums for HECM loans.
The outstanding unfunded commitments available to borrowers related to agency and non-agency reverse mortgage loans were approximately $3.1 billion as of December 31, 2022 compared to $2.6 billion as of December 31, 2021. The outstanding unfunded commitments available to borrowers related to fix & flip loans were approximately $128.9 million and $94.9 million as of December 31, 2022 and December 31, 2021, respectively. This additional borrowing capacity is primarily in the form of undrawn lines of credit. The outstanding unfunded commitments available to borrowers related to agricultural loans were approximately $26.7 million and $78.5 million as of December 31, 2022 and December 31, 2021, respectively.
The Company also has commitments to purchase and sell loans totaling $1.7 million and $133.6 million, respectively, as of December 31, 2022, compared to $178.6 million and $0, respectively, as of December 31, 2021.
Mandatory Repurchase Obligation
The Company is required to repurchase reverse loans out of the Ginnie Mae securitization pools once the outstanding principal balance of the related HECM is equal to or greater than 98% of the MCA. Performing repurchased loans are conveyed to HUD and nonperforming repurchased loans are generally liquidated in accordance with program requirements. Loans are considered nonperforming upon events including, but not limited to, the death of the mortgagor, the mortgagor no longer occupying the property as their principal residence, or the property taxes or insurance are not being paid.
As an issuer of HMBS, the Company also has the option to repurchase reverse loans out of the Ginnie Mae securitization pools without prior approval from Ginnie Mae in certain instances. These situations include the borrower requesting an additional advance that causes the outstanding principal balance to be equal to or greater than 98% of the MCA; the borrower’s loan becoming due and payable under certain circumstances; the borrower not occupying the home for greater than twelve consecutive months for physical or mental illness, and the home is not the residence of another borrower; or the borrower failing to perform in accordance with the terms of the loan.
For each HECM loan that the Company securitizes into agency HMBS, the Company is required to covenant and warrant to Ginnie Mae, among other things, that the HECM loans related to each participation included in the

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
agency HMBS are eligible under the requirements of the National Housing Act and the Ginnie Mae MBS Guide, and that the Company will take all actions necessary to ensure the HECM loan's continued eligibility. The Ginnie Mae HMBS program requires that the Company removes the participation related to any HECM loan that does not meet the requirements of the Ginnie Mae MBS Guide. In addition to securitizing HECM loans into agency HMBS, the Company may sell HECM loans to third parties, and the agreements with such third parties include standard representations and warranties related to such loans, which if breached, may require the Company to repurchase the HECM loan and/or indemnify the purchaser for losses related to such HECM loans. In the case where the Company repurchases the loan, the Company bears any subsequent credit loss on the loan. To the extent that the Company is required to remove a loan from an agency HMBS, purchase a loan from a third-party or indemnify a third-party, the potential losses suffered by the Company may be reduced by any recourse the Company has to the originating broker and/or correspondent lender, if applicable, to the extent such entity breached similar or other representations and warranties. Under most circumstances, the Company has the right to require the originating broker/correspondent to repurchase the related loan from the Company and/or indemnify the Company for losses incurred. The Company seeks to manage the risk of repurchase and associated credit exposure through the Company's underwriting and quality assurance practices.

25. Equity-Based Compensation
Restricted Stock Units
Pursuant to the terms of the A&R MLTIP, there are two types of equity-based compensation granted to employees, henceforth referred to as Replacement Restricted Stock Units (“Replacement RSUs”) and Earnout Right Restricted Stock Units (“Earnout Right RSUs”). The issuance of the Replacement RSUs and Earnout Right RSUs by pre-transaction ownership to employees under the A&R MLTIP will be funded by the exchange of current Class A Common Stock and Class A LLC Units held by the unitholders of FoA Equity prior to the closing of the Business Combination. Therefore, the shares issued to employees under the A&R MLTIP will not result in incremental share ownership in the Company, and the total compensation costs associated with the vesting of the Replacement RSUs and Earnout Right RSUs will be directly allocated to the noncontrolling interest and, with respect to Blocker GP, to FoA in proportion to their sharing percentages of exchanged units.
Additionally, pursuant to the terms of the 2021 Omnibus Incentive Plan, the Company granted equity-based compensation to certain employees and non-employee board of directors members, henceforth referred to as Non-LTIP Restricted Stock Units ("Non-LTIP RSUs"). Vested Non-LTIP RSUs will be settled with issuance of shares of Class A Common Stock of FoA to the participant and a respective count of Class A LLC units of FoA Equity to FoA.
Each type of RSUs is classified as equity and FoA accounts for the RSUs following the fair value method. Each type of RSUs' fair values is fixed on the grant date and not remeasured unless the award is subsequently modified.
Replacement RSUs
Pursuant to the terms of the A&R MLTIP executed on October 28, 2020, the Company granted each employee who held Phantom Units in FoA Equity and remained employed as of the Replacement RSU grant date, April 1, 2021, in consideration for the cancellation of their Phantom Units, Replacement RSUs that will vest into shares of Class A Common Stock.
Following the terms of the A&R MLTIP, 25% of the Replacement RSUs vested on the Replacement RSU grant date, and the remaining 75% vest in equal installments on each of the first three anniversaries of the Closing of the Business Combination, subject to each holder’s continued employment.
Earnout Right RSUs
In addition to the Replacement RSUs, participants in the A&R MLTIP are entitled to receive additional Earnout Right RSUs depending on whether the Company achieves certain market-based conditions. The market-based vesting conditions have been factored into the grant date fair value measurement of the Earnout Right RSUs using a Monte Carlo simulation. The assumptions used in the Monte Carlo simulation model included a volatility rate of 60%, risk free rate of 1.14% and a weighted average expected term of 1.06 years for the first tranche of Earnout Right RSUs and 1.52 years for the second tranche of Earnout Right RSUs.
Earnout Right RSUs have the same service-based vesting conditions listed above for the Replacement RSUs along with market-based vesting conditions. The first tranche of Earnout Right RSUs vest upon satisfaction of the service-based vesting conditions and if, at any time during the six years following the Closing, the VWAP of FoA's Class A

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
Common Stock is greater than or equal to $12.50 for any twenty out of thirty consecutive trading days. The second tranche of Earnout Right RSUs vest upon satisfaction of the service-based vesting conditions and if, at any time during the six years following the Closing, the VWAP of FoA's Class A Common Stock is greater than or equal to $15.00 for any twenty out of thirty consecutive trading days.
Non-LTIP RSUs
Pursuant to the terms of the 2021 Omnibus Incentive Plan and the form of Restricted Stock Unit Award Agreement adopted on November 18, 2021, the Company granted Non-LTIP RSUs to certain employees and non-employee board of directors members. The RSUs granted have various grant dates and vesting schedules. All vesting is subject to each holder's continued employment and are subject to forfeiture if the participant leaves the company for reasons other than those permitted under the plan.
On January 1, 2022, FoA opened an initial offering period for our Employee Stock Purchase Plan (the “ESPP”) for the benefit of Company employees. Participation in the ESPP is voluntary and is open to any Company employee who satisfies the eligibility requirements under the ESPP other than the Company’s “officers” (as defined in Rule 16a-1 under the Exchange Act). The ESPP allows for shares of the Company’s Class A Common Stock to be purchased on behalf of participants, using funds contributed by participants through payroll deductions. Participants can contribute up to the lesser of 15% of the participant’s Base Earnings (as defined in the ESPP) or $50,000 per participant in any calendar year. The ESPP includes a matching component pursuant to which participating employees will be eligible to receive a grant of restricted stock units (“Match RSUs”) pursuant to and in accordance with the Company’s 2021 Omnibus Incentive Plan. The number of Match RSUs to be granted to participants with respect to each offering period will equal to 20% of the shares purchased by participants under the ESPP with respect to such offering period.
A summary of each classification of RSU activity for the periods indicated is presented below:

				Grant Date Fair Value
Replacement RSUs	Number of Units Unvested	Number of Units Vested	Total Number of Units	Weighted Average Price Per Unit	Total Fair Value (in thousands)
Outstanding, December 31, 2021	10,392,226	20,640	10,412,866	$9.48	$98,714
Vested	(5,713,819)	5,713,819	—	—	—
Forfeited	(557,281)	—	(557,281)	9.48	(5,283)
Settled	—	(5,122,137)	(5,122,137)	9.48	(48,558)
Outstanding, December 31, 2022	4,121,126	612,322	4,733,448	$9.48	$44,873

Equity-based compensation expense for the Replacement RSUs for the Successor periods was $23.2 million and $43.3 million for the year ended December 31, 2022 and for the nine months ended December 31, 2021, respectively. There was no equity-based compensation expense for the Replacement RSUs for the Predecessor three months ended March 31, 2021 or the year ended December 31, 2020. Unrecognized equity-based compensation expense for the Replacement RSUs totaled $23.0 million as of December 31, 2022 and is expected to be recognized over 1.2 years.

				Grant Date Fair Value
Earnout Right RSUs	Number of Units Unvested	Number of Units Vested	Total Number of Units	Weighted Average Price Per Unit	Total Fair Value (in thousands)
Outstanding, December 31, 2021	1,531,440	—	1,531,440	$8.91	$13,638
Forfeited	(58,320)	—	(58,320)	8.91	(519)
Outstanding, December 31, 2022	1,473,120	—	1,473,120	$8.91	$13,119

Equity-based compensation expense for the Earnout Right RSUs for the Successor periods was $2.9 million and $4.4 million for the year ended December 31, 2022 and for the nine months ended December 31, 2021, respectively. There was no equity-based compensation expense for the Earnout Right RSUs for the Predecessor three months

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
ended March 31, 2021 or the year ended December 31, 2020. Unrecognized equity-based compensation expense for the Earnout Right RSUs totaled $1.0 million as of December 31, 2022 and is expected to be recognized over 1.0 year.

				Grant Date Fair Value
Non-LTIP RSUs	Number of Units Unvested	Number of Units Vested	Total Number of Units	Weighted Average Price Per Unit	Total Fair Value (in thousands)
Outstanding, December 31, 2021	168,221	—	168,221	$5.35	$900
Granted	4,403,158	—	4,403,158	2.94	12,938
Vested	(499,338)	499,338	—	—	—
Forfeited	(699,937)	—	(699,937)	3.00	(2,102)
Settled	—	(473,783)	(473,783)	3.56	(1,686)
Outstanding, December 31, 2022	3,372,104	25,555	3,397,659	$2.96	$10,050

Equity-based compensation expense for the Non-LTIP RSUs for the Successor periods was $3.8 million and $0.3 million for the year ended December 31, 2022 and for the nine months ended December 31, 2021, respectively. There was no equity-based compensation expense for the Non-LTIP RSUs for the Predecessor three months ended March 31, 2021 or the year ended December 31, 2020. Unrecognized equity-based compensation expense for the Non-LTIP RSUs totaled $6.2 million as of December 31, 2022 and is expected to be recognized over 2.1 years.

26. Fee Income
Fee income related to continuing operations consisted of the following (in thousands):

	For the year ended December 31, 2022	For the nine months ended December 31, 2021	For the three months ended March 31, 2021	For the year ended December 31, 2020
	Successor		Predecessor
Loan servicing fees, net	$45,965	$43,639	$13,494	$20,063
Loan origination fees	18,476	14,100	1,206	7,848
Change in fair value of MSR	14,348	(18,400)	20,739	4,562
Other fee income	3,026	2,347	1,108	57
Total fee income	$81,815	$41,686	$36,547	$32,530

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
27. General and Administrative Expenses
General and administrative expenses related to continuing operations consisted of the following (in thousands):

	For the year ended December 31, 2022	For the nine months ended December 31, 2021	For the three months ended March 31, 2021	For the year ended December 31, 2020
	Successor		Predecessor
Depreciation and amortization	$42,028	$30,576	$771	$3,012
Loan portfolio expenses	37,712	27,557	9,157	27,465
Securitization expenses	32,152	13,040	4,966	13,893
Communications and data processing	27,733	18,869	4,240	12,761
Loan origination expenses	19,927	10,883	5,370	12,931
Business development	13,031	9,329	2,684	12,468
Other expenses	31,585	21,703	8,850	33,605
Total general and administrative expenses	$204,168	$131,957	$36,038	$116,135

28. Income Taxes
The provision (benefit) for income taxes related to continuing operations consisted of the following (in thousands):

	For the year ended December 31, 2022	For the nine months ended December 31, 2021	For the three months ended March 31, 2021	For the year ended December 31, 2020
	Successor		Predecessor
Current expense
Federal	$384	$67	$18	$150
State	8	—	—	—
Subtotal	392	67	18	150
Deferred benefit
Federal	(13,953)	(6,085)	—	—
State	(3,571)	(1,164)	—	—
Subtotal	(17,524)	(7,249)	—	—
Provision (benefit) for income taxes	$(17,132)	$(7,182)	$18	$150

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements

The following table presents a reconciliation of the applicable statutory U.S. federal income tax rate to the effective tax rate (dollars in thousands):

	For the year ended December 31, 2022	For the nine months ended December 31, 2021	For the three months ended March 31, 2021	For the year ended December 31, 2020
	Successor		Predecessor
Tax expense (benefit) at federal statutory rate	$(72,030)	$(88,623)	$2,935	$3,181
Effect of:
Noncontrolling interest	54,414	64,236	(3,060)	(3,480)
Permanent differences	(17)	(1,872)	—	—
Goodwill impairment	—	21,719	—	—
State taxes	(3,531)	(1,236)	—	—
Valuation allowance	3,073	—	—	—
Other tax adjustments	959	(1,406)	143	449
Provision (benefit) for income taxes	$(17,132)	$(7,182)	$18	$150
Effective Tax Rate	4.99%	1.70%	0.13%	0.99%

The effective tax rate is calculated by dividing the provision (benefit) for income taxes by net income (loss) from continuing operations before income taxes. The effective tax rate for the year ended December 31, 2022 differs from the U.S. federal statutory rate primarily due to income attributable to noncontrolling interests, state statutory income tax rates, and the impact of discrete tax items, which includes a $3.8 million charge (of which $3.1 million is federal and $0.7 million is included in state taxes adjustment) associated with the creation of a valuation allowance against net deferred tax assets, including net operating loss carry forwards and other deferred tax assets.
The effective tax rate for the nine months ended December 31, 2021 differs from the statutory rate primarily due to income attributable to noncontrolling interests and the impairment of book goodwill recorded during the period.
The effective tax rate for the Predecessor periods differs from the statutory rate primarily due to the business operating as a flow-through entity which was not subject to U.S. federal and state income taxes.
Prior to the Business Combination, FoA Equity operated as a U.S. partnership which, generally, are not subject to U.S. federal and state income taxes. After the Business Combination, FoA is taxed as a corporation and is subject to U.S. federal, state, and local taxes on the income allocated to it from FoA Equity, based upon FoA's economic interest in FoA Equity, as well as any stand-alone income it generates. FoA Equity and its disregarded subsidiaries, collectively, are treated as a partnership for U.S. federal and most applicable state and local income tax purposes. As a partnership, FoA Equity is not subject to U.S. federal and certain state and local income taxes. FoA Equity's members, including FoA, are liable for U.S. federal, state, and local income taxes based on their allocable share of FoA Equity's pass-through taxable income.
FoA Equity wholly owns certain regarded corporate subsidiaries for tax purposes. FoA Equity's regarded corporate subsidiaries are subject to U.S. federal, state, and local taxes on income they generate. As such, the consolidated tax provision of FoA includes corporate taxes that it incurs based on its flow-through income from FoA Equity as well as corporate taxes that are incurred by its regarded subsidiaries.
Deferred income taxes reflect the net tax effects of temporary differences between the carrying value of assets and liabilities for financial reporting purposes and the amounts reported for income tax purposes. The Company recognizes deferred tax assets and liabilities for the expected future tax consequences attributable to these temporary differences and the expected benefits of net operating loss and credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
Significant components of the Company's deferred tax assets and deferred tax liabilities are as follows (in thousands):

	December 31, 2022	December 31, 2021
Deferred tax assets
Loss carryforwards	$20,845	$8,582
Research and development tax credits	1,092	172
Earnout awards	5,183	—
TRA	983	9,107
Other	234	—
Gross deferred tax assets	28,337	17,861
Valuation allowance	(24,710)	(777)
Deferred tax assets, net of valuation allowance	3,627	17,084
Deferred tax liabilities
Investment in FoA Equity	4,428	35,345
Other	86	152
Gross deferred tax liabilities	4,514	35,497
Net deferred tax liability	$(887)	$(18,413)

The federal and state net operating loss ("NOL") carryforwards amount to approximately $80.3 million and $32.8 million at December 31, 2022 and December 31, 2021, respectively. It is expected that these NOL's will not expire.
A valuation allowance is provided when it is more likely than not that a portion or all of a deferred tax asset will not be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies, and recent results of operations. During 2022, resulting from a reduced demand for mortgage products from the previously reported Mortgage Originations segment and compressed margins, the Company decided to exit that business. Management assessed the existing taxable temporary differences that will reverse through the course of ordinary business and concluded the Company will not more likely than not generate sufficient taxable income to utilize the current attributes, and a valuation allowance was established for the deferred tax asset in excess of deferred tax liabilities. Management has also determined that the future sources of taxable income from reversing taxable temporary differences that comprise the investment in FoA Equity deferred tax liability would only be fully realized upon sale of FoA's interest in FoA Equity. Accordingly, the deferred tax liability from investment in FoA Equity has been treated as an indefinite-lived intangible and is limited by the federal net operating loss utilization rules. Thus an incremental valuation allowance was recorded for the amount subject to the limitation. The net change in the valuation allowance was $23.9 million for the year ended December 31, 2022, and $0.6 million for the Successor nine months ended December 31, 2021. Furthermore, the effect both of a change in the beginning-of-the-year balance of a valuation allowance and changes from income or loss in the current year have been included in provision (benefit) for income taxes. $11.8 million of decreases in the valuation allowance associated with transactions with noncontrolling interests in the current year are offset to additional paid-in capital.
Net deferred tax liabilities are included in payables and other liabilities in the Consolidated Statements of Financial Condition.
Tax positions taken in tax years that remain open under the statute of limitations will be subject to examinations by tax authorities. With few exceptions, the Company is no longer subject to state or local examinations by tax authorities for tax years ended December 31, 2018 or prior.

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
The Company's unrecognized tax benefits, excluding related interest and penalties, were (in thousands):

	For the year ended December 31, 2022	For the nine months ended December 31, 2021	For the three months ended March 31, 2021	For the year ended December 31, 2020
	Successor		Predecessor
Unrecognized tax benefits—beginning of period	$74	$—	$—	$—
Increases on tax positions related to the current period	233	74	—	—
Unrecognized tax benefits—end of period	$307	$74	$—	$—

If recognized, the entire amount of the tax benefits disclosed above, would reduce the annual effective tax rate. FoA does not believe that it will have a material increase or decrease in its unrecognized tax benefits during the coming year.

29. Defined Contribution Plan
The Company sponsors a qualified defined contribution plan and matches certain employee contributions on a discretionary basis. The Company's expenses for matching contributions to the defined contribution plan related to continuing operations for the Successor periods were $3.6 million and $1.9 million for the year ended December 31, 2022 and for the nine months ended December 31, 2021, respectively. Matching contribution expenses to the defined contribution plan related to continuing operations for the Predecessor periods were $0.8 million and $1.7 million for the three months ended March 31, 2021 and for the year ended December 31, 2020, respectively. These expenses are included in salaries, benefits, and related expenses in the Consolidated Statements of Operations.

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
30. Business Segment Reporting
The following tables are a presentation of financial information by segment for the periods indicated (in thousands), and have been restated to reflect the new segment structure, as described in Note 1 - Organization and Description of Business:

	For the year ended December 31, 2022
	Successor
	Retirement Solutions	Portfolio Management	Total Operating Segments	Corporate and Other	Eliminations	Total
REVENUES
Gain (loss) on sale and other income from loans held for sale, net	$367	$(6,298)	$(5,931)	$—	$—	$(5,931)
Net fair value gains (losses) on loans and related obligations	283,808	(195,231)	88,577	—	912	89,489
Fee income	15,526	66,761	82,287	27,578	(28,050)	81,815
Net interest expense
Interest income	43	5,319	5,362	676	—	6,038
Interest expense	(54)	(90,926)	(90,980)	(27,669)	—	(118,649)
Net interest expense	(11)	(85,607)	(85,618)	(26,993)	—	(112,611)
Total revenues	299,690	(220,375)	79,315	585	(27,138)	52,762
Total expenses	182,287	124,060	306,347	139,014	(27,135)	418,226
Impairment of intangibles and other assets	(3,500)	(3,800)	(7,300)	(2,228)		(9,528)
Other, net	3,290	860	4,150	27,839	3	31,992
Net income (loss) before taxes	$117,193	$(347,375)	$(230,182)	$(112,818)	$—	$(343,000)

Depreciation and amortization	$38,654	$319	$38,973	$3,055	$—	$42,028
Total assets	$297,361	$20,185,979	$20,483,340	$1,610,355	$(1,534,400)	$20,559,295

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements

	For the nine months ended December 31, 2021
	Successor
	Retirement Solutions	Portfolio Management	Total Operating Segments	Corporate and Other	Eliminations	Total
REVENUES
Gain (loss) on sale and other income from loans held for sale, net	$(4,150)	$39,950	$35,800	$—	$—	$35,800
Net fair value gains (losses) on loans and related obligations	317,138	(30,738)	286,400	—	4,621	291,021
Fee income	11,220	30,455	41,675	25,243	(25,232)	41,686
Net interest income (expense)
Interest income	1,031	1,027	2,058	276	—	2,334
Interest expense	(364)	(52,625)	(52,989)	(20,243)	—	(73,232)
Net interest income (expense)	667	(51,598)	(50,931)	(19,967)	—	(70,898)
Total revenues	324,875	(11,931)	312,944	5,276	(20,611)	297,609
Total expenses	137,872	92,197	230,069	101,005	(26,543)	304,531
Impairment of goodwill and intangible assets	(413,868)	(11,909)	(425,777)	—		(425,777)
Other, net	248	1,170	1,418	15,198	(5,932)	10,684
Net loss before taxes	$(226,617)	$(114,867)	$(341,484)	$(80,531)	$—	$(422,015)

Depreciation and amortization	$29,019	$132	$29,151	$1,425	$—	$30,576
Total assets	$368,927	$18,974,389	$19,343,316	$1,083,412	$(957,353)	$19,469,375

	For the three months ended March 31, 2021
	Predecessor
	Retirement Solutions	Portfolio Management	Total Operating Segments	Corporate and Other	Eliminations	Total
REVENUES
Gain on sale and other income from loans held for sale, net	$—	$5,065	$5,065	$—	$—	$5,065
Net fair value gains on loans and related obligations	68,449	2,750	71,199	—	(1)	71,198
Fee income	524	36,191	36,715	7,936	(8,104)	36,547
Net interest expense
Interest income	—	138	138	12	—	150
Interest expense	—	(14,954)	(14,954)	(7,756)	—	(22,710)
Net interest expense	—	(14,816)	(14,816)	(7,744)	—	(22,560)
Total revenues	68,973	29,190	98,163	192	(8,105)	90,250
Total expenses	23,693	24,406	48,099	27,746	(8,613)	67,232
Other, net	34	895	929	(9,464)	(508)	(9,043)
Net income (loss) before taxes	$45,314	$5,679	$50,993	$(37,018)	$—	$13,975

Depreciation and amortization	$151	$146	$297	$474	$—	$771
Total assets	$35,861	$17,378,088	$17,413,949	$385,370	$(326,313)	$17,473,006

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements

	For the year ended December 31, 2020
	Predecessor
	Retirement Solutions	Portfolio Management	Total Operating Segments	Corporate and Other	Eliminations	Total
REVENUES
Gain on sale and other income from loans held for sale, net	$—	$10,192	$10,192	$—	$—	$10,192
Net fair value gains on loans and related obligations	192,257	103,872	296,129	—	(2)	296,127
Fee income	1,837	28,002	29,839	25,392	(22,701)	32,530
Net interest expense
Interest income	—	714	714	15	—	729
Interest expense	—	(73,877)	(73,877)	(8,946)	(132)	(82,955)
Net interest expense	—	(73,163)	(73,163)	(8,931)	(132)	(82,226)
Total revenues	194,094	68,903	262,997	16,461	(22,835)	256,623
Total expenses	87,219	90,854	178,073	80,106	(22,835)	235,344
Other, net	—	—	—	(6,131)	—	(6,131)
Net income (loss) before taxes	$106,875	$(21,951)	$84,924	$(69,776)	$—	$15,148

Depreciation and amortization	$897	$130	$1,027	$1,985	$—	$3,012
Total assets	$25,841	$16,895,820	$16,921,661	$88,638	$—	$17,010,299

The Company has identified three reportable segments: Retirement Solutions, Portfolio Management, and Corporate and Other.
Retirement Solutions
Our Retirement Solutions segment is where we fulfill our goal to help older homeowners achieve their financial goals in retirement. This segment includes all loan origination activity for the Company, including reverse mortgage and home improvement loans. We originate or acquire reverse mortgage loans through our FAR operating subsidiary. This segment originates HECM and non-agency reverse mortgages. We securitize HECM into HMBS, which Ginnie Mae guarantees, and sell them in the secondary market while retaining the rights to service. Non-agency reverse mortgages, which complement the FHA HECM for higher value homes, may be sold as whole loans to investors or held for investment and pledged as collateral to securitized nonrecourse debt obligations. Non-agency reverse mortgage loans are not insured by the FHA. We originate reverse mortgage loans through a retail channel (consisting primarily of field offices and a centralized retail platform) and a third-party originator channel (consisting primarily of a network of mortgage brokers).
Additionally, this segment originates home improvement loans through our FAM subsidiary. Through these operations, the Company assists homeowners in the financing of short-term home improvement projects such as windows, HVAC, or remodeling, and relies on a network of partner contractors across the country to acquire, interact with, and serve these customers. These home improvement loans are then sold in the secondary market through our capital markets platform.
Portfolio Management
Our Portfolio Management segment provides product development, loan securitization, loan sales, risk management, servicing oversight, and asset management services to the enterprise. As part of the vertical integration of our business, our Portfolio Management team acts as the connector between borrowers and investors. The direct connections to investors, provided by our Financial Industry Regulatory Authority registered broker-dealer, allows us to innovate and manage risk through better price and product discovery. Given our scale, we are able to work directly with investors and where appropriate, retain assets on balance sheet for attractive return opportunities. These retained investments are a source of growing and recurring earnings. The Portfolio Management segment generates

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
revenue and earnings in the form of gains on sale of loans, fair value gains on portfolio assets, interest income, and fee income related to mortgage servicing rights, underwriting, advisory, valuation, and other ancillary services.
Corporate and Other
Our Corporate and Other segment consists of our corporate services groups.
The Company's segments are based upon the Company's organizational structure which focuses primarily on the services offered. Corporate functional expenses are allocated to individual segments based on actual cost of services performed based on a direct resource utilization, estimate of percentage use for shared services or headcount percentage for certain functions. Non-allocated corporate expenses include administrative costs of executive management and other corporate functions that are not directly attributable to the Company's operating segments. Revenues generated on inter-segment services performed are valued based on similar services provided to external parties. To reconcile the Company's consolidated results, certain inter-segment revenues and expenses are eliminated in the "Eliminations" column in the previous tables.

31. Liquidity and Capital Requirements
Compliance Requirements
FAR
As an issuer of HMBS, FAR is required by Ginnie Mae to maintain minimum net worth, liquidity, and capitalization levels as well as minimum insurance levels.
The net worth required is $5.0 million plus 1% of FAR’s commitment authority from Ginnie Mae. The liquidity requirement is for 20% of FAR’s required net worth to be in the form of cash or cash equivalent assets. FAR is required to maintain a ratio of 6% of net worth to total assets.
As of December 31, 2022, FAR was in compliance with the minimum net worth, liquidity, capitalization levels, and insurance requirements of Ginnie Mae. The minimum net worth required of FAR by Ginnie Mae was $112.4 million as of December 31, 2022. FAR’s actual net worth calculated based on Ginnie Mae guidance was $254.7 million as of December 31, 2022. The minimum liquidity required of FAR by Ginnie Mae was $22.5 million as of December 31, 2022. FAR’s actual cash and cash equivalents were $28.7 million as of December 31, 2022. FAR’s actual ratio of net worth to total assets was below the Ginnie Mae requirement; however, FAR received a waiver for the minimum outstanding capital requirements from Ginnie Mae. Therefore, the Company was in compliance with all Ginnie Mae requirements.
In addition, FAR is required to maintain both fidelity bond and errors and omissions insurance coverage at tiered levels based on the aggregate UPB of the loans serviced by FAR throughout the year. FAR is required to conduct compliance testing at least quarterly to ensure compliance with the foregoing requirements. As of December 31, 2022, FAR was in compliance with applicable requirements.
FAM
In addition to the covenant requirements of FAM mentioned in Note 19 - Other Financing Lines of Credit, FAM is subject to various regulatory capital requirements administered by HUD as a result of their mortgage origination and servicing activities. HUD governs non-supervised, direct endorsement mortgagees, and Ginnie Mae, FNMA, and FHLMC, which sponsor programs that govern a significant portion of FAM’s mortgage loans sold and servicing activities. Additionally, FAM is required to maintain minimum net worth requirements for many of the states in which it sells and services loans. Each state has its own minimum net worth requirement; however, none of the state requirements are material to the consolidated financial statements.
Failure to meet minimum capital requirements can result in certain mandatory remedial actions and potentially result in additional discretionary remedial actions by regulators that, if undertaken, could: (i) remove FAM’s ability to sell and service loans to or on behalf of the agencies; and (ii) have a direct material effect on FAM's financial statements, results of operations and cash flows.
In accordance with the regulatory capital guidelines, FAM must meet specific quantitative measures of cash, assets, liabilities, profitability and certain off-balance sheet items calculated under regulatory accounting practices. Further, changes in regulatory and accounting standards, as well as the impact of future events on FAM’s results, may significantly affect FAM’s net worth adequacy.

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
Among FAM’s various capital requirements related to its outstanding mortgage origination and servicing agreements, the most restrictive of these requires FAM to maintain a minimum adjusted net worth balance at the end of the most recent fiscal quarter of $139.8 million as of December 31, 2022. FAM’s actual net worth was $102.9 million as of December 31, 2022. FAM is also subject to requirements related to material declines in quarterly and two consecutive quarter tangible net worth. As of December 31, 2022, FAM was not in compliance with the FNMA lender adjusted tangible net worth quarterly and two consecutive quarter requirements. As of December 31, 2022, FAM obtained all required waivers for these covenant violations.
In addition, FAM is required to maintain both fidelity bond and errors and omissions insurance coverage at tiered levels based on the aggregate UPB of the loans serviced by FAM throughout the year. FAM is required to conduct compliance testing at least quarterly to ensure compliance with the foregoing requirements. As of December 31, 2022, FAM was in compliance with applicable requirements.
Incenter
Incenter Securities Group LLC ("ISG"), one of the operating subsidiaries of Incenter, operates in a highly regulated environment and is subject to federal and state laws, SEC rules and Financial Industry Regulatory Authority rules and guidance. Applicable laws and regulations restrict permissible activities and require compliance with a wide range of financial and customer-related protections. The consequences of noncompliance can include substantial monetary and nonmonetary sanctions. In addition, ISG is subject to comprehensive examination by its regulators. These regulators have broad discretion to impose restrictions and limitations on the operations of the Company and to impose sanctions for noncompliance. ISG is subject to the SEC’s Uniform Net Capital Rule (SEC Rule 15c3-1), which requires the maintenance of minimum net capital. ISG computes net capital under the alternative method. Under this method, the required minimum net capital is equal to $250 thousand. As of December 31, 2022, ISG met the minimum net capital requirement amounts and was, therefore, in compliance.
Additionally, the ISG claims the exemption provision of Footnote 74 of the SEC Release No. 34-70073 adopting amendments to 17 C.F.R. § 240.17a-5 because ISG's other business activities are limited to (1) proprietary trading; (2) receiving transaction-based compensation for referring securities transactions to other broker-dealers; and (3) participating in distributions of securities (other than firm commitment underwritings) in accordance with the requirements of paragraphs (a) or (b)(2) of Rule 15c2-4.

32. Concentrations of Risk
The Company’s activities are subject to significant risks and uncertainties, including the ability of management to adequately develop its service lines, acquire adequate customer and revenue bases, and overall market demand for its services. In addition, the Company engages in various trading and brokerage activities in which counterparties primarily include broker-dealers, banks and other financial institutions. In the event counterparties do not fulfill their obligations, the Company may be exposed to risk. The risk of default depends on the creditworthiness of the counterparty or issuer of the instrument. It is the Company’s policy to review, as necessary, the credit standing of each counterparty.
Financial instruments, which potentially subject the Company to credit risk, consist of cash and cash equivalents, derivatives, loans held for sale, and loans held for investment.
The Company invests its excess cash balances that may exceed federal insured limits with creditworthy financial institutions, primarily in accounts that are exposed to minimal interest rate and credit risk. The Company maintains multiple banking relationships with both national and regional banks and actively monitors the financial stability of such institutions to ensure they have sufficient capital to meet the Company's funding needs and can withstand a sudden liquidity stress event or an unexpected significant amount of withdrawal requests submitted at the same time by multiple customers.
Credit risk is reduced by the Company’s underwriting standards, monitoring pledged collateral and other in-house monitoring procedures performed by management. The Company’s credit exposure for amounts due from investors and derivative related receivables is minimized since its policy is to sell mortgages only to highly reputable and financially sound financial institutions.
Mortgage loans are sold or financed through one of the following methods: (i) sales or financing securitizations to or pursuant to programs sponsored by FNMA, FHLMC, and Ginnie Mae, or (ii) sales or financing securitizations issued to a few large private investors. The Company sold $2,255.5 million for the year ended December 31, 2022, $1,965.4 million for the Successor nine months ended December 31, 2021, $450.1 million for the Predecessor three

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
months ended March 31, 2021, and $1,479.9 million for the year ended December 31, 2020 in mortgage loans to FNMA, FHLMC and Ginnie Mae related to our continuing operations. The Company sold to or securitized with private investors $3,373.1 million and $3,491.7 million for the year ended December 31, 2022 and for the Successor nine months ended December 31, 2021, respectively, and $854.1 million for the Predecessor three months ended March 31, 2021 in mortgage loans related to our continuing operations. The Company sold to or securitized with private investors $3,613.4 million for the year ended December 31, 2020 in mortgage loans related to our continuing operations.
As of December 31, 2022 the sale or financing securitizations issued to private investors related to our continuing operations consisted of 84.5% non-agency reverse mortgage loans, 7.5% commercial loans, and 8.0% non-assignable buy-outs ("NABO") loans.
For the Successor nine months ended December 31, 2021, the sale or financing securitizations issued to private investors related to our continuing operations consisted of 39.7% non-agency reverse mortgage loans, 12.9% commercial loans, and 47.4% NABO loans. For the Predecessor three months ended March 31, 2021, the sale or financing securitizations issued to private investors related to our continuing operations consisted of 66.9% NABO loans, and 33.1% commercial loans.
The Company's sales or financing securitizations issued to private investors related to our continuing operations for the Predecessor year ended December 31, 2020 consisted of 55.2% non-agency reverse mortgage loans, 6.5% agency reverse mortgage loans, 12.3% commercial loans, and 26.0% NABO loans.
In July 2017, the Company entered into a $45.0 million mezzanine financing agreement with a non-affiliated company, separately owned by other investment funds affiliated with Blackstone, secured by a junior lien in mortgage assets pledged to certain senior secured warehouse facilities. This facility was structured as a loan and security agreement. The funds advanced are generally repaid using collections from the underlying assets to the extent remaining after the payment of any senior debt or the proceeds from the sale or securitization of the underlying assets or distribution from underlying securities, although prior payment may be required based on, among other things, certain breaches of representations and warranties or other events of default. This financing agreement was amended in May 2021 from $45.0 million to $25.0 million. As of December 31, 2022 and December 31, 2021 the Company had outstanding borrowings of $25.0 million and $21.5 million, respectively.
Reverse Mortgages
FAR originates, buys and sells HECM, commonly referred to as reverse mortgages, and securitizes and sells the HECM as HMBS. FAR is subject to approval of, and is heavily regulated by, federal and state regulatory agencies as a mortgage lender, Ginnie Mae issuer, broker and servicer.
The secondary market for the FHA-insured HECM loans is not assured; to the extent the program requires Congressional appropriations in future years, which are not forthcoming, the program could be jeopardized; and/or, consumer demand could be reduced if FHA actions result in a reduction of initial principal limit available to borrowers.
FAR depends on its ability to securitize reverse mortgages, subsequent draws, mortgage insurance premiums and servicing fees, and would be adversely affected if the ability to access the secondary market were to be limited.
Concentrations of credit risk associated with reverse mortgage loans are limited due to the large number of customers and their dispersion across many geographic areas. The table below provides the percentage of reverse loans in the Company’s Consolidated Statements of Financial Condition by the location in which the home securing the loan is located and is based on their remaining UPB. "Other" consists of loans in states in which concentration individually represents less than 5% of total remaining UPB.

	December 31, 2022	December 31, 2021
California	47%	45%
New York	7%	8%
Florida	5%	5%
Texas	4%	5%
Other	37%	37%
Total	100%	100%

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
A significant portion of the Company's non-agency reverse mortgage products are originated within the state of California. The Company's non-agency reverse mortgage production concentration by location is presented in the following table. The Company's total origination volume in any other states did not exceed 5% of the total origination volume, and were included in the "Other" balance.

	December 31, 2022	December 31, 2021
California	77%	81%
Other	23%	19%
Total	100%	100%
The following table provides the percentage of reverse mortgage loans which are serviced by the Company by loans with GSEs ("Agency") and those with private investors ("Non-agency") by period.

	December 31, 2022	December 31, 2021
Agency	64%	70%
Non-agency	36%	30%
Total	100%	100%

Loans previously repurchased out of HECM Buyouts that were subsequently securitized also contain concentrations of credit risk as they are limited due to the dispersion across many geographic areas. The table below provides the percentage of securitized nonperforming HECM buyouts in the Company's Consolidated Statements of Financial Condition by the location in which the home securing the loan is located and is based on their remaining UPB. "Other" consists of loans in states in which concentration individually represents less than 5% of total remaining UPB.

	December 31, 2022	December 31, 2021
New York	20%	17%
Puerto Rico	14%	15%
California	9%	10%
Texas	10%	10%
Florida	5%	6%
Other	42%	42%
Total	100%	100%
Commercial Mortgages
The economies of states where mortgage properties are concentrated may be adversely affected to a greater degree than the economies of other areas of the country. The table below provides the percentage of commercial loans on the Company’s Consolidated Statements of Financial Condition by the location in which the home securing the loan is located and is based on their remaining UPB. "Other" consists of loans in states in which concentration individually represents less than 5% of total remaining UPB.

	December 31, 2022	December 31, 2021
Illinois	13%	11%
New Jersey	8%	7%
Florida	7%	6%
California	4%	5%
Texas	4%	5%
Other	64%	66%
Total	100%	100%

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
33. Related-Party Transactions
Promissory Notes
The Company had two Revolving Working Capital Promissory Note Agreements (the "Working Capital Promissory Notes") outstanding with BTO Urban Holdings and Libman Family Holdings, LLC, a Delaware limited liability company which are deemed affiliates of the Company. Amounts under the Working Capital Promissory Notes may be re-borrowed and repaid from time to time until the related maturity date. The Working Capital Promissory Notes accrue interest monthly at a rate of 6.5% per annum and mature in October 2023. These notes had outstanding amounts of $46.8 million and $0.0 million as of December 31, 2022 and December 31, 2021, respectively, recorded within notes payable, net, in the Consolidated Statements of Financial Condition. Additionally, there was an immaterial amount of interest paid on these notes during the Successor year ended December 31, 2022 and nine months ended December 31, 2021, and for the Predecessor three months ended March 31, 2021. Prior to their 2021 amendment, the Company paid interest of $3.1 million for the Predecessor year ended December 31, 2020 related to the Working Capital Promissory Notes. The Working Capital Promissory Notes were amended subsequent to the balance sheet date. Refer to Note 38 - Subsequent Events for additional information.
Agricultural Loans
In 2019, the Company entered into an Amended and Restated Limited Liability Company Agreement with FarmOp Capital Holdings, LLC ("FarmOp") in which the Company acquired an equity investment in FarmOp. Subsequent to this agreement, the Company agreed to purchase originated agricultural loans from FarmOp. The Company purchased agricultural loans and had total funded draw amounts of $142.3 million and $211.4 million, respectively, for the year ended December 31, 2022. The Company purchased agricultural loans and had total funded draw amounts of $155.8 million and $182.4 million, respectively, during the Successor nine months ended December 31, 2021, and $83.0 million and $82.1 million, respectively, for the Predecessor three months ended March 31, 2021. The Company purchased agricultural loans and had total funded draw amounts of $126.4 million and $146.2 million, respectively, for the Predecessor year ended December 31, 2020.
The Company had promissory notes receivable outstanding with FarmOp of $4.7 million and $4.1 million, including accrued interest, as of December 31, 2022 and December 31, 2021, respectively, which are recorded in other assets, net, in the Consolidated Statements of Financial Condition. This promissory note has an interest rate of 10% and maturity date of December 31, 2022. There is an allowance for loan losses recorded against the outstanding note receivable of $4.7 million and $0.0 million as of December 31, 2022 and December 31, 2021, respectively.
Nonrecourse MSR Financing Liability, at Fair Value
In 2020, the Company entered into a nonrevolving facility commitment with various related parties, to sell beneficial interests in the servicing fees generated from certain of its originated or acquired MSR. Under these agreements, the Company has agreed to sell excess servicing income or pay an amount equal to excess servicing income to third parties, in each case, taking into account cost of servicing and ancillary income related to the identified MSR in exchange for an upfront payment equal to the purchase price or fair value of the identified MSR. These transactions are accounted for as financings.
As of December 31, 2022, the parties to the nonrecourse MSR financing liability are no longer deemed related. As of December 31, 2021, the Company had an outstanding balance for this financing liability of $142.4 million.
Senior Notes
Related parties of FoA purchased notes in the high-yield debt offering in November 2020 in an aggregate principal amount of $135.0 million.

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
Equity Investment
On December 6, 2022, the Company entered into separate Stock Purchase Agreements (each, a “Stock Purchase Agreement”) with each of (i) BTO Urban Holdings L.L.C., Blackstone Family Tactical Opportunities Investment Partnership – NQ ESC L.P. and BTO Urban Holdings II L.P. (collectively, the “Blackstone Investor”) and (ii) Libman Family Holdings LLC (the “BL Investor” and together with the Blackstone Investor, the “Investors”). Pursuant to each such Investor’s respective Stock Purchase Agreement, on the terms and subject to the conditions set forth therein, each of the Investors will purchase 10,869,566 shares of Company Class A Common Stock for an aggregate purchase price of $15.0 million (collectively, the “Equity Investments”), representing a price per share of Company Class A Common Stock equal to the volume weighted average price per share of Company Class A Common Stock on the New York Stock Exchange over the fifteen consecutive trading days ending on December 6, 2022. The closing of the Equity Investments will occur on the date of the AAG Transaction closing and is subject to, among other customary conditions, the prior or substantially simultaneous consummation of the AAG Transaction in accordance with the AAG/Bloom purchase agreements. Refer to Note 38 - Subsequent Events for additional information.

34. Condensed Financial Information of Registrant

Finance of America Companies Inc.
(Parent Company Only)
Condensed Statements of Financial Condition
(In thousands, except share data)

	December 31, 2022	December 31, 2021

ASSETS
Investment in subsidiaries	$259,895	$446,517
TOTAL ASSETS	$259,895	$446,517

LIABILITIES AND EQUITY
Payables and other liabilities	5,784	58,538
TOTAL LIABILITIES	$5,784	$58,538

EQUITY
Class A Common Stock, $0.0001 par value; 6,000,000,000 shares authorized; 67,681,856 and 65,013,569 shares issued, respectively, and 63,423,356 and 60,755,069 shares outstanding, respectively	6	6
Additional paid-in capital	888,488	831,620
Accumulated deficit	(634,295)	(443,613)
Accumulated other comprehensive loss	(88)	(34)
TOTAL EQUITY	254,111	387,979
TOTAL LIABILITIES AND EQUITY	$259,895	$446,517

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements

Finance of America Companies Inc.
(Parent Company Only)
Condensed Statements of Operations and Comprehensive Income
(In thousands)

	For the year ended December 31, 2022	For the nine months ended December 31, 2021	For the three months ended March 31, 2021	For the year ended December 31, 2020
	Successor		Predecessor
REVENUES
Interest income	$—	$—	$—	$164
Interest expense	—	—	(46)	(3,669)
Net interest expense	—	—	(46)	(3,505)
TOTAL REVENUES	—	—	(46)	(3,505)

EXPENSES
Salaries, benefits, and related expenses	—	—	4,041	7,710
Occupancy, equipment rentals, and other office related expenses	—	—	161	632
General and administrative expenses	—	—	357	1,292
TOTAL EXPENSES	—	—	4,559	9,634
OTHER, NET	40,163	15,042	—	—
NET INCOME (LOSS) BEFORE INCOME TAXES	40,163	15,042	(4,605)	(13,139)
Benefit for income taxes applicable to parent	(17,524)	(23,748)	—	—
NET INCOME (LOSS)	57,687	38,790	(4,605)	(13,139)
Equity (deficit) in undistributed income from subsidiaries	(248,369)	(410,590)	124,464	531,527
NET INCOME (LOSS) ATTRIBUTABLE TO CONTROLLING INTEREST	(190,682)	(371,800)	119,859	518,388
Other comprehensive income (loss)	(54)	(34)	(11)	60
COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO CONTROLLING INTEREST	$(190,736)	$(371,834)	$119,848	$518,448

As disclosed in Note 1 - Organization and Description of Business, FoA is a holding company and has a controlling interest in FoA Equity. FoA did not have any cash as of December 31, 2022 or December 31, 2021. Therefore, Condensed Statements of Cash Flows have not been presented. Management determined which assets and liabilities were to be used by the operating subsidiaries, and these amounts have been appropriately excluded from the parent company Condensed Statements of Financial Condition of FoA presented above. Changes in these balances are reflected as additional contributions and distributions from FoA Equity in the period in which they occur, and had no impact on any cash balances that may have otherwise been maintained at FoA.
Basis of Presentation
The parent company financial statements should be read in conjunction with the Company's consolidated financial statements and the accompanying notes thereto. The parent company follows the same accounting policies as disclosed in Note 2 - Summary of Significant Accounting Policies to the Company's consolidated financial statements. For purposes of this condensed financial information, the Company's consolidated subsidiaries are

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
recorded based upon its proportionate share of the subsidiaries net assets (similar to presenting them on the equity method).
Since restricted net assets of FoA and its subsidiaries exceed 25% of the consolidated net assets of the Company and its subsidiaries, the accompanying condensed parent company financial statements have been prepared in accordance with Rule 12-04 Schedule 1 of Regulation S-X.
Dividends from Subsidiaries
There were no cash dividends paid to the parent from the Company's consolidated subsidiaries for the Successor year ended December 31, 2022 or for the nine months ended December 31, 2021. There were $75.0 million and $380.4 million in cash dividends paid to the parent from the Company's consolidated subsidiaries in the Predecessor three months ended March 31, 2021 and for the year ended December 31, 2020, respectively.

35. Earnings Per Share
Basic net loss per share is based on the weighted average number of shares of Class A Common Stock issued and outstanding during the Successor periods. Diluted net loss per share is based on the weighted average number of shares of Class A Common Stock issued and outstanding and the effect of all dilutive common stock equivalents and potentially dilutive share based compensation awards outstanding during the Successor periods.
For the Predecessor periods, FoA Equity’s capital structure consisted of a single class of outstanding membership units, which were held by one member, UFG. Therefore, the Company has omitted earnings per unit for the Predecessor periods presented due to the limited number of LLC unit holders.

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
The following tables reconcile the numerators and denominators used in the computations of both basic and diluted net loss per share for the Successor periods (in thousands, except share data and per share amounts):

	For the year ended December 31, 2022	For the nine months ended December 31, 2021	For the three months ended March 31, 2021	For the year ended December 31, 2020
	Successor		Predecessor
Basic net loss per share:
Numerator
Net loss from continuing operations	$(325,868)	$(414,833)	N/A	N/A
Less: Loss from continuing operations attributable to noncontrolling interest(1)	(261,450)	(307,212)	N/A	N/A
Net loss from continuing operations attributable to holders of Class A Common Stock - basic	$(64,418)	$(107,621)	N/A	N/A

Net loss from discontinued operations	$(389,660)	$(886,169)	N/A	N/A
Less: Loss from discontinued operations attributable to noncontrolling interest(1)	(263,396)	(621,990)	N/A	N/A
Net loss from discontinued operations attributable to holders of Class A Common Stock - basic	$(126,264)	$(264,179)	N/A	N/A

Denominator
Weighted average shares of Class A Common Stock outstanding - basic	62,298,532	59,849,638	N/A	N/A

Basic net loss per share
Continuing operations	$(1.03)	$(1.80)	N/A	N/A
Discontinued operations	(2.03)	(4.41)	N/A	N/A
Basic net loss per share	$(3.06)	$(6.21)	N/A	N/A
(1) The Class A LLC Units of FoA Equity, held by the Continuing Unitholders, which comprise the noncontrolling interest in the Company, represents a participating security. Therefore, the numerator was adjusted to reduce net loss by the amount of net loss attributable to noncontrolling interest.

Additionally, the Class B Common Stock does not participate in earnings or losses of the Company and, therefore, is not a participating security. The Class B Common Stock has not been included in either the basic or diluted net loss per share calculations.

Loss attributable to noncontrolling interest includes an allocation of expense related to the A&R MLTIP. See Note 25 - Equity-Based Compensation for additional details.

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements

	For the year ended December 31, 2022	For the nine months ended December 31, 2021	For the three months ended March 31, 2021	For the year ended December 31, 2020
	Successor		Predecessor
Diluted net loss per share:
Numerator
Net loss from continuing operations attributable to holders of Class A Common Stock - basic	$(64,418)	$(107,621)	N/A	N/A
Reallocation of net loss from continuing operations assuming exchange of Class A LLC Units (1)	(233,420)	(289,568)	N/A	N/A
Net loss from continuing operations attributable to holders of Class A Common Stock - diluted	$(297,838)	$(397,189)	N/A	N/A

Net loss from discontinued operations attributable to holders of Class A Common Stock - basic	$(126,264)	$(264,179)	N/A	N/A
Reallocation of net loss from discontinued operations assuming exchange of Class A LLC Units (1)	(162,486)	(582,253)	N/A	N/A
Net loss from discontinued operations attributable to holders of Class A Common Stock - diluted	$(288,750)	$(846,432)	N/A	N/A

Denominator
Weighted average shares of Class A Common Stock outstanding - basic	62,298,532	59,849,638	N/A	N/A
Effect of dilutive securities:
Assumed exchange of weighted average Class A LLC Units for shares of Class A Common Stock (2)	125,937,981	130,747,611	N/A	N/A
Weighted average shares of Class A Common Stock outstanding - diluted	188,236,513	190,597,249	N/A	N/A

Diluted net loss per share
Continuing operations	$(1.58)	$(2.08)	N/A	N/A
Discontinued operations	(1.54)	(4.44)	N/A	N/A
Diluted net loss per share	$(3.12)	$(6.52)	N/A	N/A
(1) This adjustment assumes the reallocation of noncontrolling interest earnings, on an after-tax basis, due to the assumed exchange of all Class A LLC Units outstanding for shares of Class A Common Stock in FoA as of the beginning of the period following the if-converted method for calculating diluted net loss per share.

Following the terms of the A&R LLC Agreement, the Class A LLC unitholders will bear approximately 85% of the cost of any vesting associated with the Replacement RSUs and Earnout Right RSUs prior to any distribution by the Company to such Class A LLC unitholders. The remaining compensation cost associated with the Replacement RSUs and Earnout Right RSUs will be born by FoA for the share attributable to Blocker. As a result of the application of the if-converted method in arriving at diluted net loss per share, the entirety of the compensation cost associated with vesting of the Replacement RSUs and Earnout Right RSUs is assumed to be included in the net loss attributable to holders of the Company’s Class A Common Stock.

(2) The diluted weighted average shares outstanding of Class A Common Stock includes the effects of the if-converted method to reflect the provisions of the Exchange Agreement and assumes the Class A LLC Units held by Continuing Unitholders,

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
representing the noncontrolling interest, exchange their units on a one-for-one basis for shares of Class A Common Stock in FoA.

In addition to the Class A LLC Units, the Company also had RSUs outstanding during the Successor year ended December 31, 2022 and nine months ended December 31, 2021. The effects of the RSUs following the treasury stock method have been excluded from the computation of diluted net loss per share as it did not yield dilutive shares.

36. Sponsor Earnout
Contemporaneously with the execution of the Transaction Agreement, the initial shareholders entered into an amendment and restatement of the existing Sponsor Agreement (as amended and restated, the “Sponsor Agreement”) with FoA, Replay and FoA Equity, pursuant to which, in connection with the Closing of the Business Combination, among other things, (i) immediately prior to the Domestication (as defined below), the 7,750,000 of private placement warrants (the “Private Warrants”) owned by the Sponsor were exchanged for 775,000 ordinary shares which then converted into shares of Class A Common Stock and (ii) excluding the 90,000 Founder Shares held by Replay's independent directors (unless transferred to any other initial shareholder or permitted transferee thereof) that were converted into shares of Class A Common Sock and immediately vested, 40% of the Founder Shares shares held by the Sponsor (2,839,000 shares) were converted into vested Class A Common Stock and became wholly-owned by the Sponsor immediately prior to the Closing of the Business Combination and 60% of the Founder Shares held by the Sponsor (4,258,500 shares) were converted into unvested shares of Class A Common Stock and are subject to vesting and forfeiture in accordance with certain terms and conditions, as laid out below.
If at any time during the six years following the Closing, the VWAP of FoA's Class A Common Stock is greater than or equal to $12.50 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (“First Sponsor Earnout Achievement Date”) then 35% of the total Founder Shares owned by each sponsor person shall vest. If the First Sponsor Earnout Achievement Date has not occurred within six years of the Closing Date the Founder Shares that were eligible to vest shall not vest and shall be forfeited.
If at any time during the six years following the Closing, the VWAP of FoA’s Class A Common Stock is greater than or equal to $15.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (“Second Sponsor Earnout Achievement Date”) then 25% of the total Founder Shares owned by each sponsor person shall vest. If the Second Sponsor Earnout Achievement Date has not occurred within six years of the Closing Date the Founder Shares that were eligible to vest shall not vest and shall be forfeited.
Given that the Sponsor Agreement was issued to the acquirers of FoA Equity, and not to the sellers of FoA Equity, the Pre-Closing Equity Holders, the Sponsor Agreement was not accounted for as consideration transferred and did not impact the purchase price paid by Replay. Instead the Sponsor Agreement was accounted for separately from the other provisions of the Transaction Agreement. The Company classified the Sponsor Agreement as an equity transaction. Given the equity classification, the Sponsor shares were measured at a fair value of $38.1 million upon the consummation of the Transaction Agreement, the date of issuance, and will not be subsequently remeasured. Additionally, the settlement of the Sponsor Agreement will be accounted for within equity, if and when the First or Second Earnout Achievement Date occurs.
The fair value was determined by using a Monte Carlo simulation to forecast the future daily price per share of Class A Common Stock over a six-year time period. The Sponsor Earnout will terminate if after six years following the Closing Date, neither the First nor Second Sponsor Earnout Achievement Dates are met; or FoA is sold.

37. Equity
Class A Common Stock
As of December 31, 2022, there were 67,681,856 shares of Class A Common Stock issued, consisting of 63,423,356 shares issued and outstanding and 4,258,500 unvested shares that are subject to vesting and forfeiture. The 4,258,500 unvested shares of Class A Common Stock relate to the Sponsor Earnout, which is further discussed in Note 36 - Sponsor Earnout. The 4,258,500 unvested shares of Class A Common Stock are not entitled to receive any dividends or other distributions, do not have any other economic rights until such shares are vested, and will not be entitled to receive back dividends or other distributions or any other form of economic “catch-up” if, and when, they become vested. The holders of the 63,423,356 issued and outstanding shares of Class A Common Stock represent the controlling interest of the Company.

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
Pursuant to the A&R MLTIP, certain equity holders of FoA and FoA Equity are obligated to deliver a number of shares of Class A Common Stock and Class A LLC Units for restricted stock unit awards granted by the Company. During the Successor year ended December 31, 2022 and nine months ended December 31, 2021, in connection with FoA’s settlement of restricted stock units into shares of Class A Common Stock and pursuant to the A&R MLTIP, these equity holders delivered 1,373,080 and 3,391,635 shares, respectively, of Class A Common Stock and 3,749,057 and 829,222 Class A LLC Units, respectively, to the Company in satisfaction of such settlement. No settlement of restricted stock awards occurred during the Predecessor three months ended March 31, 2021 or for the year ended December 31, 2020. This delivery of shares of Class A Common Stock and Class A LLC Units to the Company offset the gross award of RSUs settled. During the Successor year ended December 31, 2022 and nine months ended December 31, 2021, the Company elected to retire 2,046,062 and 1,788,447 shares, respectively, offsetting RSUs withheld to fund employee payroll taxes and instead funded those taxes with operating cash. No shares were retired for this purpose during the Predecessor three months ended March 31, 2021 or year ended December 31, 2020. The future settlement of the Replacement RSUs and Earnout Rights outstanding as of December 31, 2022 (see Note 25 - Equity-Based Compensation) will also be funded by the delivery of Class A Common Stock and Class A LLC Units from certain equity holders of FoA and FoA Equity pursuant to the A&R MLTIP.
Pursuant to the Exchange Agreement, the Continuing Unitholders may elect to exchange their Class A LLC Units for shares of Class A Common Stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends and reclassifications. During the Successor year ended December 31, 2022 and nine months ended December 31, 2021, in connection with FoA’s settlement of the exchange of Class A LLC Units for shares of Class A Common Stock and pursuant to the Exchange Agreement, certain equity holders delivered 491,509 and 1,795,197 Class A LLC Units, respectively, to the Company in exchange for the same number of shares of Class A Common Stock, respectively, in satisfaction of such settlement. There were no exchanges of Class A LLC Units for shares of Class A Common Stock during the Predecessor three months ended March 31, 2021 or year ended December 31, 2020.
Class B Common Stock
As of December 31, 2022, there are 14 shares of Class B Common Stock outstanding, all holders of which are Class A LLC Unit holders. The Class B Common Stock, par value $0.0001 per share, has no economic rights but entitles each holder of at least one such share (regardless of the number of shares so held) to a number of votes that is equal to the aggregate number of Class A LLC Units held by such holder on all matters on which Class A common stock holders are entitled to vote. In December 2022, The Mortgage Opportunity Group, LLC transferred its one share of Class B Common Stock to Libman Family Holdings, LLC, which was subsequently retired.
Class A LLC Units
In connection with the Business Combination, the Company, FoA Equity, and the Continuing Unitholders entered into an Exchange Agreement. The Exchange Agreement sets forth the terms and conditions upon which holders of Class A LLC Units may exchange their Class A LLC Units for shares of Class A Common Stock on a one-for-one basis, subject to customary conversion rate adjustments for stock splits, stock dividends, and reclassifications. The Continuing Unitholders' ownership of Class A LLC Units represents the noncontrolling interest of the Company, which is accounted for as permanent equity in the Consolidated Statements of Financial Condition. As of December 31, 2022, there were 187,876,657 Class A LLC Units outstanding. Of the 187,876,657 Class A LLC Units outstanding, 63,423,356 are held by the Class A Common Stock shareholders and 124,453,301 are held by the noncontrolling interest of the Company.

38. Subsequent Events
The Company has evaluated subsequent events from the date of the consolidated financial statements of December 31, 2022 through August 18, 2023, the date these consolidated financial statements were issued. No events or transactions were identified that would have an impact on the financial position as of December 31, 2022 or results of operations of the Company for the year ended December 31, 2022, except as follows:
Discontinued Operations
In 2022 and 2023, the Company reevaluated the business strategy and implemented a series of transformational actions to restructure the organization into a modern retirement solutions platform. This plan included the wind-down of the previously reported Mortgage Originations segment and sale of the previously reported Commercial Originations and Lenders Services segments as further discussed below. This constitutes a strategic shift that has or

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
will have a major effect on our operations and financial results. As such, the results of our previously reported Mortgage Originations, Commercial Originations, and Lenders Services segments are reported as discontinued operations for all periods presented, in accordance with ASC 205.
Mortgage Originations Segment
On October 20, 2022, the Board of the Company authorized a plan to discontinue the operations of the Company’s previously reported Mortgage Originations segment, other than the Home Improvement channel. The Disposition commenced in the fourth quarter of 2022 and was completed on February 28, 2023. The operations of the Home Improvement channel are now reported as part of the Company's Retirement Solutions segment.
Lender Services Segment
On February 1, 2023, the Company's indirect subsidiary, Incenter, entered into an agreement to sell one hundred percent of (i) the issued and outstanding shares of capital stock of ANTIC, a direct subsidiary of Incenter and an indirect subsidiary of the Company, and (ii) the issued and outstanding membership interests of BNT, a direct subsidiary of Incenter and an indirect subsidiary of the Company. The closing of the ANTIC and BNT sale was completed on July 3, 2023. The Company has historically included the operations of ANTIC and BNT in its previously reported Lender Services operating segment.
On March 30, 2023, the FoA Equity Board authorized a plan to sell assets making up the remainder of the Company's previously reported Lender Services operating segment, with the exception of its Incenter Solutions LLC operating service subsidiary. The operations of Incenter Solutions LLC are now reported as part of the Company's Corporate and Other segment. The Company sold the remainder of the assets on June 30, 2023 in two separate transactions for an aggregate consideration of $17.5 million which includes $4.8 million in cash and a $12.7 million note receivable.
Commercial Originations Segment
On February 19, 2023, the Company’s indirect subsidiary, FAH, entered into an agreement to sell certain operational assets of FAM, operating as FACo. This transaction closed on March 14, 2023. The Company has historically included the operations of FACo in its previously reported Commercial Originations operating segment. This transaction did not include FACo’s financial assets as of closing, comprised of loans and securitization assets, which will continue to be sold or otherwise paid in full or liquidated in the ordinary course of business. Following the closing of the FACo transaction, FAM no longer operates in the business of originating business purpose loans to residential real estate investors.
Related-Party Promissory Note
On January 31, 2023, FoA Equity entered into an amendment to its revolving Working Capital Promissory Notes dated June 14, 2019 with certain funds affiliated with Blackstone Inc. and an entity controlled by Brian L. Libman, to increase the aggregate commitments for revolving borrowings thereunder from $50.0 million to $60.0 million and to extend their maturity from July 31, 2023 to October 31, 2023. Additionally, on March 13, 2023, FoA Equity entered into a subsequent amendment to its revolving Working Capital Promissory Notes to extend their maturity from October 31, 2023 to May 15, 2024. The additional liquidity and extended term provides investment capital for growth initiatives and strategic opportunities currently in process by the Company, as well as other general corporate purposes. The Working Capital Promissory Notes, which are structured with simultaneous draw and paydown terms, are secured by certain tangible assets of the Borrower and bear interest at rate per annum equal to 6.5%. Further, on August 8, 2023, FoA Equity entered into amendments to its revolving working capital promissory notes dated June 14, 2019 (as amended, the “Promissory Notes”) with certain funds affiliated with Blackstone Inc. and an entity controlled by Brian L. Libman, to extend their maturity from May 15, 2024 to November 30, 2024, increase their interest rate from 6.5% per annum to 10% per annum and provide for a future additional increase of their interest rate to 15% per annum effective May 15, 2024.
AAG Transaction
On December 6, 2022, the Company entered into an agreement described above as the AAG Transaction, which closed on March 31, 2023. The Company completed the acquisition of the assets and liabilities associated with the AAG Transaction for a total purchase consideration of $215.4 million.
The Company has determined that the AAG Transaction should be considered an asset acquisition, because substantially all of the fair value of the acquired assets was concentrated in a single group of similar assets. Under the accounting for asset acquisitions, the acquisition is recorded using a cost accumulation and allocation model

Finance of America Companies Inc. and Subsidiaries Notes to Consolidated Financial Statements
under which the cost of the acquisition is allocated on a relative fair value basis to the assets acquired and liabilities assumed. Acquisition-related transaction costs are capitalized as a component of the cost of the assets acquired. Consequently, no goodwill was recognized as part of this transaction.
On March 31, 2023, in conjunction with the closing of the AAG Transaction, 21,739,132 shares of Company Class A Common Stock were issued to the Investors for $30.0 million. Refer to Note 33 - Related-Party Transactions for additional information.